     As filed with the Securities and Exchange Commission on August 22, 1996
                                                  Registration No. 33-__________

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                     FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         DELPHOS CITIZENS BANCORP, INC.

      CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION OF DELPHOS 401(K) PLAN (exact name of registrant as specified in its certificate of incorporation)

DELAWARE                                             6035
(state or other jurisdiction of                (Primary Standard                 BEING APPLIED FOR
incorporation or organization)            Classification Code Number)           (IRS Employer Identification No.)

                               114 EAST 3RD STREET
                              DELPHOS, OHIO  45833
                                 (419) 692-2010
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              JOSEPH R. REINEMEYER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
            CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION OF DELPHOS
                              DELPHOS, OHIO  45833
                                 (419) 692-2010
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                          WILLIAM E. DONNELLY, ESQUIRE
                             KENT M. KRUDYS, ESQUIRE
                           MULDOON, MURPHY & FAUCETTE
                           5101 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20016
                                 (202) 362-0840

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

- --------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF          AMOUNT TO        PURCHASE PRICE    AGGREGATE OFFERING     REGISTRATION
  SECURITIES TO BE REGISTERED     BE REGISTERED         PER SHARE           PRICE (1)              FEE
- --------------------------------------------------------------------------------------------------------------
         Common Stock               2,049,875
        $.01 par Value               Shares              $10.00            $20,498,750           $7,069
- --------------------------------------------------------------------------------------------------------------
         Participation               16,000
           Interests                 Shares              -------             -------               (2)
- --------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) The securities of Delphos Citizens Bancorp, Inc. to be purchased by the Citizens Federal Savings and Loan Association 401(k) Plan are included in the amount shown for Common Stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                         DELPHOS CITIZENS BANCORP, INC.

     Cross Reference Sheet Showing Location in the Subscription and Community Offering Prospectus ("Prospectus") of Information Required by Items of Form S-l:

     REGISTRATION STATEMENT ITEM AND CAPTION      PROSPECTUS HEADINGS
     ---------------------------------------      -------------------

l.   Forepart of the Registration Statement       Front Cover Page
     and Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Page     Inside Front and Outside Back
     of Prospectus                                Cover Pages

3.   Summary Information, Risk Factors and        Summary; Risk Factors
     Ratio of Earnings to Fixed Charges

4.   Use of Proceeds                              Use of Proceeds

5.   Determination of Offering Price              The Conversion-- Stock Pricing

6.   Dilution                                     Not Applicable

7.   Selling Security Holders                     Not Applicable

8.   Plan of Distribution                         Front Cover Page; The
                                                  Conversion -- Subscription
                                                  Offering and Subscription
                                                  Rights; --Community Offering;
                                                  --Syndicated Community
                                                  Offering

9.   Description of Securities to be Registered   The Conversion -- Certain
                                                  Restrictions on Purchases or
                                                  Transfer of Shares After
                                                  Conversion; Restrictions on
                                                  Acquisition of the Company and
                                                  the Association; Description
                                                  of the Capital Stock of the
                                                  Company; Description of the
                                                  Capital Stock of the
                                                  Association

10.  Interests of Named Experts and Counsel       Not Applicable

11.  Information with Respect to the Registrant   Front Cover Page; Delphos
                                                  Citizens Bancorp, Inc.;
                                                  Citizens Federal Savings and
                                                  Loan Association of Delphos;
                                                  Dividend Policy; Consolidated
                                                  Statements of Operations;
                                                  Management's Discussion and
                                                  Analysis of Financial
                                                  Condition and Results of
                                                  Operations of the Association;
                                                  Business of the Association;
                                                  Regulation; The Board of
                                                  Directors and Management of
                                                  the Company; The Board of
                                                  Directors and Management of
                                                  the Association; The
                                                  Conversion; Description of the
                                                  Capital Stock; Financial
                                                  Statements

12.  Disclosure of Commission Position on         Not Applicable
     Indemnification for Securities Act
     Liabilities

[To be used in connection with the Syndicated Community Offering only]

SYNDICATED PROSPECTUS SUPPLEMENT


                         DELPHOS CITIZENS BANCORP, INC.
           (PROPOSED HOLDING COMPANY FOR CITIZENS BANK OF DELPHOS, NOW
             KNOWN AS CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                                   OF DELPHOS)

                        __________ SHARES OF COMMON STOCK


     Delphos Citizens Bancorp, Inc. (the "Company"), a Delaware corporation, is offering for sale in a syndicated community offering (the "Syndicated Community Offering") __________ shares, at a per share price of $10.00, of its common stock, par value $.01 per share (the "Common Stock"), to be issued upon the conversion of Citizens Federal Savings and Loan Association of Delphos, Delphos, Ohio (the "Association") from a federally chartered mutual savings association to a federally chartered stock savings bank, to be known as Citizens Bank of Delphos, and the issuance of the Association's outstanding capital stock to the Company pursuant to a plan of conversion (the "Plan of Conversion"). The remaining __________ shares of the Common Stock have been subscribed for in subscription and community offerings (the "Subscription and Community Offerings") by the Association's holders of deposit accounts with the Association with a balance of $50 or more as of December 31, 1994, by the Citizens Bank of Delphos Employee Stock Ownership Plan, a tax-qualified employee benefit plan, and related trust (the "ESOP"), by holders of deposit accounts with a balance of $50 or more as of _______, 199_, by certain other account holders and borrowers of the Association and then by certain members of the general public. See "The Conversion - General." Contained herein is the Prospectus in the form used in the Subscription and Community Offerings. The purchase price for all shares purchased in the Syndicated Community Offering will be the same as the price paid by subscribers in the Subscription and Community Offerings (the "Purchase Price"). The Purchase Price of $10.00 per share is the amount to be paid for each share at the time a purchase order is submitted. See the cover page of the Prospectus and the table below for information as to the method by which the range within which the number of shares offered may vary and the method of subscribing for shares of the Common Stock.

     Funds submitted to the Association with purchase orders will earn interest at the Association's passbook rate of interest from the date of receipt until completion or termination of the Conversion. The Syndicated Community Offering will expire no later than _______________, 1996, unless extended by the Association and the Company with the approval of the Office of Thrift Supervision (the "OTS"). Such extensions may not go beyond _______________, 1998. If an extension of time has been granted, all subscribers will be notified of such extension, and of their rights to confirm their subscriptions, or to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which the subscriber must notify the Association of his intention to confirm, modify or rescind his subscription. If an affirmative response to any resolicitation is not received by the Association and the Company from subscribers, such orders will be rescinded and all funds will be returned promptly with interest. The minimum number of shares which may be purchased is 25 shares. Except for the ESOP, which may purchase up to 10% of the total number of shares of Common Stock issued in the Conversion, no person, together with associates of and persons acting in concert with such person, may purchase more than the total number of shares offered in the Community Offering and the Syndicated Community Offering that could be purchased for $_______ at the Purchase Price and no person, together with associates of and persons acting in concert with such person, may purchase more than 0.5% of the total number of shares issued in the Conversion. See "Plan of Conversion - Subscription Rights and Limitations on Common Stock Purchases." The Company reserves the right, in its absolute discretion, to accept or reject, in whole or in part, any or all subscriptions in the Syndicated Community Offering.

     The Company and the Association have engaged Charles Webb & Company ("Webb"), a Division of Keefe, Bruyette & Woods, Inc., to assist them in the sale of the Common Stock in the Syndicated Community Offering. It is anticipated that Webb will use the services of other registered broker-dealers ("Selected Dealers") and that fees to Webb and such Selected Dealers will be _____% of the aggregate Purchase Price of the shares sold in the Syndicated Community Offering. Neither Webb nor any Selected Dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Community Offering.

     The Common Stock has been approved for quotation upon issuance on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market under the symbol "DCBI." Prior to this offering, there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop. The absence or discontinuance of a market may have an adverse impact on both the price and liquidity of the stock.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, DEPARTMENT OF THE TREASURY, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE, OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED.


                                                  Estimated                             Estimated Net Proceeds
                                                Underwriting       Estimated Net           of Subscription,
                                                 Commissions        Proceeds of                Community
                             Syndicated           and Offer         Syndicated               and Syndicated
                             Community             Fees and          Community                  Community
                           Offering Price        Expenses(1)          Offering              Offerings(2)(3)
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------
Minimum Per Share              $10.00            $                   $                   $
- --------------------------------------------------------------------------------------------------------------
Midpoint Per Share             $10.00            $                   $                   $
- --------------------------------------------------------------------------------------------------------------
Maximum Per Share              $10.00            $                   $                   $
- --------------------------------------------------------------------------------------------------------------
Total Minimum(4)               $                 $                   $                   $
- --------------------------------------------------------------------------------------------------------------
Total Midpoint                 $                 $                   $                   $
- --------------------------------------------------------------------------------------------------------------
Total Maximum(4)               $                 $                   $                   $
- --------------------------------------------------------------------------------------------------------------
Total Maximum, As Adjusted(5)  $                 $                   $                   $
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------


- ---------------
(1) Consists of a pro rata allocation of estimated expenses of the Association and the Company in connection with the Conversion (other than estimated fees to be paid to Webb for services in connection with the Subscription and Community Offerings) and estimated compensation of Webb and Selected Dealers in connection with the sale of the remaining shares in the Syndicated Community Offering which fees are estimated to be $__________ million and $__________ million at the minimum and the maximum of the estimated price range and may be deemed to be underwriting fees. The information under "Pro Forma Data" in the Prospectus was based on the assumptions stated therein, which may differ from the estimates used for this table. See "The Conversion - Marketing and Underwriting Arrangements" for a more detailed discussion of fee arrangements.
(2) The Company applied to retain up to 50% of the net proceeds. The balance of the net proceeds will be transferred to the Association in exchange for all of the capital stock of the Association to be issued in connection with the Conversion.
(3) The net proceeds of the Subscription and Community Offerings (based upon the sale of the __________ shares subscribed for at a price of $10.00 per share and after allocation of a pro rata portion of the estimated expenses relating to the Conversion) are estimated to be $__________.
(4) Based on an estimated price range of $__________ to $__________ at $10.00 per share (the "Estimated Price Range). The Total Minimum reflects the sale of __________ shares at a per share price of $10.00, leaving a total of __________ shares to be sold in the Syndicated Community Offering.
(5) Gives effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following commencement of the offerings. See "The Conversion - Stock Pricing." For a discussion of the distribution and allocation of the additional shares, see "The Conversion - Subscription Rights and Limitations on Common Stock Purchases."






                            CHARLES WEBB & COMPANY,
                   A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.

                         -------------------------------


         The date of this Prospectus Supplement is _______________, 1996

PROSPECTUS

                         DELPHOS CITIZENS BANCORP, INC.
  (Proposed Holding Company for Citizens Bank of Delphos, now known as Citizens
                 Federal Savings and Loan Association of Delphos)

                     Up to 1,782,500 Shares of Common Stock
                         $10.00 Purchase Price Per Share

     Delphos Citizens Bancorp, Inc. (the "Company" or "Delphos Citizens"), a Delaware corporation, is offering up to 1,782,500 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Citizens Federal Savings and Loan Association of Delphos (the "Association" or "Citizens Federal") from a federally chartered mutual savings and loan association to a federally chartered stock savings bank to be known as Citizens Bank of Delphos pursuant to the Association's plan of conversion (the "Plan" or "Plan of Conversion"). The simultaneous conversion of the Association to stock form, the issuance of the Association's stock to the Company and the offer and sale of the Common Stock by the Company are herein referred to as the "Conversion." In certain circumstances, the Company may increase the amount of Common Stock offered hereby to 2,049,875 shares. See Footnote 5 to the table below.

     FOR ADDITIONAL INFORMATION ON HOW TO SUBSCRIBE FOR COMMON STOCK, PLEASE CALL THE STOCK INFORMATION CENTER AT 419-____-____.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE 12.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER
         FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH
           COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                                                             ESTIMATED UNDERWRITING
                                                        SUBSCRIPTION           AND OTHER FEES AND               ESTIMATED
                                                          PRICE(1)                 EXPENSES(2)               NET PROCEEDS(3)
- -------------------------------------------------------------------------------------------------------------------------------
 Per Share(4)  . . . . . . . . . . . . . . . . .           $10.00                     $0.33                       $9.67
 Total Minimum(1)  . . . . . . . . . . . . . . .         $13,175,000                $480,000                   $12,695,000
 Total Midpoint(1) . . . . . . . . . . . . . . .         $15,500,000                $513,000                   $14,987,000
 Total Maximum(1)  . . . . . . . . . . . . . . .         $17,825,000                $544,000                   $17,281,000
 Total Maximum, as adjusted(5) . . . . . . . . .         $20,498,750                $581,000                   $19,917,750

(1) Determined in accordance with an independent appraisal prepared by Keller & Company, Inc. ("Keller") dated August 9, 1996, which states that the estimated aggregate pro forma market value of the Common Stock ranged from $13.2 million to $17.8 million, with a midpoint of $15.5 million (the "Valuation Range"). Based on the Valuation Range, the Boards of Directors of the Company and the Association established the estimated price range of $13.2 million to $17.8 million (the "Estimated Price Range"), or between 1,317,500 and 1,782,500 shares of Common Stock at a price of $10.00 per share (the "Purchase Price") to be paid for each share of Common Stock subscribed for or purchased in the offerings. Keller's appraisal is based upon estimates and projections that are subject to change, and the valuation must not be construed as a recommendation as to the advisability of purchasing such shares nor that a purchaser will thereafter be able to sell such shares at or above the Purchase Price. See "The Conversion - Stock Pricing" and "- Number of Shares to be Issued."

(2) Consists of the estimated costs to the Association and the Company arising from the Conversion, including estimated fixed expenses and marketing fees to be paid to Charles Webb & Company ("Webb"), a Division of Keefe, Bruyette & Woods, Inc. ("KBW") in connection with the Subscription and Community Offerings as hereafter defined, which fees are estimated to be $171,315 and $235,485 at the minimum and the maximum of the Estimated Price Range, respectively. See "The Conversion - Marketing and Underwriting Arrangements." Webb may be deemed to be an underwriter, and certain amounts to be paid to Webb may be deemed to be underwriting fees for purposes of the Securities Act of 1933, as amended (the "Securities Act"). See "Pro Forma Data" for the assumptions used to arrive at these estimates. The actual fees and expenses may vary from the estimates.

(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in each of the offerings and other factors. Includes the purchase of shares of Common Stock by the Citizens Bank of Delphos Employee Stock Ownership Plan and related trust (the "ESOP") funded by a loan from the Company to the ESOP, which will initially be deducted from the Company's stockholders' equity. See "Use of Proceeds," "Pro Forma Data" and "The Conversion - Stock Pricing."

(4) Based on the midpoint of the Valuation Range. The estimated net proceeds per share at the minimum, maximum and maximum, as adjusted, are expected to be $9.64, $9.69 and $9.72, respectively.

(5) As adjusted to reflect the sale of up to an additional 15% of the Common Stock which may be offered at the Purchase Price, without resolicitation of subscribers or any right of cancellation, due to regulatory considerations, changes in market conditions or general financial and economic conditions. See "Pro Forma Data" and "The Conversion - Stock Pricing." For a discussion of the distribution and allocation of the additional shares, if any, see "The Conversion - Subscription Offering and Subscription Rights," "- Community Offering" and "- Limitations on Common Stock Purchases."

                             CHARLES WEBB & COMPANY
                   A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.

                THE DATE OF THIS PROSPECTUS IS ________ __, 1996.

(CONTINUED FROM PREVIOUS PAGE)

     NON-TRANSFERABLE RIGHTS TO SUBSCRIBE FOR THE COMMON STOCK IN A SUBSCRIPTION OFFERING (THE "SUBSCRIPTION OFFERING") HAVE BEEN GRANTED, IN ORDER OF PRIORITY, TO EACH OF THE ASSOCIATION'S ELIGIBLE ACCOUNT HOLDERS, THE ESOP, THE ASSOCIATION'S SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS, AND CERTAIN OTHER MEMBERS, (EACH AS DEFINED IN THE PLAN OF CONVERSION). SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE. PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO THE FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION ("OTS"). Concurrently, and subject to the prior rights of holders of subscription rights, the Company is offering the shares of Common Stock not subscribed for in the Subscription Offering for sale in a community offering (the "Community Offering") to certain members of the general public, with preference given to natural persons residing in postal zip code 45833, which generally encompasses the city of Delphos in the State of Ohio (the Subscription Offering and Community Offering are referred to collectively as the "Subscription and Community Offerings"). Depending on market conditions, the shares may be offered for sale to certain members of the public on a best efforts basis through a syndicate of registered broker-dealers be coordinated by Webb (the "Syndicated Community Offering") (the Subscription and Community Offerings and the Syndicated Community Offering are referred to collective as the "Offerings"). See "The Conversion - Subscription Offering and Subscription Rights," "- Community Offering," "-Syndicated Community Offering" "- Restrictions on Transfer of Subscription Rights and Shares" and
"- Limitations on Common Stock Purchases."

     Except for the ESOP, which intends to subscribe for 8.0% of the total number of shares of Common Stock issued in the Conversion, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may, in their capacity as such, subscribe in the Subscription Offering for more than 0.5% (8,912 shares based on the issuance of 1,782,500 shares) of the total number of shares of Common Stock offered in the Conversion; no person, together with associates of and persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering more than 0.5% (8,912 shares based on the issuance of 1,782,500 shares) of the total number of shares of Common Stock offered in the Conversion; and no person, together with associates of and persons acting in concert with such person, may purchase in the Offerings more than the overall maximum purchase limitation of 1.0% (17,825 shares based on the issuance of 1,782,500 shares) of the total number of shares of Common Stock to be issued in the Conversion, in each case, exclusive of any shares issued pursuant to an increase in the Estimated Price Range of up to 15%; provided, however, that the overall maximum purchase limitation may be increased and the amount that may be subscribed for may be increased or decreased in the sole discretion of the Association or the Company without further approval of the Association's members. See "The Conversion - Subscription Offering and Subscription Rights," - "Community Offering" and "- Limitations on Common Stock Purchases." The minimum purchase is 25 shares. The Company and the Association reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all subscriptions in the Community Offering, either at the time of receipt of an order or as soon as practicable following the termination of the Offerings.

     The Association has engaged Webb to consult with and advise the Company and the Association with respect to the Offerings and Webb has agreed to assist the Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Neither Webb nor any other registered broker-dealer is obligated to take or purchase any shares of Common Stock in the Offerings. The Association and the Company will pay a fee to Webb which will be based on the aggregate Purchase Price of the Common Stock sold in the Offerings. The Company and the Association have agreed to indemnify Webb against certain liabilities arising under the Securities Act. See "The Conversion - Marketing and Underwriting Arrangements."

     THE SUBSCRIPTION AND COMMUNITY OFFERINGS WILL TERMINATE AT ________, EASTERN TIME, ON ________, 1996 (THE "EXPIRATION DATE") UNLESS EXTENDED BY THE ASSOCIATION AND THE COMPANY, WITH APPROVAL OF THE OTS, IF NECESSARY. Subscriptions paid by cash, check, bank draft or money order will be placed in a segregated account at the Association and will earn interest at the Association's passbook rate of interest from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Association will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Orders submitted are irrevocable until the completion of the Conversion; provided that, if the Conversion is not completed within 45 days after the close of the Subscription and Community Offerings, unless such period has been extended with the consent of the OTS, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. If an extension of time has been granted, all subscribers will be notified of such extension, and of any rights to confirm their subscriptions, or to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which the subscriber must notify the Association of his intention to confirm, modify or rescind his subscription. A resolicitation of subscribers will also be made if the pro forma market value of the Common Stock is either more then 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range. If an affirmative response to any resolicitation is not received by the Company from a subscriber, such order will be rescinded and all funds will be returned promptly with interest. Such extensions may not go beyond _____, 1998. See "The Conversion - Subscription Offering and Subscription Rights," "- Community Offering" and "- Procedure for Purchasing Shares in Subscription and Community Offerings."

     The Company has received conditional approval from the Nasdaq National Market ("Nasdaq") to have its Common Stock quoted on the Nasdaq under the symbol "DCBI" upon completion of the Conversion. Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that the Common Stock will trade at or above the Purchase Price. The absence or discontinuance of a market may have an adverse impact on both the price and liquidity of the Common Stock. See "Risk Factors - Absence of Market for Common Stock" and "Market for Common Stock." KBW has advised the Company that upon completion of the Conversion, it intends to act as a market maker in the Common Stock, depending on the volume of trading and subject to compliance with applicable laws and regulatory requirements. Webb also will assist the Company in obtaining additional market makers.

                                 [MAP GOES HERE]

                                     SUMMARY

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS OF THE ASSOCIATION AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

DELPHOS CITIZENS BANCORP, INC.

     Delphos Citizens is a Delaware corporation recently organized by the Association for the purpose of acquiring all of the capital stock of the Association to be issued in the Conversion. Immediately following the Conversion, the only significant assets of the Company will be the capital stock of the Association, the Company's loan to the ESOP, and the net proceeds of the Offerings retained by the Company. The Company will purchase all of the capital stock of the Association to be issued upon the Conversion in exchange for 50% of the net proceeds with the remaining net proceeds to be retained by the Company. Net proceeds retained by the Company will be used for general business activities, including a loan by the Company directly to the ESOP to enable the ESOP to purchase 8.0% of the Common Stock issued in the Conversion. On an interim basis, the net proceeds are expected to be invested in short to intermediate-term investment securities and mortgage-backed securities. See "Use of Proceeds," "Business of the Association" and "Regulation - Holding Company Regulation."

     The Company's executive offices are located at the home office of the Association at 114 East 3rd Street, Delphos, Ohio, 45833 (419) 692-2010.

CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION OF DELPHOS

     The Association conducts business from its home office in Delphos, Ohio. At May 31, 1996, the Association had total assets of $91.7 million, loans receivable of $69.6 million, total deposits of $79.1 million, and total equity of $11.4 million. The Association's deposits are insured up to the maximum allowable amount by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

     The Association is a community-oriented savings institution and, as such, its primary business consists of accepting deposits from customers within its market area and making conventional mortgage loans secured by one -to four-family residences within its market area, which it retains within its portfolio. At May 31, 1996, 83.35% of Citizens Federal's total gross loan portfolio consisted of one- to four-family mortgage loans. To a significantly lesser extent, the Association invests in construction and land loans (primarily to individual borrowers for the construction of owner-occupied residential properties), commercial real estate loans, multi-family loans and consumer loans. In addition to its lending activities, Citizens Federal also invests in mortgage-backed and investment securities, primarily those insured or guaranteed by governmental agencies. At May 31, 1996, mortgage-backed and other securities totalled $16.2 million, or 17.7% of total assets, and total loans totalled $69.6 million, or 75.9% of total assets. Citizens Federal's primary source of funds is deposit accounts, which totalled $79.1 million, or 86.3% of total liabilities at May 31, 1996. Certificate accounts represented 72.2% of the Association's total deposits.

     Financial highlights of Citizens Federal include the following:

 - ASSET QUALITY. The Association has historically maintained low levels of non-performing assets, primarily due to management's emphasis upon one- to four-family mortgage lending and conservative underwriting standards. The Association's ratio of non-performing assets to total assets was 0.35% at May 31, 1996 and was 0.28%, 0.33%, 0.41%, 0.50% and 0.76% at

     September 30, 1995, 1994, 1993, 1992 and 1991, respectively. See "Business of the Association - Lending Activities - Non-Performing Assets." The Association's total loan charge-offs for the five-year period ended September 30, 1995 amounted to $22,000.

- -    PROFITABILITY.  The Association has maintained consistent levels of profitability, earning $582,000 for the eight months ended May 31, 1996 and $944,000, $912,000, $971,000, $909,000 and $709,000 for the years ended
     September 30, 1995, 1994, 1993, 1992 and 1991. The Association's return on average assets for the eight months ended May 31, 1996 was 0.97% (annualized) and has averaged 1.22% over the five year period ended September 30, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

- -    CAPITAL STRENGTH.  The Association's regulatory capital ratios exceeded required minimum levels at May 31, 1996 with tangible, core and risk-based capital ratios of 12.41%, 12.41% and 27.01%, respectively, as compared to required minimum ratios of 1.50%, 3.00% and 8.00%, respectively. Assuming the Company utilizes 50% of the net proceeds from the sale of the Common Stock at the midpoint of the Estimated Price Range to purchase the Association's capital stock, the Association's pro forma tangible, core and risk-based capital levels at May 31, 1996 would be 18.0%, 18.0%, and 40.5%, respectively. See "Regulatory Capital Compliance."


THE CONVERSION AND THE SUBSCRIPTION AND COMMUNITY OFFERINGS

     On June 11, 1996, the Board of Directors of the Association adopted the Plan of Conversion. Pursuant to the Plan, the Association is converting from a federally chartered mutual savings and loan association to a federally chartered stock savings bank to be known as Citizens Bank of Delphos. The Common Stock of the Company will be offered and sold hereby and all of the outstanding capital stock of the Association will be acquired by the Company in exchange for 50% of the net proceeds of the Offering. The Conversion and the Offerings are subject to OTS approval, which was received on _______________, 1996, and approval of the Association's members at a special meeting to be held on ________, 1996 (the "Special Meeting"). See "The Conversion - General."

     The Association is converting to the stock form to increase its capital and structure itself in a form used by banks, a growing number of savings institutions and other business entities. The Conversion will enhance the Association's ability to access capital markets, expand its current operations, acquire other financial institutions or branch offices or diversify into other financial services, to the extent allowable by applicable law and regulation. See "The Conversion - Purposes of Conversion." The holding company form of organization will provide additional flexibility to diversify the Association's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, or other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be better positioned after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. The holding company form of organization also provides certain anti-takeover protection. See "Risk Factors - Certain Anti-Takeover Provisions." The Plan provides that the Board of Directors of the Association may, at any time prior to the issuance of the Common Stock and for any reason, decide not to use a holding company form. See "The Conversion - General".

     Common Stock offered in the Subscription Offering will be offered in the following order of priority: (1) depositors whose accounts with the Association totalled $50 or more on December 31, 1994 ("Eligible Account Holders"); (2) the ESOP; (3) depositors whose accounts with the Association totalled $50 or more on ____________ ("Supplemental Eligible Account Holders"); and (4) other members of the

Association, consisting of depositors of the Association as of ___________, the voting record date ("Voting Record Date") for the Special Meeting and borrowers with loans outstanding as of May 20, 1996 which continue to be outstanding as of the Voting Record Date, other than those members who otherwise qualify as Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"). Subject to the prior rights of holders of subscription rights, Common Stock not subscribed for in the Subscription Offering is being concurrently offered in the Community Offering to certain members of the general public, with preference given to natural persons residing in postal zip code 45833, which generally encompasses the City of Delphos in the State of Ohio.
The Company and Webb may also agree to utilize a Syndicated Community Offering in connection with the sale of shares of Common Stock not subscribed for in the Subscription and Community Offering. The Company and the Association reserve the right, in their absolute discretion, to reject or accept, in whole or in part, any orders in the Community Offering, either at the time of receipt of an order or as soon as practicable following the Expiration Date. If an order is rejected, the funds submitted with such order will be returned promptly. Subscription rights will expire if not exercised by _________, Eastern Time, on ________, 1996, unless extended by the Association and the Company. See "The Conversion - Subscription Offering and Subscription Rights," "- Community Offering" and "- Marketing and Underwriting Arrangements."

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

     To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. Order forms will only be distributed with a Prospectus. Execution of the order form will confirm receipt of the Prospectus in accordance with Rule 15c2-8. The Association and the Company are not obligated to accept orders not submitted on original order forms. Order forms unaccompanied by an executed acknowledgment form will not be accepted. Payment by check, money order, bank draft, cash or debit authorization to an existing account at the Association must accompany the order and acknowledgment forms.
No wire transfers will be accepted. The Association is prohibited from lending funds to any person or entity for the purpose of purchasing shares of Common Stock in the Conversion.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, such depositors and borrowers must list all deposit and/or loan accounts on the order form, giving all names on each account and the account numbers. Failure to properly list all account numbers may result in the inability of the Company or the Association to fill all or part of a subscription order. In addition, registration of shares in a name or title different from the names or titles listed on the account may adversely affect such subscriber's purchase priority. See "The Conversion - Procedure for Purchasing Shares in Subscription and Community Offerings."

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. The Company and the Association will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."

     Following the Conversion there generally will be no restrictions on the transfer or sale of shares by purchasers other than affiliates of the Company and the Association. See "Regulation - Federal Securities Laws" and "The Conversion - Certain Restrictions on Purchase or Transfer of Shares After Conversion."

PURCHASE LIMITATIONS

     The minimum purchase in the Subscription and Community Offerings is 25 shares. The ESOP intends to subscribe for 8.0% of the shares of Common Stock issued in the Conversion pursuant to the subscription rights granted under the Plan. No Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, in their capacity as such, may subscribe in the Subscription Offering for more than 0.5% (8,912 shares based on the issuance of 1,782,500 shares) of the Common Stock to be issued; no person, together with associates of or persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering in the aggregate more than 0.5% (8,912 shares based on the issuance of 1,782,500 shares) of the Common Stock issued; and no person, together with associates of or persons acting in concert with such person, may purchase in the Offerings more than the overall maximum purchase limitation of 1.0% (17,825 shares based on the issuance of 1,782,500 shares) of the total number of shares of Common Stock to be issued in the Conversion, in each case, exclusive of any shares issued pursuant to an increase in the Estimated Price Range of up to 15%. At any time during the Conversion and without further approval by the Association's members, the Company and the Association may in their sole discretion decrease the maximum purchase limitation below 0.5% (8,912 shares based on the issuance of 1,782,500 shares) of the Common Stock to be issued in the Subscription and Community Offerings. Additionally, at any time during the Conversion and without further approval by the Association's members or the resolicitation of subscribers, the Company and the Association may in their sole discretion increase the overall maximum purchase limitation and/or increase the amount that may be subscribed for in the Subscription and Community Offerings up to 5.0% of the shares to be issued in the Conversion. Prior to consummation of the Conversion, if the maximum purchase limitation is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Association may be, given the opportunity to increase their subscriptions up to the then applicable limit. See "The Conversion - Limitations on Common Stock Purchases." In the Community Offering, a preference will be given to natural persons residing in postal zip code 45833, which generally encompasses the City of Delphos in the State of Ohio. See "The Conversion - Community Offering." In the event of an increase in the Estimated Price Range, the additional shares will be distributed and allocated to fill unfilled orders in the Subscription and Community Offerings, with priority given to the ESOP, without any resolicitation of subscribers, as described in "The Conversion - Subscription Offering and Subscription Rights," "- Community Offering" and "- Limitations on Common Stock Purchases."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION

     Federal regulations require that the aggregate purchase price of the Common Stock to be issued in the Conversion be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock giving effect to the Conversion. Keller & Company, Inc., an independent appraiser, has advised the Association that in its opinion, dated August 9, 1996, the estimated aggregate pro forma market value of the Common Stock ranged from $13.2 million to $17.8 million, with a midpoint of $15.5 million.

     THE APPRAISAL OF THE COMMON STOCK IS NOT INTENDED AND SHOULD NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH STOCK NOR CAN ANY ASSURANCE BE GIVEN THAT PURCHASERS OF THE COMMON STOCK IN THE CONVERSION WILL BE ABLE TO SELL SUCH SHARES AT OR ABOVE THE PURCHASE PRICE AFTER THE COMPLETION OF THE CONVERSION.

     Based upon the above Valuation Range, the Board of Directors of the Association has established the Estimated Price Range of $13.2 million to $17.8 million, or between 1,317,500 and 1,782,500 shares of Common Stock at the Purchase Price of $10.00 per share. All shares of Common Stock issued in the Conversion will be sold at the Purchase Price of $10.00 per share, as determined by the Association and approved by the Company. The actual number of shares to be issued in the Conversion will be determined by the Company and the Association based upon the final updated estimate at the completion of the Offerings of the aggregate pro forma market value of the Common Stock giving effect to the Conversion. The maximum of the Estimated Price Range may be increased by up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased up to 2,049,875 shares due to regulatory considerations, changes in market conditions or general financial and economic conditions. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock are less than the minimum or more than 15% above the maximum of the current Estimated Price Range. See "Risk Factors - Possible Increase in Estimated Price Range and Number of Shares Issued," "Pro Forma Data," and "The Conversion - Stock Pricing" and "- Number of Shares to be Issued."


USE OF PROCEEDS

     Net proceeds from the sale of the Common Stock are estimated to be between $12.7 million and $17.3 million (or $19.9 million if the Estimated Price Range is increased by 15%) depending on the number of shares sold and the expenses of the Conversion. See "Pro Forma Data." The Company will purchase all of the outstanding capital stock of the Association to be issued upon Conversion in exchange for 50% of the net proceeds with the remaining net proceeds to be retained by the Company. In determining the amount of net proceeds to be used for the purchase of the capital stock of the Association, consideration was given to such factors as the regulatory capital position of the Association (both before and after giving effect to the Conversion) and the rules and regulations of the OTS governing the amount of proceeds which may be retained by the Company. Net proceeds to be retained by the Company after the purchase of the capital stock of the Association, and including the loan to the ESOP, are estimated to be between $6.3 million and $8.6 million (or $10.0 million if the Estimated Price Range is increased by 15%). The Company will be unable to utilize any of the net proceeds until the close of the Offerings.

     Net proceeds retained by the Company will be used for general business purposes, including a loan by the Company directly to the ESOP and, subject to applicable limitations, may be used for the possible payment of dividends and repurchases of Common Stock. The Board of Directors of the Company does not intend to initially pay dividends on the Common Stock. The Board of Directors may consider a policy of paying dividends on the Common Stock in the future. No decision has been made as to the amount or timing of any such dividends, if any. See "Dividend Policy." Assuming the acquisition by the ESOP of 8.0% of the shares to be issued in the Conversion, the amount of the loan to the ESOP is estimated to be between $1.1 million and $1.4 million (or $1.6 million if the Estimated Price Range is increased by 15%) to be repaid over a 17 year period at an interest rate of 8.25%. See "The Board of Directors and Management of the Association - Benefits - Employee Stock Ownership Plan and Trust." Funds received by the Association from the Company's purchase of its capital stock will be used for general business purposes. See "Business of the Association." The Company and the Association may also use such funds to expand operations through the acquisition or establishment of branch offices and the acquisition of other financial institutions. Neither the Company nor the Association has any pending agreements or understandings regarding acquisitions of any specific financial institutions or branch offices. On an interim basis, the net proceeds are expected to be invested in short to intermediate-term investment securities and mortgage-backed securities. See "Use of Proceeds."

DIVIDEND POLICY

     The Board of Directors of the Company intends to consider a policy of paying cash dividends on the Common Stock. However, no decision has been made
as to the amount or timing of such dividends, if any.    See "Dividend Policy."

RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors. The factors discussed therein include:
Potential Impact of Changes in Interest Rates, Concentration in Real Estate Lending in Northwestern Ohio, Increased Credit Risks Associated with Multi-Family and Commercial Real Estate Loans, Competition, Benefits to Management and Directors, Possible Dilutive Effect of Stock Programs and Stock Options, Certain Anti-Takeover Provisions, Absence of Market for Common Stock, Possible Increase in Estimated Price Range and Number of Shares Issued, Financial Institution Regulation and Possible Legislation, Recapitalization of SAIF and Its Impact on SAIF Premiums, Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights and Risk of Delayed Offering.

        SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE ASSOCIATION

     The selected consolidated financial and other data of the Association set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Association and Notes thereto presented elsewhere in this Prospectus.

                                         At MAY 31,                                AT SEPTEMBER 30,
                                                        ----------------------------------------------------------------------
                                           1996(1)         1995           1994           1993           1992           1991
                                         ----------     ----------     ----------     ----------     ----------     ----------
                                                                        (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:

Total assets . . . . . . . . . . . .      $ 91,697       $ 88,022       $ 82,613       $ 77,608       $ 68,322       $ 64,973

Cash and cash equivalents  . . . . .         4,830          4,257          6,331         16,969          9,628          9,162

Investment securities(2) . . . . . .           500            500            500            500          1,000            541

Mortgage-backed securities(2). . . .        14,921         17,421         17,755         10,875          9,705         10,561

FHLB Stock - at cost . . . . . . . .           764            726            570            543            516            488

Loans receivable, net(3) . . . . . .        69,637         64,043         56,451         47,747         46,563         43,479

Deposits . . . . . . . . . . . . . .        79,097         76,664         72,255         68,241         59,973         57,776

Total Equity . . . . . . . . . . . .        11,367         10,799          9,855          8,943          7,972          6,739


                                           FOR THE EIGHT MONTHS ENDED
                                                     MAY 31,                         FOR THE YEAR ENDED SEPTEMBER 30,
                                           --------------------------   ----------------------------------------------------------
                                              1996(1)      1995(1)       1995         1994         1993         1992        1991
                                           ------------ -------------   ------       ------       ------       ------      -------
                                                                           (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA:

Interest income. . . . . . . . . . . . . . .  $ 4,417      $ 4,060      $ 6,217      $ 5,424      $ 5,382      $ 5,682     $ 5,801

Interest expense . . . . . . . . . . . . . .    2,676        2,325        3,601        2,952        3,027        3,391       3,860
                                              -------      -------      -------      -------      -------      -------     -------

  Net interest income. . . . . . . . . . . .    1,741        1,735        2,616        2,472        2,355        2,291       1,941

Provision for loan losses. . . . . . . . . .       --           --           --           60           25           --          --
                                              -------      -------      -------      -------      -------      -------     -------

  Net interest income after
    provision for loan losses. . . . . . . .    1,741        1,735        2,616        2,412        2,330        2,291       1,941

Non-interest income. . . . . . . . . . . . .      159           88          151          261          335          285          58

Non-interest expense . . . . . . . . . . . .    1,018          885        1,342        1,284        1,230        1,057         913
                                              -------      -------      -------      -------      -------      -------     -------

Income before income taxes . . . . . . . . .      882          938        1,425        1,389        1,435        1,519       1,086

Income taxes . . . . . . . . . . . . . . . .      300          319          481          477          464          610         377
                                              -------      -------      -------      -------      -------      -------     -------

Net income . . . . . . . . . . . . . . . . .  $   582      $   619      $   944      $   912      $   971      $   909     $   709
                                              -------      -------      -------      -------      -------      -------     -------
                                              -------      -------      -------      -------      -------      -------     -------

                                                           AT OR FOR THE
                                                        EIGHT MONTHS ENDED              AT OR FOR THE YEAR ENDED
                                                       --------------------                   SEPTEMBER 30,
                                                         MAY 31,   MAY 31,   ----------------------------------------------
                                                         1996(1)   1995(1)    1995      1994      1993      1992      1991
                                                       ---------- ---------  ------    ------    ------    ------    ------
SELECTED FINANCIAL RATIOS AND OTHER
DATA(4):
PERFORMANCE RATIOS:
  Return on average assets . . . . . . . . . . . . . .      .97%     1.09%     1.10%     1.14%     1.32%     1.36%     1.16%
  Return on average equity . . . . . . . . . . . . . .     7.68      8.95      8.94      9.84     12.77     13.61     12.81
  Average equity to average assets . . . . . . . . . .    12.59     12.22     12.30     11.62     10.30     10.01      9.05
  Equity to total assets at end of period. . . . . . .    12.40     12.00     12.27     11.93     11.52     11.67     10.37
  Average interest rate spread(5). . . . . . . . . . .     2.41      2.57      2.54      2.68      2.75      2.86      2.48
  Net interest margin(6) . . . . . . . . . . . . . . .     2.97      3.11      3.10      3.15      3.25      3.49      3.22
  Average interest-earning assets to
    average interest-bearing liabilities . . . . . . .   112.37    112.92    112.20    112.61    111.98    112.18    111.47
  Efficiency ratio(7). . . . . . . . . . . . . . . . .    58.47     51.00     51.29     51.93     52.21     46.12     47.03
  Non-interest expense to average assets . . . . . . .     1.69      1.56      1.56      1.61      1.67      1.58      1.49
REGULATORY CAPITAL RATIOS(8):
  Tangible capital . . . . . . . . . . . . . . . . . .    12.41     12.00     12.27     11.93     11.52     11.67     10.37
  Core capital . . . . . . . . . . . . . . . . . . . .    12.41     12.00     12.27     11.93     11.52     11.67     10.37
  Risk-based capital . . . . . . . . . . . . . . . . .    27.01     28.12     27.90     28.45     27.57     26.98     23.98
ASSET QUALITY RATIOS:
  Non-performing loans as a percent of
    gross loans receivable(9)(10). . . . . . . . . . .     0.43      0.30      0.37      0.46      0.63      0.70      0.67
  Non-performing assets as a percent of
    total assets(10) . . . . . . . . . . . . . . . . .     0.35      0.21      0.28      0.33      0.41      0.50      0.76
  Allowance for loan losses as a percent of
    gross loans receivable(9). . . . . . . . . . . . .     0.13      0.15      0.14      0.16      0.06      0.06      0.05
  Allowance for loan losses as a percent of
    non-performance loans(10). . . . . . . . . . . . .    29.19     49.45     36.99     34.17     10.16      8.43      7.63

- -----------------------------
(1) Financial information at May 31, 1996 and for the eight month periods ended May 31, 1996 and May 31, 1995 is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Ratio data for the eight month periods ended May 31, 1996 and May 31, 1995 are annualized. Interim results at and for the eight months ended May 31, 1996 are not necessarily indicative of the results that may be expected for the year ending September 30, 1996.
(2) The Association adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), effective as of October 1, 1994. Prior to the adoption of SFAS No. 115, investment securities and mortgage-backed securities held for sale were carried at the lower of amortized cost or market value, as adjusted for amortization of premiums and accretion of discounts over the remaining terms of the securities from the dates of purchase.
(3) Loans receivable are shown net of loans in process, net deferred loan origination fees and the allowance for loan losses.
(4) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(5) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6) The net interest margin represents net interest income as a percent of average interest-earning assets.
(7) The efficiency ratio represents non-interest expense as a percent of net interest income before provision for loan losses and non-interest income.
(8) For definitions and further information relating to the Association's regulatory capital requirements, see "Regulation - Federal Savings Institution Regulation - Capital Requirements." See "Regulatory Capital Compliance" for the Association's pro forma capital levels as a result of the Offerings.
(9)   Gross loans receivable are stated at unpaid principal balances.
(10) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non-performing loans consist of all loans 90 days or more past due and all other non-accrual loans. The Association generally ceases accruing interest on loans 90 days or more past due. See "Business of the Association - Non-Performing Assets" and "- Real Estate."

                                  RISK FACTORS

     The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

     The Association's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. A significant portion of the Association's assets consist of fixed-rate residential mortgage loans. At May 31, 1996, the Association had $49.0 million of fixed-rate mortgage loans, or 66.8% of the Association's gross loans receivable, with average weighted maturities of 16.4 years. The Association emphasizes fixed-rate mortgage loans due to the consumer preference for fixed-rate mortgage loans in the Association's market area. The Association also retains in its portfolio all of the loans that it originates, including fixed-rate mortgage loans. Investment in fixed-rate mortgage loans generally results in increased interest rate risk as such loans generally do not reprice as quickly as adjustable-rate mortgage loans during periods of rising interest rates. In addition, the Association generally has accepted deposits for considerably shorter terms than its fixed-rate mortgage loans. At May 31, 1996, the Association had $43.9 million of certificate accounts maturing in less than twelve months. Consequently, management expects that the yield on interest-earning assets of the Association will adjust to changes in interest rates at a slower rate than the cost of the Association's interest-bearing liabilities, and that any significant increase in interest rates will have an adverse effect on the Association's results of operations. The Association attempts to offset the risks associated with its predominantly fixed-rate loan portfolio by investing in adjustable-rate mortgage-backed and other securities and by maintaining a strong level of capital, although the Association also invests in fixed-rate mortgage-backed and other securities.

     Increases in the level of interest rates also may adversely affect the amount of loans originated by the Association, as well as the value of the Association's securities and other interest-earning assets and the resultant ability to realize gains on the sale of such assets. The value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the carrying value of interest-earning assets which could adversely affect the Company's and Association's results of operations if such assets were sold. Increases in interest rates also can adversely affect the type (fixed-rate or adjustable-rate) of loans originated by the Association and the average life of loans and securities, which can adversely impact the yields earned on the Association's loan and securities portfolio. In periods of decreasing interest rates, the average life of loans held by the Association may be shortened to the extent increased prepayment activity occurs during such periods which may result in the Association investing funds from such prepayments in lower yielding assets. Accordingly, the Association's results of operations and financial condition are largely dependent on movements in market interest rates and its ability to manage its assets and liabilities in response to such movements. In addition, fluctuations in interest rates may also result in disintermediation, which is the flow of funds away from depository institutions into direct investments which pay a higher rate of return, and may adversely affect the value of the Association's investment securities and other interest-earning assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk" and "Regulation and Supervision - Capital Requirements."

CONCENTRATION IN REAL ESTATE LENDING IN NORTHWESTERN OHIO

     At May 31, 1996, 97.34% of the Association's total gross loan portfolio was secured by real estate, substantially all of which is located in the Association's primary market area in Northwestern Ohio.

The Association's primary market area includes the city of Lima, which has experienced increases in unemployment in the last several years due to the closing of several large industrial plants. See "Business of the Association
- - Market Area and Competition" and "- Lending Activities." Accordingly, a substantial decline in real estate values or the onset of other recessionary economic conditions in the Association's primary market area could adversely affect the Association's operating results and financial condition by, among other things, requiring increased provisions for loan losses and increased non-interest expense associated with the management and disposition of real estate owned as well as decreasing demand for one- to four-family mortgage loans.

INCREASED CREDIT RISKS ASSOCIATED WITH MULTI-FAMILY AND COMMERCIAL REAL ESTATE LOANS

     At May 31, 1996, $1.4 million, or 1.88%, of the Association's total gross loan portfolio consisted of multi-family loans and $5.1 million, or 6.96%, was secured by commercial real estate loans. Multi-family and commercial real estate loans are generally considered to involve a higher degree of credit risk, to be more vulnerable to deteriorating economic conditions than one- to four-family residential mortgage loans and typically involve higher loan principal amounts. Income producing property values are also subject to greater volatility than owner-occupied residential property values. Repayment of multi-family and commercial real estate loans generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. The Association currently originates loans secured by multi-family and commercial real estate properties on a limited basis. The Association attempts to offset the risks associated with multi-family and commercial real estate lending by primarily lending to individuals who will be actively involved in the management of the property and who have proven management experience. Economic events and government regulations, which are outside the control of the borrower or lender, could impact the value of the security for such loans or the future cash flow of the affected properties. See "Business of the Association - Lending Activities - Multi-family Lending and - Commercial Real Estate Lending."

COMPETITION

     The Association faces significant competition in its market area both in attracting deposits and in originating loans. The Association's primary market area is a competitive market for financial services. The Association faces direct competition from a number of financial institutions, many with a state-wide or regional presence, and, in some cases, a national presence. This competition arises from other savings institutions, commercial banks, credit unions and other providers of financial services, many of which are significantly larger than the Association and therefore have greater financial and marketing resources than the Association. See "Business of the Association - Market Area and Competition."

BENEFITS TO MANAGEMENT AND DIRECTORS

     STOCK PROGRAMS. The Company intends to seek stockholder approval of a performance-based stock program or programs (the "Stock Programs") for the benefit of directors, officers and employees of the Company and the Association at a meeting of stockholders following the Conversion, which, under current OTS regulations, may be held no earlier than six months after completion of the Conversion. Assuming the receipt of stockholder approval, a trustee is expected to acquire Common Stock on behalf of the Stock Programs in an amount equal to 4.0% of the Common Stock issued in the Conversion, or 52,700 shares and 71,300 shares at the minimum and maximum of the Estimated Price Range, respectively. These shares will be acquired either through open market purchases, if permissible, or from authorized but unissued Common Stock. See "- Possible Dilutive Effect of Stock Programs and Stock Options." Although no specific award determinations have been made, the Company anticipates that, if stockholder approval is obtained, it will provide awards to its directors, officers and key employees to the extent permitted by applicable regulations. Current OTS regulations provide that no individual may receive more than 25% of the shares of any plan and non-employee directors may not receive more than 5.0% individually, or 30% in the aggregate, of the shares awarded under any plan. These shares will be awarded at no cost to the recipients. Under the terms of the Stock Programs, the trustee will vote unallocated shares in the same proportion as it receives instructions from recipients with respect to allocated shares which have not been earned and distributed. The trustee will not vote allocated shares which have not been distributed if it does not receive instructions from the recipient. See "The Board of Directors and Management of the Association - Benefits - Stock Programs."

     STOCK OPTION PLANS. The Company also intends to seek stockholder approval of a benefit plan or plans which would provide options to purchase Common Stock to non-employee directors, officers and employees (the "Stock Option Plans") at a meeting of stockholders following the Conversion, which under current OTS regulations may be held no earlier than six months after completion of the Conversion. Although no specific determinations have been made, assuming the receipt of stockholder approval, the Company expects that directors, officers and key employees will be granted options to purchase an amount of authorized but unissued Common Stock or treasury stock, if any, equal to 10% of the Common Stock issued in the Conversion, or 131,750 shares and 178,250 shares at the minimum and maximum of the Estimated Price Range. Under the Stock Option Plans, the exercise price will be equal to the fair market value of the underlying Common Stock on the date of grant. Such options will permit such officers and directors to benefit from any increase in the market value of the shares in excess of the exercise price at the time of exercise. Officers and directors receiving such options will not be required to pay for the shares until the date of exercise. See "The Board of Directors and Management of the Association - Benefits - Stock Option Plans."

     CHANGE IN CONTROL PROVISIONS. Upon completion of the Conversion, and subject to the approval of the OTS, the Company and the Association intend to enter into employment agreements with the President. See "The Board of Directors and Management of the Association - Employment Agreements." Such employment or severance agreements provide for benefits and cash payments in the event of a change in control of the Company or the Association. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Association. Based on current salaries, cash payments to be paid in the event of a change in control pursuant to the employment agreements would be approximately $210,000. However, the actual amount to be paid in the event of a change in control of the Association or the Company cannot be estimated at this time because the actual amount is based on the average salary of the employee and other factors existing at the time of the change in control which cannot be determined at this time. See "Restrictions on Acquisition of the Company and the Association - Restrictions in the Company's Certificate of Incorporation and Bylaws," "The Board of Directors and Management of the Association - Employment Agreements," "- Benefits - Stock Option Plans" and "- Benefits - Stock Programs."

POSSIBLE DILUTIVE EFFECT OF STOCK PROGRAMS AND STOCK OPTIONS

     Following the Conversion, the Stock Programs, if approved by the stockholders of the Company, will acquire an amount of shares equal to 4.0% of the shares of Common Stock issued in the Conversion, either through open market purchases, if permissible, or the issuance of authorized but unissued shares of Common Stock from the Company. If the Stock Programs are funded by the issuance of authorized but unissued shares, the voting interests of existing shareholders will be diluted by approximately 3.9%. Also following the Conversion, directors, officers and employees will be granted options, if the Stock Option Plans are approved by the stockholders of the Company. Although no specific determinations have been made, the Company expects that executive officers and directors will be granted options to purchase authorized but unissued shares in an amount equal to 10% of the Common Stock issued in the Conversion.

Under certain circumstances, such options may be exercised and sold on the same day, thereby eliminating any risk to officers and directors in exercising options in the event that the market price exceeds the exercise price. If all of the options were to be exercised using authorized but unissued Common Stock, the voting interests of existing stockholders would be diluted by approximately 9.9%.

CERTAIN ANTI-TAKEOVER PROVISIONS

     PROVISIONS IN THE COMPANY'S AND THE ASSOCIATION'S GOVERNING INSTRUMENTS. Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Association's Stock Charter and Bylaws, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered terms for directors, non-cumulative voting for directors, limits on the calling of special meetings, limits on voting shares in excess of 10% of the outstanding shares, and certain uniform price provisions for certain business combinations. The Association's Stock Charter also prohibits, for five years, the acquisition or offer to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Association's equity securities. Any person violating this restriction may not vote the Association's securities in excess of 10%. These provisions in the Association's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management. For a more detailed discussion of these provisions, see "Restrictions on Acquisition of the Company and the Association."

     VOTING CONTROL OF OFFICERS AND DIRECTORS. Directors and executive officers of the Association and the Company expect to purchase between approximately 4.93% and 3.65% of the shares of Common Stock to be issued in the Conversion, based upon the minimum and the maximum of the Estimated Price Range, respectively, exclusive of shares that may be attributable to directors and officers through the Stock Programs, the Stock Options Plans and the ESOP. See "Risk Factors - Benefits to Management and Directors," "The Board of Directors and Management of the Association - Benefits - Stock Option Plans," "- Benefits
- - Stock Programs" and "- Benefits - Employee Stock Ownership Plan and Trust." Management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders. As a result, this potential voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on Acquisition of the Company and the Association - Restrictions in the Company's Certificate of Incorporation and Bylaws."

ABSENCE OF MARKET FOR COMMON STOCK

     The Company and the Association have never issued capital stock. The Company has received conditional approval from the Nasdaq to have its Common Stock quoted on the Nasdaq National Market under the symbol "DCBI" upon completion of the Conversion. However, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or, once developed, will continue, nor can there be any assurances that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence or discontinuance of a market for the Common Stock may have an adverse impact on both the price and liquidity of the Common Stock. See "Market for the Common Stock."

POSSIBLE INCREASE IN ESTIMATED PRICE RANGE AND NUMBER OF SHARES ISSUED

     The number of shares to be sold in the Conversion may be increased as a result of an increase in the Estimated Price Range of up to 15% due to regulatory considerations, changes in market conditions or general financial and economic conditions following the commencement of the Subscription and Community Offerings. In the event that the Estimated Price Range is so increased, it is expected that the Company will issue up to 2,049,875 shares of Common Stock at the Purchase Price for an aggregate price of up to $20,498,750. An increase in the number of shares issued will decrease a subscriber's pro forma net earnings per share and stockholders' equity per share and will increase the Company's pro forma consolidated stockholders' equity and net earnings. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and as a multiple of pro forma net earnings per share.

FINANCIAL INSTITUTION REGULATION AND POSSIBLE LEGISLATION

     The Association is subject to extensive regulation and supervision as a federal savings association. In addition, the Company, as a savings association holding company, is subject to extensive regulation and supervision. Such regulations, which affect the Association on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations is also subject to change by the authorities who examine the Association and interpret those laws and regulations. Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Association, its operations or the Association's Conversion. See "Regulation."

     Congress currently has under consideration various proposals to eliminate the federal thrift charter and abolish the OTS. Several of the bills presently pending in Congress would require that all federal savings associations convert to national or state banks by no later than January 1, 1998 and would treat all state savings associations as state banks for purposes of federal banking laws as of that date. Subject to a narrow grandfathering, all savings and loan holding companies would become bank holding companies under the pending legislative proposals and would be subject to the activities restrictions applicable to bank holding companies. Under the pending bills, any lawful activity in which a savings association was engaged on September 13, 1995 would be grandfathered for up to 2 years following the effective date of its conversion to a bank charter, plus two additional one year extensions at the discretion of the regulator, and existing thrift intrastate and interstate branches which were operated as branches on September 13, 1995 would also be grandfathered. The legislative proposals would also abolish the OTS and transfer its functions to three federal bank regulators and to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") with respect to the regulation of holding companies. All state savings and loan associations would be regulated as state banks by the FDIC. Legislation regarding bad debt recapture has been passed by Congress and sent to the President for signature. The legislation requires recapture of reserves accumulated after 1987. The recapture tax on post 1987 reserves must be paid over a six year period starting in 1996. The payment of the tax can be deferred in each of 1996 and 1997 if an institution originates at least the same average annual principal amount of mortgage loans that it originated in the six years prior to 1996. See "Federal and State Taxation - Federal Taxation - Bad Debt Reserve."

     The outcome of any pending legislation ais uncertain. Therefore, the Association is unable to determine the extent to which such legislation, if enacted, would affect its business.

RECAPITALIZATION OF SAIF AND ITS IMPACT ON SAIF PREMIUMS

     Deposits of the Association are presently insured by the SAIF. Both the SAIF and the Bank Insurance Fund ("BIF"), the deposit insurance fund that covers most commercial bank deposits, are statutorily required to be recapitalized to a 1.25% of insured deposits ratio. The BIF achieved the required ratio in 1995 but the SAIF is not expected to achieve the ratio until after the year 2000, largely because a portion of the insurance assessment paid by SAIF members is required by statute to be used to make payments on bonds issued by the Financing
Corporation ("FICO") which were issued in the late 1980's to recapitalize the predecessor to the SAIF.

     Until recently, members of the SAIF and BIF were paying deposit insurance
premiums of between 23 and 31 basis points.   For 1996, in view of the BIF's
achieving the 1.25% ratio, the FDIC adopted a new assessment rate schedule of 0 to 27 basis points for BIF members. Under that schedule, approximately 92% of BIF members are required to pay only $2,000 per year, the legal minimum, in insurance premiums. With respect to SAIF member institutions, the existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points was retained. Consequently, there is a significant differential in the insurance premiums paid BIF and SAIF members. As long as the premium differential continues, it may place SAIF members, such as the Association, at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

     Several bills have been introduced in Congress to mitigate the effect of the BIF/SAIF premium disparity. Among other things, these bills would impose a special assessment on SAIF-member institutions, including the Association, to recapitalize the SAIF fund and would spread the FICO payments across all BIF and SAIF members. It is presently estimated that the amount of the one-time fee would range from 79 to 85 basis points on the amount of deposits held by SAIF-members institutions as of March 31, 1995. Certain pending legislation would also require the BIF and the SAIF to be merged by January 1, 1998 provided that subsequent legislation is adopted to eliminate the federal thrift charter. The payment of the special assessment would have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the fee, net of any tax effect. See "Regulatory Capital Compliance" and "Regulation - Insurance of Deposit Accounts." Management cannot predict whether legislation imposing such a special assessment will be enacted, or, if enacted, the amount of any such assessment, whether such assessment will be calculated based on the amount of deposits held by the institution on March 31, 1995 or some other date, or whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums or whether the BIF and SAIF will eventually be merged.

     The Association's assessment rate for 1995 was 23 basis points and the premiums paid for the year ended September 30, 1995 were $166,000. A significant increase in SAIF insurance premiums or a significant special assessment to recapitalize the SAIF would have an adverse effect on the operating expenses and results of operations of the Association. Based on the Association's deposit insurance assessment base as of September 30, 1995, a 79 to 85 basis point assessment to recapitalize the SAIF would result in a $600,000 to $650,000 payment on a pre-tax basis. If the Association had been required to pay the special assessment of 79 to 85 basis points on September 30, 1995, the Association's after-tax income would have been reduced by $400,000 to $430,000 for the year ended September 30, 1995.

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

     The Association has received an opinion from Keller which states that, pursuant to Keller's valuation, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no value. However, such valuation is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, such rights may be taxable as ordinary income or capital gain to those Eligible Account Holders, Supplemental Eligible Account Holders or Other Members who receive and/or exercise the subscription rights in an amount equal to such value. Additionally, the Association could recognize a gain for tax purposes on such distribution.

Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion - Effects of Conversion" and "- Tax Aspects."

RISK OF DELAYED OFFERING

     The Company and the Association expect to complete the Conversion within the time periods indicated in this Prospectus. Nevertheless, it is possible, although not anticipated, that adverse market, economic or regulatory conditions, or other factors could significantly delay the completion of the Conversion and result in increased Conversion costs or in changes in the Conversion valuation. The Subscription and Community Offerings could be extended to _________________________, 1996 before subscribers would have the right to confirm, modify or rescind their subscriptions. If the Subscription and Community Offerings are extended beyond __________________________, 1996, all subscribers will have the right to confirm, modify or rescind their subscriptions and to have their subscription funds returned promptly, with interest at a rate equal to the Association's interest rate paid on passbook accounts, or to have their withdrawal authorization terminated. See "The Conversion."

                         DELPHOS CITIZENS BANCORP, INC.

     The Company was recently organized at the direction of the Board of Directors of the Association for the purpose of acquiring all of the capital stock to be issued by the Association. The Company has applied to the OTS to become a savings and loan holding company, and, as such, will be subject to regulation by the OTS. See "The Conversion - General." After completion of the Conversion, the Company will conduct business initially as a unitary savings and loan holding company. See "Regulation - Holding Company Regulation." Upon consummation of the Conversion, the Company's assets will consist of all of the outstanding shares of the Association's capital stock issued to the Company in the Conversion and that portion of the net proceeds of the Offerings retained by the Company. The Company intends to use part of the net proceeds it retains to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the Common Stock in the Conversion. See "Use of Proceeds." The Company will have no significant liabilities. The management of the Company is set forth under "The Board of Directors and Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Association. At the present time, the Company does not intend to employ any persons other than officers, but will utilize the support staff of the Association from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

     Management believes that the holding company structure will provide the Company with additional flexibility to diversify, should it decide to do so, its business activities through existing or newly-formed subsidiaries, or through acquisitions of other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the net proceeds retained by the Company and earnings thereon or, alternatively, through dividends from the Association.

     The Company's executive offices are located at the home office of the Association at 114 East 3rd Street, Delphos, Ohio 45833. The Company's telephone number is (419) 692-2010.

                  CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION

     The Association has operated for over one hundred years as a community-oriented savings institution. The Association's primary market area consists of the areas in and surrounding the city of Delphos and includes portions of the counties of Allen, Putnam and Van Wert in Northwestern Ohio. The Association's primary market area also includes the city of Lima, located in Allen County. The Association conducts its business from its home office located in Delphos, Ohio.

     The Association's business has been and continues to be attracting deposits from the general public in its primary market area and investing such deposits and other funds, generated from operations and borrowings, primarily in conventional mortgage loans secured by one- to four-family residences. At May 31, 1996, $61.2 million, or 83.35%, of the Association's gross loans receivable consisted of one- to four-family mortgage loans. To a significantly lesser extent, the Association invests in multi-family, commercial real estate, construction (primarily to individual borrowers for the construction of owner-occupied residential properties) and land, and consumer loans. In addition to its lending activities, the Association also invests in mortgage-backed securities, primarily those guaranteed by governmental agencies such as the Government National Mortgage Association ("GNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") and investment securities.

     The Association is subject to extensive regulation, supervision and examination by the OTS, its primary regulator, and the FDIC, which insures its deposits. As of May 31, 1996, the Association exceeded all regulatory capital requirements with tangible, core and risk-based capital of $11.4 million, $11.4 million and $11.5 million, respectively. Additionally, the Association's regulatory capital was in excess of the amount necessary to be "well-capitalized" under the Federal Deposit Insurance Corporation Improvement Act of 1992 ("FDICIA"). See "Regulatory Capital Compliance" and "Regulation." The Association is a member of the Federal Home Loan Bank of Cincinnati ("FHLB - Cincinnati") which is one of the twelve regional banks which comprise the FHLB system.

     The Association's executive offices are located at its home office at 114 East 3rd Street, Delphos, Ohio. The Association's telephone number is (419) 692-2010.

                          REGULATORY CAPITAL COMPLIANCE

     At May 31, 1996, the Association exceeded all regulatory capital requirements. See "Regulation - Federal Savings Institution Regulation - Capital Requirements." Set forth below is a summary of the Association's compliance with regulatory capital standards as of May 31, 1996, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Association of 50% of the net proceeds and that such net proceeds are invested in assets that carry a 20% risk-weighting, such as short-term interest-bearing deposits. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the Stock Programs are deducted from pro forma regulatory capital.

                                                            PRO FORMA BASED UPON SALE AT $10.00 PER SHARE
                                              ----------------------------------------------------------------------------
                                                                                                          2,049,875 SHARES
                                               1,317,500 SHARES    1,550,000 SHARES    1,782,500 SHARES     (15% ABOVE
                                                 (MINIMUM OF         (MIDPOINT OF        (MAXIMUM OF          MAXIMUM
                              HISTORICAL          ESTIMATED           ESTIMATED            ESTIMATED        OF ESTIMATED
                                                 PRICE RANGE)        PRICE RANGE)        PRICE RANGE)      PRICE RANGE)(1)
                          -----------------   -----------------   -----------------   -----------------   -----------------
                                  PERCENT             PERCENT             PERCENT             PERCENT             PERCENT
                                     OF                  OF                  OF                  OF                  OF
                          AMOUNT  ASSETS(2)   AMOUNT  ASSETS(2)   AMOUNT  ASSETS(2)   AMOUNT  ASSETS(2)   AMOUNT  ASSETS(2)
                          ------  ---------   ------  ---------   ------  ---------   ------  ---------   ------  ---------
                                                                     (Dollars in thousands)
GAAP Capital  . . . .    $11,367   12.40%    $16,134    16.7%    $17,000    17.5%    $17,869    18.2%    $18,867    19.0%
                         -------   -----     -------    ----     -------    ----     -------    ----     -------    ----
                         -------   -----     -------    ----     -------    ----     -------    ----     -------    ----
Tangible Capital:
   Capital Level(3) .    $11,380   12.41%    $16,148    16.7%    $17,014    17.5%    $17,883    18.2%    $18,881    19.0%
   Requirement  . . .      1,376    1.50       1,447     1.5       1,460     1.5       1,473     1.5       1,488     1.5
                         -------   -----     -------    ----     -------    ----     -------    ----     -------    ----
   Excess . . . . . .    $10,006   10.91%    $14,701    15.2%    $15,554    16.0%    $16,410    16.7%    $17,393    17.5%
                         -------   -----     -------    ----     -------    ----     -------    ----     -------    ----
                         -------   -----     -------    ----     -------    ----     -------    ----     -------    ----
Core Capital:
   Capital Level(3) .    $11,380   12.41%    $16,148    16.7%    $17,014    17.5%    $17,883    18.2%    $18,881    19.0%
   Requirement(4) . .      2,752    3.00       2,894     3.0       2,920     3.0       2,946     3.0       2,976     3.0
                         -------   -----     -------    ----     -------    ----     -------    ----     -------    ----
   Excess . . . . . .    $ 8,628    9.41%    $13,254    13.7%    $14,094    14.5%    $14,937    15.2%    $15,905    16.0%
                         -------   -----     -------    ----     -------    ----     -------    ----     -------    ----
                         -------   -----     -------    ----     -------    ----     -------    ----     -------    ----
Total Risk-Based Capital:
   Capital Level(3) .    $11,474   27.01%    $16,226    37.5%    $17,092    39.1%    $17,961    40.7%    $18,959    42.6%
   Requirement  . . .      3,398    8.00       3,464     8.0       3,495     8.0       3,527     8.0       3,562     8.0
                         -------   -----     -------    ----     -------    ----     -------    ----     -------    ----
   Excess . . . . . .    $ 8,076   19.01%    $12,762    29.5%    $13,597    31.1%    $14,434    32.7%    $15,397    34.6%
                         -------   -----     -------    ----     -------    ----     -------    ----     -------    ----
                         -------   -----     -------    ----     -------    ----     -------    ----     -------    ----

- ---------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations, changes in market conditions or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) Certain deductions and additions are made to equity as calculated under generally accepted accounting principles ("GAAP") to determine regulatory capital. See Footnote 12 to the Financial Statements for a description of the additions to (reductions from) GAAP capital to determine regulatory tangible and core capital. The general valuation allowance of $92,000 is added to GAAP capital to arrive at total risk-based capital.
(4) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation - Federal Savings Institution Regulation -
    Capital Requirements."

                                 USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $12.7 million and $17.3 million (or $19.9 million if the Estimated Price Range is increased by 15%). See "Pro Forma Data" and "The Conversion - Stock Pricing" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offerings until the consummation of the Conversion.

     The Company will purchase all of the outstanding capital stock of the Association to be issued upon Conversion in exchange for 50% of the net proceeds of the Offering. Such proceeds will be added to the Association's general funds to be used for general corporate purposes, including investment in one- to four-family residential mortgage loans and other loans and investment in short- to intermediate-term securities and mortgage-backed securities. The Association may also use such funds to expand operations through acquisitions of other financial institutions, branch offices or other financial services companies. The Association has no current arrangements, understandings or agreements regarding any such transactions.

     Net proceeds to be retained by the Company after the purchase of the capital stock of the Association, and including the loan to the ESOP, are estimated to be between $6.3 million and $8.6 million (or $10.0 million if the Estimated Price Range is increased by 15%). The net proceeds retained by the Company will initially be invested primarily in short- to intermediate-term securities and mortgage-backed securities. The Company intends to use a portion of the net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase 8.0% of the Common Stock issued in the Conversion. Based upon the issuance of 1,317,500 shares and 1,782,500 shares at the minimum and maximum of the Estimated Price Range, the amount of the loan to the ESOP would be $1.1 million or $1.4 million, respectively (or $1.6 million if the Estimated Price Range is increased by 15%) to be repaid over a 17-year period at an interest rate of 8.25%. See "The Board of Directors and Management of the Association - Benefits - Employee Stock Ownership Plan and Trust."

     The net proceeds retained by the Company may also be used to support the future expansion of operations through the acquisition of other savings associations and commercial banks or diversification into other banking related businesses. The Company may use a portion of the net proceeds to fund the Stock Programs. The Company has no current arrangements, understandings or agreements regarding any such transactions. The Company, upon the Conversion, will be a unitary savings and loan holding company, which under existing laws would generally not be restricted as to the types of business activities in which it may engage, provided that the Association continues to be a qualified thrift lender ("QTL"). See "Regulation - Holding Company Regulation" for a description of certain regulations and proposed regulations applicable to the Company.

     Upon completion of the Conversion, the Board of Directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years except (i) for an offer to all stockholders on a pro rata basis, (ii) for the repurchase of qualifying shares of a director, or
(iii) a purchase in the open market by an employee stock benefit plan. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the Conversion, the Company may repurchase its Common Stock so long as (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period, (ii) the repurchases do not cause the Association to become "undercapitalized" within the meaning of the OTS prompt corrective action regulation, and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. See "Regulation - Prompt Corrective Regulatory Action." In addition, under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.

     Based upon facts and circumstances following Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchase stock, such repurchases may be made at market prices which may be in excess of the Purchase Price in the Conversion.

     Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Association will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Association's current and projected results of operations and asset/liability structure, the economic environment and tax and other considerations. See "The Conversion - Certain Restrictions on Purchase or Transfer of Shares after Conversion."

     While the Company's Board of Directors intends to consider a policy of paying dividends in the future, the Board has not currently formulated a policy with respect to the payment of dividends. The payment of dividends or repurchase of stock, however, would be prohibited if stockholders' equity would be reduced below the amount required to maintain the Association's liquidation account. See "Dividend Policy" and "The Conversion - Liquidation Rights" and "- Certain Restrictions on Purchase or Transfer of Shares After Conversion."

                                 DIVIDEND POLICY

     Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Company is newly formed and has conducted no operations to date. The Board of Directors intends to consider a policy of paying dividends on the Common Stock in the future. No decision has been made as to the amount or timing of such dividends, if any. Declarations of dividends by the Board of Directors will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the Company's and the Association's financial condition and results of operations, tax considerations and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if commenced, will continue to be paid.

     The Association will not be permitted to pay dividends on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion -

Liquidation Rights." For information concerning federal regulations which apply to the Association in determining the amount of proceeds which may be retained by the Company and regarding a savings institution's ability to make capital distributions including payment of dividends to its holding company, see "Federal and State Taxation - Federal Taxation - Distributions" and "Regulation - Federal Savings Institution Regulation - Limitation on Capital Distributions."

     Unlike the Association, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, (generally defined as the aggregate par value of the outstanding shares of the Company's capital stock having a par value plus the amount of the consideration paid for shares of the Company's capital stock without par value) or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. Since the Company initially will have no significant source of income other than dividends from the Association and earnings from the net proceeds retained by the Company, the payment of dividends by the Company may be dependent, in part, upon dividends from the Association which is subject to various tax and regulatory restrictions on the payment of dividends.

                           MARKET FOR THE COMMON STOCK

     The Company and Association have not previously issued capital stock, and, consequently, there is no established market for the Common Stock. The Company has received conditional approval from the Nasdaq to have its Common Stock quoted on the Nasdaq National Market System under the symbol "DCBI" upon completion of the Conversion. One of the requirements for continued quotation of the Common Stock on the Nasdaq is that there be at least two market makers for the Common Stock. The Company will seek to encourage at least two market makers to make a market in its Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. KBW has advised the Company that upon completion of the Conversion, it intends to act as a market maker in the Common Stock, depending on the volume of trading and subject to compliance with applicable laws and regulatory requirements. Webb also will assist the Company in obtaining additional market makers. The development of a public market having the desirable characteristics of depth, liquidity and orderliness, however, depends on the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which the Company, the Association nor any market maker has any control. Accordingly, there can be no assurance that an established and liquid trading market for the Common Stock will develop or that, if developed, it will continue. Furthermore, there can be no assurance that persons purchasing shares will be able to sell them at or above the Purchase Price or that quotations will be available on the Nasdaq as contemplated. The absence or discontinuance of a market for the Common Stock may have an adverse impact on both the price and the liquidity of the Common Stock. The Company and the Association will make reasonable efforts to comply with the securities law of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside; however, the Company and the Association are not required to offer stock in the Subscription Offering to any person who resides in a state of the United States with respect to which the Company or the Association determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise.

                                 CAPITALIZATION

     The following table presents the unaudited historical consolidated capitalization of the Association at May 31, 1996, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                COMPANY PRO FORMA BASED UPON SALE AT $10.00 PER SHARE
                                                             ------------------------------------------------------------
                                                                                                            2,049,875
                                                              1,317,500      1,550,000      1,782,500        SHARES
                                                               SHARES          SHARES        SHARES        (15% ABOVE
                                                             (MINIMUM OF    (MIDPOINT OF   (MAXIMUM OF     MAXIMUM OF
                                               ASSOCIATION    ESTIMATED      ESTIMATED      ESTIMATED       ESTIMATED
                                                HISTORICAL   PRICE RANGE)   PRICE RANGE)   PRICE RANGE)   PRICE RANGE)(1)
                                               -----------   ------------   ------------   ------------   ---------------
                                                                          (Dollars in thousands)
Total deposits  . . . . . . . . . . . . . .      $79,097       $79,097         $79,097       $79,097         $79,097
                                                 -------       -------         -------       -------         -------
                                                 -------       -------         -------       -------         -------
Stockholders' equity:
 Preferred Stock, $0.01 par value,
   1,000,000 shares authorized;
   none to be issued  . . . . . . . . . . .      $    --       $    --         $    --       $    --         $    --

 Common Stock, $0.01 par value,
   4,000,000 shares authorized;
   shares to be issued as reflected . . . .           --            13              16            18              20

 Additional paid-in capital(3)  . . . . . .           --        12,682          14,971        17,263          19,898

 Retained earnings(4)   . . . . . . . . . .       11,381        11,381          11,381        11,381          11,381

   Unrealized loss on securities
    available for sale  . . . . . . . . . .          (14)          (14)            (14)          (14)            (14)

 Common Stock acquired by the
   ESOP(5)  . . . . . . . . . . . . . . . .           --        (1,054)         (1,240)       (1,426)         (1,639)

 Common Stock acquired by the
   Stock Programs(6)  . . . . . . . . . . .           --          (527)           (620)         (713)           (820)
                                                 -------       -------         -------       -------         -------
Total stockholders' equity  . . . . . . . .      $11,367       $22,481         $24,494       $26,509         $28,826
                                                 -------       -------         -------       -------         -------
                                                 -------       -------         -------       -------         -------

________________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations, or changes in market conditions or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plans intended to be adopted by the Company and presented for approval of stockholders at a meeting of stockholders following the Conversion. If approved by the stockholders of the Company, an amount equal to 10% of the shares of Common Stock issued in the Conversion will be reserved for issuance upon the exercise of options to be granted under the Stock Option Plans. See "Risk Factors - Possible Dilutive Effect of Stock Programs and Stock Options," Footnote 3 to the tables under "Pro Forma Data" and "The Board of Directors and Management of the Association - Benefits - Stock Option Plans."
(4) The retained earnings of the Association will be substantially restricted after the Conversion. See "The Conversion - Liquidation Rights" and "Regulation - Federal Savings Institution Regulation - Limitations on
     Capital Distributions."   Does not reflect the payment of any possible
     future dividends.  See "Dividend Policy."
(5) Assumes that 8.0% of the shares offered for sale in the Conversion will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "The Board of Directors and Management of the Association - Benefits - Employee Stock Ownership Plan and Trust."
(6) Assumes that an amount equal to 4.0% of the shares of Common Stock issued in the Conversion is purchased by the Stock Programs subsequent to the Conversion through open market purchases. The Common Stock purchased by the Stock Programs is reflected as a reduction of stockholder's equity. Implementation of the Stock Programs is subject to the approval of the Company's stockholders at a meeting following the Conversion. See "Risk Factors - Possible Dilutive Effect of Stock Programs and Stock Options," Footnote 2 to the tables under "Pro Forma Data" and "The Board of Directors and Management of the Association - Benefits - Stock Programs."

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $12.7 million and $17.3 million (or $19.9 million in the event the Estimated Price Range is increased by 15%) based upon the following assumptions: (i) all of the shares of Common Stock will be sold in the Subscription and Community Offerings; (ii) directors, officers and employees of the Association and members of their immediate families (collectively, "Affiliates") will purchase an aggregate of 70,000 shares of Common Stock; (iii) Webb will receive a fee equal to 1.5% of the aggregate Purchase Price of the shares sold in the Subscription and Community Offerings up to the maximum of the Estimated Price Range, excluding shares purchased by Affiliates and the ESOP for which there is no fee; and (iv) Conversion expenses, excluding the marketing fees paid to Webb, will be approximately $309,000. Actual Conversion expenses may vary from those estimated.

     Pro forma consolidated net earnings of the Company for the eight months ended May 31, 1996, and for the year ended September 30, 1995, have been calculated as if the Common Stock had been sold at the beginning of the respective periods and the net proceeds had been invested at 5.91% and 5.45%, respectively, the arithmetic average of the weighted average yield earned by the Association on its interest-earning assets and the weighted average rate paid on its deposits during such periods (as required by OTS regulations). The tables below do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock or the effect of any possible use of the net conversion proceeds. The pro forma after-tax yields for the Company and the Association are assumed to be 3.90% for the eight months ended May 31, 1996, based on an effective tax rate of 34%, and 3.60% for the year ended September 30, 1995, based on an effective tax rate of 34%. Historical and pro forma net earnings per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued, as adjusted to give effect to the purchase of shares by the ESOP. Historical and pro forma stockholders' equity per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with GAAP. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

     The following tables summarize historical data of the Association and pro forma data of the Company at or for the eight months ended May 31, 1996, and at or for the year ended September 30, 1995, based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The tables below give effect to the Stock Programs, which are expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders. See Footnote 2 to the tables and "The Board of Directors and Management of the Association - Benefits - Stock Programs." No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plans which are expected to be adopted by the Board of Directors of the Company and presented to stockholders for approval at a meeting of stockholders, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or the bad debt reserve in liquidation. See Footnote 3 to the tables below, "The Conversion - Liquidation Rights" and "The Board of Directors and Management of the Association - Benefits - Stock Option Plans."

                                                                  AT OR FOR THE EIGHT MONTHS ENDED MAY 31, 1996
                                                 ----------------------------------------------------------------------------
                                                   1,317,500          1,550,000           1,782,500              2,049,875
                                                  SHARES SOLD        SHARES SOLD         SHARES SOLD            SHARES SOLD
                                                   AT $10.00          AT $10.00           AT $10.00              AT $10.00
                                                   PER SHARE          PER SHARE           PER SHARE            PER SHARE (15%
                                                   (MINIMUM           (MIDPOINT            (MAXIMUM            ABOVE MAXIMUM
                                                 OF ESTIMATED        OF ESTIMATED        OF ESTIMATED           OF ESTIMATED
                                                 PRICE RANGE)        PRICE RANGE)        PRICE RANGE)         PRICE RANGE)(5)
                                                 ------------        ------------        ------------         ---------------
                                                                (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds  . . . . . . . . . . . . . . .       $13,175             $15,500             $17,825              $20,499
Less:   Offering expenses and
    commissions . . . . . . . . . . . . . . .          (480)               (513)               (544)                (581)
                                                    -------             -------             -------              -------
Estimated net proceeds  . . . . . . . . . . .        12,695              14,987              17,281               19,918
Less:   Common Stock acquired by ESOP . . . .        (1,054)             (1,240)             (1,426)              (1,640)
        Common Stock acquired by
          Stock Programs  . . . . . . . . . .          (527)               (620)               (713)                (820)
                                                    -------             -------             -------              -------
  Estimated net proceeds, as adjusted . . . .       $11,114             $13,127             $15,142              $17,458
                                                    -------             -------             -------              -------
                                                    -------             -------             -------              -------
Consolidated net earnings:
  Historical  . . . . . . . . . . . . . . . .       $   582             $   582             $   582              $   582
  Pro forma adjustments:
    Net income from proceeds  . . . . . . . .           289                 341                 394                  454
    ESOP  . . . . . . . . . . . . . . . . . .           (66)                (77)                (89)                (102)
    Stock programs  . . . . . . . . . . . . .           (46)                (55)                (63)                 (72)
                                                    -------             -------             -------              -------
      Pro forma net income  . . . . . . . . .       $   759             $   791             $   824              $   862
                                                    -------             -------             -------              -------
                                                    -------             -------             -------              -------
Net income per share:
  Historical  . . . . . . . . . . . . . . . .       $  0.48             $  0.41             $  0.35              $  0.31
  Pro forma adjustments:
    Net income from proceeds  . . . . . . . .          0.24                0.24                0.24                 0.24
    ESOP  . . . . . . . . . . . . . . . . . .         (0.05)              (0.05)              (0.05)               (0.05)
    Stock programs  . . . . . . . . . . . . .         (0.04)              (0.04)              (0.04)               (0.04)
                                                    -------             -------             -------              -------
      Pro forma net income  . . . . . . . . .       $  0.63             $  0.56             $  0.50              $  0.46
                                                    -------             -------             -------              -------
                                                    -------             -------             -------              -------
Stockholders' equity:
  Historical  . . . . . . . . . . . . . . . .       $11,367             $11,367             $11,367              $11,367
  Estimated net conversion proceeds . . . . .        12,695              14,987              17,281               19,918
  Less:  Common Stock acquired by ESOP(1) . .        (1,054)             (1,240)             (1,428)              (1,640)
         Common Stock acquired
          by Stock Programs(2)  . . . . . . .          (527)               (620)               (713)                (820)
                                                    -------             -------             -------              -------
  Pro forma stockholders' equity(2)(3)(4) . .       $22,481             $24,494             $26,509              $28,826
                                                    -------             -------             -------              -------
                                                    -------             -------             -------              -------
Stockholders' equity per share:
  Historical  . . . . . . . . . . . . . . . .       $  8.64             $  7.34             $  6.38              $  5.55
  Estimated net conversion proceeds . . . . .          9.64                9.67                9.69                 9.72
  Less:  Common Stock acquired
          by ESOP(1)  . . . . . . . . . . . .         (0.80)              (0.80)              (0.80)               (0.80)
         Common Stock acquired
          by Stock Programs(2)  . . . . . . .         (0.40)              (0.40)              (0.40)               (0.40)
                                                    -------             -------             -------              -------
    Pro forma stockholders' equity
      per share(2)(3)(4)  . . . . . . . . . .       $ 17.08             $ 15.81             $ 14.87              $ 14.07
                                                    -------             -------             -------              -------
                                                    -------             -------             -------              -------
Purchase price as a percentage of
  pro forma stockholders' equity
    per share . . . . . . . . . . . . . . . .         58.55%              63.25%              67.25%               71.07%
Purchase price to pro forma net
  earnings per share  . . . . . . . . . . . .         10.58x              11.91x              13.33x               14.49x

                                                   (FOOTNOTES ON FOLLOWING PAGE)

________________________
(1) It is assumed that 8.0% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount borrowed is reflected as a reduction of stockholders' equity. The Association intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Association's total annual payment of the ESOP debt is based upon seventeen equal annual installments of principal and interest with an assumed annual interest rate of 8.25%. The pro forma net earnings assumes: (i) that the Association's contribution to the ESOP is equivalent to the debt service requirement for the eight months ended
    May 31, 1996, and was made at the end of the period; (ii) that 4,133, 4,863, 5,592 and 6,431 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the eight months ended May 31, 1996, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "The Board of Directors and Management of the Association - Benefits - Employee Stock Ownership Plan and Trust." Under SOP 93-6, the Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Association's ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity.
(2) Gives effect to the Stock Programs expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. If the Stock Programs are approved by stockholders, the Stock Programs intend to acquire an amount of Common Stock equal to 4.0% of the shares of Common Stock issued in the Conversion, or 52,700, 62,000, 71,300 and 81,995 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock Programs to purchase the shares will be contributed to the Stock Programs by the Association. In calculating the pro forma effect of the Stock Programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the Stock Programs at the beginning of the period presented in open market purchases at the Purchase Price and that 13.2% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock Programs instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.9% and pro forma net earnings per share would be $0.61, $0.54, $0.49 and $0.45 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $16.80, $14.74, $13.89 and $13.15 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock Programs will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "The Board of Directors and Management of the Association - Benefits - Stock Programs."
(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plans expected to be adopted by the Company following the Conversion. The Company expects to present the Stock Option Plans for approval at a meeting of stockholders. If the Stock
    Option Plans are approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 131,750, 155,000, 178,250 and 204,987 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plans. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plans will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock Option Plans and all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.56, $0.50, $0.45 and $0.41, respectively, and the pro forma stockholders' equity per share would be $16.43, $15.28, $14.44 and $13.70, respectively. See "The Board of Directors and Management of the Association - Benefits - Stock Option Plans."
(4) The retained earnings of the Association will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion - Liquidation Rights" and "Regulation - Federal Savings Institution
    Regulation - Limitation on Capital Distributions."
(5) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations, changes in market conditions or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

                                                                   AT OR FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                                ------------------------------------------------------------------------------
                                                   1,317,500            1,550,000           1,782,500              2,049,875
                                                  SHARES SOLD          SHARES SOLD         SHARES SOLD            SHARES SOLD
                                                   AT $10.00            AT $10.00           AT $10.00            AT $10.00 PER
                                                   PER SHARE            PER SHARE           PER SHARE              SHARE (15%
                                                   (MINIMUM            (MIDPOINT            (MAXIMUM            ABOVE MAXIMUM
                                                 OF ESTIMATED        OF ESTIMATED         OF ESTIMATED           OF ESTIMATED
                                                 PRICE RANGE)        PRICE RANGE)         PRICE RANGE)         PRICE RANGE)(5)
                                                 ------------        ------------         ------------         ---------------
                                                                 (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds  . . . . . . . . . . . . . . .       $13,175             $15,500             $17,825              $20,499
Less:  Offering expenses and commission . . .          (480)               (513)               (544)                (581)
                                                    -------             -------             -------              -------
Estimated net proceeds  . . . . . . . . . . .        12,695              14,987              17,281               19,918
Less:   Common Stock acquired by ESOP . . . .        (1,054)             (1,240)             (1,426)              (1,640)
        Common Stock acquired by
          Stock Programs  . . . . . . . . . .          (527)               (620)               (713)                (820)
                                                    -------             -------             -------              -------
  Estimated net proceeds, as adjusted . . . .       $11,114             $13,127             $15,142              $17,458
                                                    -------             -------             -------              -------
                                                    -------             -------             -------              -------
Consolidated net earnings:
  Historical  . . . . . . . . . . . . . . . .       $   944             $   944             $   944              $   944
  Pro forma adjustments:
    Net income from proceeds  . . . . . . . .           400                 472                 545                  628
    ESOP  . . . . . . . . . . . . . . . . . .           (98)               (116)               (133)                (153)
    Stock programs  . . . . . . . . . . . . .           (70)                (82)                (94)                (108)
                                                    -------             -------             -------              -------
    Pro forma net income  . . . . . . . . . .       $ 1,176             $ 1,218             $ 1,262              $ 1,311
                                                    -------             -------             -------              -------
                                                    -------             -------             -------              -------
Net earnings per share:
  Historical  . . . . . . . . . . . . . . . .       $  0.77             $  0.66             $  0.57              $  0.50
  Pro forma adjustments:
    Net income from proceeds  . . . . . . . .          0.33                0.33                0.33                 0.33
    ESOP  . . . . . . . . . . . . . . . . . .         (0.08)              (0.08)              (0.08)               (0.08)
    Stock programs  . . . . . . . . . . . . .         (0.06)              (0.06)              (0.06)               (0.06)
                                                    -------             -------             -------              -------
    Pro forma net income  . . . . . . . . . .       $  0.96             $  0.85             $  0.76              $  0.69
                                                    -------             -------             -------              -------
                                                    -------             -------             -------              -------
Stockholders' equity:
  Historical  . . . . . . . . . . . . . . . .       $10,799             $10,799             $10,799              $10,799
  Estimated net conversion proceeds . . . . .        12,695              14,987              17,281               19,918
  Less:  Common Stock acquired
          by ESOP(1)  . . . . . . . . . . . .        (1,054)             (1,240)             (1,426)              (1,640)
         Common Stock acquired
          by Stock Programs(2)  . . . . . . .          (527)               (620)               (713)                (820)
                                                    -------             -------             -------              -------
    Pro forma stockholders'
     equity(2)(3)(4)  . . . . . . . . . . . .       $21,913             $23,926             $25,941              $28,257
                                                    -------             -------             -------              -------
                                                    -------             -------             -------              -------
Stockholders' equity per share:
  Historical  . . . . . . . . . . . . . . . .       $  8.20             $  6.97             $  6.06              $  5.27
  Estimated net conversion proceeds . . . . .          9.64                9.67                9.69                 9.72
  Less:  Common Stock acquired
          by ESOP(1)  . . . . . . . . . . . .         (0.80)              (0.80)              (0.80)               (0.80)
         Common Stock acquired
          by Stock Programs(2)  . . . . . . .         (0.40)              (0.40)              (0.40)               (0.40)
                                                    -------             -------             -------              -------
    Pro forma stockholders' equity
     per share(2)(3)(4)   . . . . . . . . . .       $ 16.64             $ 15.44             $ 14.55              $ 13.79
                                                    -------             -------             -------              -------
                                                    -------             -------             -------              -------
Purchase price as a percentage of
  pro forma stockholders' equity
    per share . . . . . . . . . . . . . . . .         60.10%              64.77%              68.73%               72.52%
Purchase price to pro forma
  net earnings per share  . . . . . . . . . .         10.42x              11.76x              13.16x               14.49x

                                                   (FOOTNOTES ON FOLLOWING PAGE)

________________________
(1) It is assumed that 8.0% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount borrowed is reflected as a reduction of stockholders' equity. The Association intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Association's total annual payment of the ESOP debt is based upon seventeen equal annual installments of principal and interest, with an assumed annual interest rate of 8.25%. The pro forma net earnings assumes: (i) that the Association's contribution to the ESOP is equivalent to the debt service requirement for the year ended September 30, 1995, and was made at the end of the period; (ii) that 6,200, 7,294, 8,388 and 9,647 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the year ended September 30, 1995, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "The Board of Directors and Management of the Association - Benefits - Employee Stock Ownership Plan and Trust." Under SOP 93-6, the Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Association's ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity.
(2) Gives effect to the Stock Programs expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. If the Stock Programs are approved by stockholders, the Stock Programs intend to acquire an amount of Common Stock equal to 4.0% of the shares of Common Stock issued in the Conversion, or 52,700, 62,000, 71,300 and 81,995 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock Programs to purchase the shares will be contributed to the Stock Programs by the Association. In calculating the pro forma effect of the Stock Programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the Stock Programs at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock Programs instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.9% and pro forma net earnings per share would be $0.94, $0.83, $0.75 and $0.68 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $16.38, $15.23, $14.38 and $13.64 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock Programs will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "The Board of Directors and Management of the Association - Benefits - Stock Programs."
(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plans expected to be adopted by the Company following the Conversion. The Company expects to present the Stock Option Plans for approval at a meeting of stockholders. If the Stock Option Plans are approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 131,750, 155,000, 178,250 and 204,987 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plans. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plans will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock Option Plans and all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.88, $0.77, $0.69, and $0.63, respectively, and the pro forma stockholders' equity per share would be $16.03, $14.94, $14.14 and $13.44, respectively. See "The Board of Directors and Management of the Association - Benefits - Stock Option Plans."
(4) The retained earnings of the Association will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion - Liquidation Rights" and "Regulation - Federal Savings Institution Regulation - Limitation on Capital Distributions."
(5) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations, changes in market conditions or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The condensed operating data presented below is derived in part from, and should be read in conjunction with, the Financial Statements and related notes of Citizens Federal Savings and Loan Association presented elsewhere in the prospectus. The operating data for the eight-month periods ended May 31, 1996 and May 31, 1995 are derived from unaudited financial data, but, in the opinion of management reflects all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the results for such interim periods. The results of operations for the eight months ended May 31, 1996 are not necessarily indicative of the results of operations that may be expected for the year ended September 30, 1996.


                                                              EIGHT MONTHS ENDED                    YEAR ENDED SEPTEMBER 30,
                                                          -----------------------------  -------------------------------------------
                                                             MAY 31,         MAY 31,         1995           1994             1993
                                                              1996            1995
                                                          -------------   -------------  -------------  -------------  -------------
                                                                   (UNAUDITED)
                                                                                        (IN THOUSANDS)
Interest income:
 Loans receivable   . . . . . . . . . . . . . . .            $ 3,402         $ 2,980        $ 4,587        $ 4,000          $ 4,050
 Securities   . . . . . . . . . . . . . . . . .                  853             886          1,336          1,036            1,000
 Other interest-earning assets  . . . . . . . . .                162             194            294            388              332
                                                            --------         -------        -------        -------          -------
   Total interest income  . . . . . . . . . . . .              4,417           4,060          6,217          5,424            5,382


Interest expense:
 Deposits   . . . . . . . . . . . . . . . . . . .              2,676           2,325          3,601          2,952            3,027
                                                            --------         -------        -------        -------          -------

Net interest income   . . . . . . . . . . . . . .              1,741           1,735          2,616          2,472            2,355
Provision for loan losses   . . . . . . . . . . .                 --              --             --             60               25
                                                            --------         -------        -------        -------          -------

Net interest income after provision
    for loan losses   . . . . . . . . . . . . . .              1,741           1,735          2,616          2,412            2,330
Noninterest income:

 Service charges and fees   . . . . . . . . . . .                134              70            124            221              279
 Gain on sale of securities   . . . . . . . . . .                  8              --             --             --               --
 Other non-interest income  . . . . . . . . . . .                 17              18             27             40               56
                                                            --------         -------        -------        -------          -------
     Total non-interest income  . . . . . . . . .                159              88            151            261              335

Non-interest expense:
 Compensation and benefits    . . . . . . . . . .                441             381            552            524              497
 Occupancy and equipment    . . . . . . . . . . .                 49              47             88             79              106
 FDIC premium   . . . . . . . . . . . . . . . . .                118             110            167            156              133

 Other non-interest expense   . . . . . . . . . .                410             347            535            525              494
                                                            --------         -------        -------        -------          -------
     Total non-interest expense   . . . . . . . .              1,018             885          1,342          1,284            1,230

Income before income taxes  . . . . . . . . . . .                882             938          1,425          1,389            1,435
Income taxes  . . . . . . . . . . . . . . . . . .                300             319            481            477              464
                                                            --------         -------        -------        -------          -------
Net income  . . . . . . . . . . . . . . . . . . .           $    582         $   619        $   944        $   912          $   971
                                                            --------         -------        -------        -------          -------
                                                            --------         -------        -------        -------          -------



GENERAL

     The Company has only recently been formed and, accordingly, has no results of operations. The Association's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Association's interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Association also generates non-interest income such as income from loan origination and other fees. The Association's non-interest expenses primarily consist of employee compensation and benefits, occupancy and equipment expenses, federal deposit insurance premiums and other operating expenses. The Association's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies. The Association exceeded all of its regulatory capital requirements at May 31, 1996. See "Regulatory Capital Compliance" for a discussion of the historical and pro forma capital of the Association and capital requirements. See also "Regulation - Federal Savings Institution Regulation - Capital Requirements."

MANAGEMENT STRATEGY

     Management's primary goals have been and continue to be to maintain the Association's profitability and high level of asset quality while serving the residential mortgage lending and deposit needs of its local community. In furtherance of these goals, the Association has employed an operating strategy which: (i) emphasizes the origination of conventional one- to four-family fixed-rate mortgage loans secured by properties in its market area for retention in its portfolio; (ii) utilizes conservative underwriting standards to maintain asset quality; (iii) seeks to limit interest rate risk by maintaining high levels of liquidity through the purchase of adjustable rate mortgage-backed securities and other short- and intermediate-term securities; and (iv) maintains a low level of non-interest expense. The foregoing operating strategies have enabled the Association to maintain consistent profitability over the past five years. However, there can be no assurance that this operating strategy will continue to be successful in future periods. In particular, the Association's net interest income, which is the primary component of its net income, remains vulnerable to increases in market interest rates due to the Association's emphasis upon the origination of fixed-rate mortgage loans for retention in its portfolio. See "Management of Interest Rate Risk."

MANAGEMENT OF INTEREST RATE RISK

     The principal objective of the Association's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Association's business focus, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Board approved guidelines. Through such management, the Association seeks to reduce the vulnerability of its operations to changes in interest rates. The Association monitors its interest rate risk as such risk relates to its operating strategies. The Association's executive committee meets regularly and reviews the Association's interest rate risk position and makes recommendations for adjusting such position. In addition, the Association's Board of Directors reviews on a quarterly basis the Association's asset/liability position, including simulations of the effect on the Association's capital of various interest rate scenarios.

     Historically, the Association has emphasized the origination of fixed-rate residential mortgage loans as a result of market conditions and consumer preference for such loans in its primary market area. At May 31, 1996, fixed-rate mortgage loans totalled $49.0 million, or 66.8% of gross loans receivable. Management believes that investing in fixed-rate mortgage loans results in a higher net interest margin than investment in adjustable-rate mortgage loans. However, investment in fixed-rate mortgage loans generally results in increased interest rate risk as such loans generally do not reprice as quickly as adjustable-rate mortgage loans during periods of rising interest rates. Management of the Association seeks to limit interest rate risk by maintaining a high level of capital and through the purchase of adjustable-rate mortgage-backed securities and other short and intermediate-term securities. At May 31, 1996, adjustable-rate mortgage-backed securities and other securities totalled $6.8 million, or 7.4% of total assets.

     NET PORTFOLIO VALUE. The Association's interest rate sensitivity is monitored by management through the use of a model which estimates the change in net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. An NPV Ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Sensitivity Measure is the decline in the NPV Ratio, in basis points, caused by a 200 basis point (one basis point equals 0.01%) increase or decrease in rates, whichever produces a larger decline. The higher an institution's Sensitivity Measure is, the greater its exposure to interest rate risk is considered to be. The Association utilizes a market value model prepared by the OTS (the "OTS NPV model"), which is prepared quarterly, based on the Association's quarterly Thrift Financial Reports filed with the OTS. The OTS NPV model measures the Association's interest rate risk by approximating the Association's NPV under various market interest rate scenarios which range from a 400 basis point increase to a 400 basis point decrease in market interest rates. The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, an institution whose sensitivity measure exceeds 200 basis points would be required to deduct an interest rate risk component in calculating its total capital for purpose of the risk-based capital requirement. See "Regulation - Federal Savings Institution Regulation." As of March 31, 1996, the most recent date for which the relevant data is available, the Association's sensitivity measure, as measured by the OTS, resulting from a 200 basis point increase in interest rates was (3.61)% and would result in a $3.8 million reduction in the NPV of the Association. Accordingly, increases in interest rates would be expected to have a negative impact on the Association's operating results and decreases in interest rates would be expected to have a positive impact on the Association's operating results. In addition, if the Association had been subject to the interest rate risk component of the OTS capital regulations, the Association would have been required to deduct $973,000 from its risk-weighted capital at March 31, 1996 but would have continued to exceed its risk-based capital requirement by $7.0 million. See "Regulation - Federal Savings Institution Regulation."

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Association's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Third, the models do not take into account the impact of the Association's business or strategic plans on the structure of interest-earning assets and interest-bearing liabilities. Accordingly, although the NPV measurement provides an indication of the Association's interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on the Association's net interest income and will differ from actual results. The results of this modeling are monitored by management and presented to the Board of Directors quarterly.

     The following table shows the NPV and projected change in the NPV of the Association at March 31, 1996 assuming an instantaneous and sustained change in market interest rates of 100, 200, 300 and 400 basis points, as calculated by the OTS.



                                            NET PORTFOLIO VALUE                                   NPV AS % OF PORTFOLIO VALUE
                                                                                                           OF ASSETS
                         ------------------------------------------------------------       ----------------------------------------
           CHANGE
           IN RATES       $ AMOUNT               $ CHANGE                   % CHANGE         NPV RATIO                    CHANGE(1)
          ----------     ----------             ----------                 ----------       -----------                  -----------
                                          (DOLLARS IN THOUSANDS)

            400           $4,630                 $ (7,906)                      (63)%           5.50%                      $(792)
            300            6,668                   (5,868)                      (47)            7.70                        (571)
            200            8,721                   (3,815)                      (30)            9.80                        (361)
            100           10,734                   (1,802)                      (14)           11.75                        (166)
         Static           12,536                        0                         0            13.41
           (100)          13,918                    1,381                        11            14.62                         121
           (200)          14,594                    2,058                        16            15.17                         176
           (300)          14,926                    2,390                        19            15.41                         200
           (400)          15,557                    3,021                        24            15.91                         250



- ---------------------------
(1) Based on the portfolio value of the Association's assets assuming no change in interest rates.

     AVERAGE BALANCE SHEETS.   The following table sets forth certain
information relating to the Association at May 31, 1996, and for the eight months ended May 31, 1996 and May 31, 1995 and the years ended September 30, 1995, 1994 and 1993. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. Average balances of loans receivable include loans on which the Association has discontinued accruing interest. The yields and costs include amortized and deferred fees and costs which are considered adjustments to yields.



                                                                                          EIGHT MONTHS ENDED
                                                         AT MAY 31, 1996                     MAY 31, 1996
                                                   -------------------------     ---------------------------------------
                                                                                                               AVERAGE
                                                                    YIELD/         AVERAGE                      YIELD/
                                                     BALANCE        COST           BALANCE       INTEREST        COST
                                                  ----------     ----------      ----------      ----------   ----------
ASSETS:                                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Interest-bearing deposits in other banks . . .  $   3,218         5.18%       $   3,979        $   162         6.11%
  Investment securities, net(1). . . . . . . . .      1,265         4.92            1,247             55         6.62
  Loans receivable, net (2). . . . . . . . . . .     69,637         7.63           66,780          3,402         7.64
  Mortgage-backed securities, net(1) . . . . . .     14,921         7.34           16,022            798         7.47
                                                  ---------                     ---------          -----
      Total interest-earning assets. . . . . . .     89,041         7.45           88,028          4,417         7.53
                                                                                                   -----
  Non-interest-earning assets. . . . . . . . . .      2,656                         2,360
                                                   ---------                     ---------
  Total assets.. . . . . . . . . . . . . . . . .  $  91,697                     $  90,388
                                                   ---------                     ---------
                                                   ---------                     ---------
LIABILITIES AND EQUITY:
Interest-bearing liabilities:
  Passbook savings accounts. . . . . . . . . . .  $   8,792         2.92        $   8,502            168         2.96
  Money market accounts. . . . . . . . . . . . .      8,645         3.19            8,677            179         3.09
  NOW accounts . . . . . . . . . . . . . . . . .      4,502         1.78            4,561             61         2.01
  Certificate accounts . . . . . . . . . . . . .     57,122         5.88           56,601          2,268         6.01
                                                   ---------                     ---------     ---------
  Total interest-bearing liabilities.. . . . . .     79,061         5.02           78,341          2,676         5.12
 Non-interest-bearing liabilities. . . . . . . .      1,269                           668
                                                   --------                      ---------     ---------

  Total liabilities. . . . . . . . . . . . . . .     80,330                        79,009
Equity . . . . . . . . . . . . . . . . . . . . .     11,367                        11,379
                                                   ---------                     ---------
  Total liabilities and equity.. . . . . . . . .  $  91,697                     $  90,388
                                                   ---------                     ---------
                                                   ---------                     ---------
Net interest income. . . . . . . . . . . . . . .                                               $   1,741
                                                                                                ---------
                                                                                                ---------
Net interest rate spread(3). . . . . . . . . . .                    2.43%                                        2.41%
                                                                    ----                                         ----
                                                                    ----                                         ----
Net interest margin(4) . . . . . . . . . . . . .                                                                 2.97%
                                                                                                                 ----
                                                                                                                 ----
Ratio of interest-earning assets to
 interest-bearing liabilities. . . . . . . . . .                                   112.37%
                                                                                  -------
                                                                                  -------







                                                    --------------------------------------------
                                                                  EIGHT MONTHS ENDED
                                                    --------------------------------------------
                                                                    MAY 31, 1995
                                                                                        AVERAGE
                                                     AVERAGE                            YEILD/
                                                     BALANCE         INTEREST            COST
                                                  ----------        ----------       ----------
ASSETS:
Interest-earning assets:
  Interest-bearing deposits in other banks . . .   $  5,995          $   194            5.85%
  Investment securities, net(1). . . . . . . . .      1,124               41            5.47
  Loans receivable, net (2). . . . . . . . . . .     58,604            2,980            7.63
  Mortgage-backed securities, net(1) . . . . . .     17,975              845            7.05
                                                   --------          -------
  Total interest-earning assets. . . . . . . . .     83,698            4,060            7.28
  Non-interest-earning assets. . . . . . . . . .      1,360          -------
                                                   --------

  Total assets.. . . . . . . . . . . . . . . . .   $ 85,058
                                                   --------
                                                   --------

LIABILITIES AND EQUITY:
  Interest-bearing liabilities:
  Passbook savings accounts. . . . . . . . . . .   $  8,562              199            3.49
  Money market accounts. . . . . . . . . . . . .     12,851              296            3.45
  NOW accounts . . . . . . . . . . . . . . . . .      4,482               78            2.61
  Certificate accounts . . . . . . . . . . . . .     48,225            1,752            5.45
                                                    --------         --------
  Total interest-bearing liabilities.. . . . . .     74,120            2,325            4.71
 Non-interest-bearing liabilities. . . . . . . .        541         --------
                                                    --------
  Total liabilities. . . . . . . . . . . . . . .     74,661
Equity . . . . . . . . . . . . . . . . . . . . .     10,397
                                                    --------
  Total liabilities and equity.. . . . . . . . .   $ 85,058
                                                    --------
                                                    --------
Net interest income. . . . . . . . . . . . . . .                    $  1,735
                                                                     --------
                                                                     --------

Net interest rate spread(3). . . . . . . . . . .                                        2.57%
                                                                                        -----
                                                                                        -----
Net interest margin(4) . . . . . . . . . . . . .                                        3.11%
                                                                                        -----
                                                                                        -----
Ratio of interest-earning assets to
  interest-bearing liabilities . . . . . . . . .    112.92%
                                                    --------
                                                    --------

 _______________

(1)  Includes unamortized discounts and premiums.
(2) Amount is net of loans in process, net deferred loan origination fees and allowance for estimated loan losses and includes non-performing loans. See "Business of the Association - Lending Activities."
(3) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.



                                                                             YEAR ENDED SEPTEMBER 30,
                                          -----------------------------------------------------------------------------------------
                                                        1995                         1994                          1993
                                          ----------------------------  ---------------------------   -----------------------------
                                                               AVERAGE                      AVERAGE                        AVERAGE
                                           AVERAGE             YIELD/   AVERAGE             YIELD/    AVERAGE               YIELD/
                                           BALANCE   INTEREST   COST    BALANCE   INTEREST   COST     BALANCE   INTEREST     COST
                                          ---------  --------  -------  -------   --------  -------   -------   --------   --------
                                                                                  (Dollars in thousands)
ASSETS:
 Interest-earning assets:
   Interest-bearing deposits in other
banks . . . . . . . . . . . . . . . . . .  $ 5,658    $  294    5.20%    $11,867   $  388    3.27%    $13,182     $  332     2.52%
   Securities, net(1) . . . . . . . . . .    1,154        60    5.20       1,058       44    4.16       1,339         69     5.15
   Loans receivable, (2)  . . . . . . . .   59,832     4,587    7.67      52,119    4,000    7.67      47,470      4,050     8.53
   Mortgage-backed securities, net(1) . .   17,872     1,276    7.14      13,465      992    7.37      10,533        931     8.84
                                           -------    ------              ------    -----             -------      -----
     Total interest-earning assets  . . .   84,516     6,217    7.36      78,509    5,424    6.91      72,524      5,382     7.42
                                                      ------                        -----                          -----
 Non-interest-earning assets  . . . . . .    1,372                         1,267                        1,301
                                           -------                       -------                      -------
     Total assets . . . . . . . . . . . .  $85,888                       $79,776                      $73,825
                                           -------                       -------                      -------
                                           -------                       -------                      -------
LIABILITIES AND EQUITY:
 Interest-bearing liabilities:
   Passbook accounts  . . . . . . . . . .  $ 8,582       287    3.34     $ 9,358      329    3.52     $ 8,060        323     4.01
   Money market savings accounts  . . . .   11,933       400    3.35      19,981      761    3.81      15,333        645     4.21
   NOW accounts . . . . . . . . . . . . .    4,470       109    2.44       4,044      116    2.87       3,766        132     3.51
   Certificate accounts . . . . . . . . .   49,770     2,805    5.64      36,332    1,746    4.81      37,605      1,927     5.12
                                           -------     -----              ------    -----             -------      -----
     Total interest-bearing liabilities .   74,755     3,601    4.82      69,715    2,952    4.23      64,764      3,027     4.67
                                                       -----                        -----                          -----
 Non-interest-bearing liabilities   . . .      572                           788                        1,461
                                           -------                        ------                      -------
     Total liabilities  . . . . . . . . .   75,327                        70,503                       66,225
 Equity   . . . . . . . . . . . . . . . .   10,561                         9,273                        7,600
                                           -------                        ------                      -------
     Total liabilities and equity . . . .  $85,888                       $79,776                      $73,825
                                           -------                       -------                      -------
                                           -------                       -------                      -------
 Net interest income before provision
     for estimated loan losses  . . . . .             $2,616                       $2,472                         $2,355
                                                      ------                       ------                         ------
                                                      ------                       ------                         ------
 Net interest rate spread(3)  . . . . . .                       2.54%                        2.68%                           2.75%
                                                                ----                         ----                            ----
                                                                ----                         ----                            ----
 Net interest margin(4)   . . . . . . . .                       3.10%                        3.15%                           3.25%
                                                                ----                         ----                            ----
                                                                ----                         ----                            ----
 Ratio of interest-earning assets to
   interest-bearing liabilities . . . . .   112.20%                       112.61%                      111.98%
                                            ------                        ------                       ------
                                            ------                        ------                       ------


- ----------------------------
(1)  Includes unamortized discounts and premiums.
(2) Amount is net of loans in process, net deferred loan origination fees and allowance for loan losses and includes non-performing loans. See "Business of the Association - Lending Activities."
(3) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

     RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Association's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                           EIGHT MONTHS ENDED
                                              MAY 31, 1996
                                               COMPARED TO            YEAR ENDED SEPTEMBER 30, 1995    YEAR ENDED SEPTEMBER 30, 1994
                                           EIGHT MONTHS ENDED                  COMPARED TO                      COMPARED TO
                                              MAY 31, 1995            YEAR ENDED SEPTEMBER 30, 1994    YEAR ENDED SEPTEMBER 30, 1993
                                     -----------------------------    ---------------------------    -------------------------------
                                     INCREASE (DECREASE)              INCREASE (DECREASE)             INCREASE (DECREASE)
                                            DUE TO                           DUE TO                          DUE TO
                                     ------------------               ------------------             ------------------
                                      VOLUME     RATE       NET       VOLUME      RATE       NET     VOLUME       RATE       NET
                                     --------   -------   --------    -------    -------   -------   -------    -------    --------
                                                                                 (In thousands)
INTEREST-EARNING ASSETS:
  Interest-earning deposits and
    other investments . . . . . . .  $  (65)    $   33    $  (32)     $ (259)    $  165    $  (94)   $  (36)    $   92     $   56
  Investment securities, net  . . .       4         10        14           5         11        16       (13)       (12)       (25)
  Loans receivable, net . . . . . .     416          6       422         591         (4)      587       377       (427)       (50)
  Mortgage-backed securities, net .     (92)        45       (47)        316        (32)      284       232       (171)        61
                                     ------     ------    ------      ------     ------    ------    ------     ------     ------
    Total change in interest income     263         94       357          653       140       793       560       (518)        42
                                     ------     ------    ------      ------     ------    ------    ------     ------     ------


INTEREST-BEARING LIABILITIES:
  Passbook savings accounts . . . .      (1)       (30)      (31)        (26)       (16)      (42)       48        (42)         6
  Money market accounts . . . . . .     (96)       (21)     (117)       (278)       (83)     (361)      181        (65)       116
  NOW accounts  . . . . . . . . . .       1        (18)      (17)         11        (18)       (7)        9        (25)       (16)
  Certificate accounts  . . . . . .     304        212       516         722        337     1,059       (63)      (118)      (181)
                                     ------     ------    ------      ------     ------    ------    ------     ------     ------
    Total change in interest expense    208        143       351         429        220       649       175       (250)       (75)
                                     ------     ------    ------      ------     ------    ------    ------     ------     ------
Net change in net interest income .  $   55     $  (49)  $     6      $  224     $  (80)   $  144     $ 385     $ (268)     $ 117
                                     ------     ------    ------      ------     ------    ------    ------     ------     ------
                                     ------     ------    ------      ------     ------    ------    ------     ------     ------


COMPARISON OF OPERATING RESULTS FOR THE EIGHT MONTHS ENDED MAY 31, 1996 AND MAY 31, 1995

GENERAL

    Net income for the eight months ended May 31, 1996 decreased by $37,000, or 6.0%, from $619,000 for the eight months ended May 31, 1995. The decline in net income between the two eight month periods was due primarily to a $133,000 increase in non-interest expense, which more than offset a $71,000 increase in non-interest income. Net interest income was essentially unchanged between the two periods.

INTEREST INCOME

    Total interest income for the eight months ended May 31, 1996 increased by $357,000, or 8.8%, to $4.4 million from $4.1 million for the eight months ended May 31, 1995. The increase in total interest income resulted primarily from a $4.3 million increase in the average balance of interest-earning assets, and to a lesser extent, a 25 basis point increase in the average yield on interest-earning assets. The increase also reflected a higher average balance of loans receivable net, which generally produce higher yields than other types of interest-earning assets. The average balance of loans receivable, net increased by $8.2 million between the two periods.

INTEREST EXPENSE

    Total interest expense for the eight months ended May 31, 1996 increased by $351,000, or 15.1%, to $2.7 million from $2.3 million for the eight months ended May 31, 1995. The increase in total interest expense was primarily attributable to the combined effect of a $4.2 million increase in the average balance of interest-bearing liabilities and a 41 basis point increase in the average cost of interest-bearing liabilities. The most significant factor in the increase in the average cost of interest-bearing liabilities was a change in the composition of the Association's deposits as the average balance of relatively higher cost certificate accounts increased by $8.4 million and the average balance of relatively lower cost money market accounts decreased by $4.2 million. The Association has conducted various promotional activities from time to time in recent years in an effort to retain maturing certificate accounts. Management believes that the increase in the average balance of certificate accounts resulted primarily from such promotional activities.

NET INTEREST INCOME

    Net interest income remained essentially unchanged at $1.7 million for the eight month periods ended May 31, 1995 and May 31, 1996. The Association's net interest rate spread decreased by 16 basis points from 2.57% for the eight months ended May 31, 1995 to 2.41% for the eight months ended May 31, 1996. The Association's net interest margin decreased by 14 basis points from 3.11% for the eight months ended May 31, 1995 to 2.97% for the eight months ended May 31, 1996.

PROVISION FOR LOAN LOSSES

    The Association did not make a provision for loan losses during the eight months ended May 31, 1996 or the eight months ended May 31, 1995. The amount of the provision for loan losses, if any, is based upon management's periodic analysis of the adequacy of the allowance for loan losses. The Association has historically experienced very low levels of loan losses. Based upon recent increases in the size of the Association's loan portfolio, management intends to begin making additional provisions for loan losses during the quarter ending September 30, 1996. See "Business of the Association - Lending Activity - Allowance for Loan Losses."

NON-INTEREST INCOME

    For the eight months ended May 31, 1996, non-interest income increased by $71,000, or 79.9%, to $159,000 from $88,000 for the eight months ended May 31, 1995. The increase in non-interest income between the two periods primarily resulted from a $65,000 increase in service charges and fees, which resulted primarily from an increase in the volume of transactions between the two periods. The Association's loan fees included in non-interest income consist of appraisal fees, document preparation fees, recording fees and other direct origination-related fees, which are substantially offset by origination costs. See "Business of the Association - Lending Activity - Origination and Purchase of Loans."

NON-INTEREST EXPENSE

    Non-interest expense increased by $133,000, or 15.0%, from $885,000 for the eight months ended May 31, 1995 to $1.0 million for the eight months ended May 31, 1996. The increase is non-interest expense primarily resulted from a $61,000 increase in compensation and benefit expense, a $17,000 increase in data processing and maintenance expense and a $35,000 increase in other non-interest expense. The increase in compensation and benefit expense was primarily due to an increase in the year-end bonus accrual of $33,000, an increase in the 401(k) profit sharing plan accrual of $16,000 and normal inflationary increases to salaries and benefits.

INCOME TAXES

    Income tax expense for the Association decreased $19,000, or 6.0%, from $319,000 for the eight months ended May 31, 1995 to $300,000 for the eight months ended May 31, 1996. The decrease in income tax expense between the two periods resulted from a $57,000 decrease in income before income taxes.

COMPARISON OF FINANCIAL CONDITION AT MAY 31, 1996 AND SEPTEMBER 30, 1995

    The Association's total assets increased by $3.7 million, or 4.2%, to $91.7 million at May 31, 1996 from $88.0 million at September 30, 1995. The major component of the increase in total assets between the two periods was an increase of $5.6 million in loans receivable, net, of which $4.6 million were one- to four-family residential mortgage loans, which more than offset a $3.4 million decrease in mortgage-backed securities. The Association's total liabilities increased by $3.1 million, or 4.0%, to $80.3 million at May 31, 1996 from $77.2 million at September 30, 1995. The major component of this increase was a $2.4 million increase in deposits, due primarily to a $3.2 million increase in certificates of deposit. Total equity increased by $568,000 between the two periods, which reflects net income of $582,000, which was partially offset by a $14,000 net unrealized loss on securities available for sale.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994

GENERAL

    Net income for the year ended September 30, 1995 increased by $32,000, or 3.5%, to $944,000 from $912,000 for the year ended September 30, 1995. The increase in net income resulted primarily from a $203,000 increase in net interest income after provision for loan losses, which more than offset a $110,000 decrease in non-interest income and a $58,000 increase in non-interest expense between the two periods.

INTEREST INCOME

    Total interest income for the year ended September 30, 1995 increased by $793,000, or 14.6%, to $6.2 million from $5.4 million for the year ended September 30, 1994. The increase in total interest income was due primarily to a $6.0 million increase in the average balance of interest-earning assets and a 45 basis point increase in the average yield on interest-earning assets between the two years. The increase in the average balance of interest-earning assets reflected a $7.7 million increase in net loans receivable and a $4.4 million increase in mortgage-backed securities, net, which more than offset a $6.2 million decrease in the average balance of interest-bearing deposits in other banks.

INTEREST EXPENSE

    The Association's total interest expense increased by $650,000, or 22.0%, from $3.0 million for the year ended September 30, 1994 to $3.6 million for the year ended September 30, 1995. The increase in total interest expense reflects the combined effect of a $5.0 million increase in the average balance of interest-bearing liabilities and a 59 basis point increase in the average cost of interest-bearing liabilities. A significant factor in the increase in total interest expense was a $13.4 million increase in the average balance of certificate accounts, which was responsible for the increase in the Association's cost of funds, because certificate accounts generally are a higher-cost source of funds than other types of deposit accounts and because the average cost of the Association's certificate accounts increased by 83 basis points between the two years. The average cost of the Association's other types of deposit accounts declined by varying amounts between the two years.

NET INTEREST INCOME

    Net interest income increased by $144,000, or 5.8%, from $2.5 million for the year ended September 30, 1994 to $2.6 million for the year ended September 30, 1995. The increase reflected an increase in the average balance of interest-earning assets that was $1.0 million larger than the increase in the average balance of interest-bearing liabilities between the two years. The Association's average interest rate spread declined by 14 basis points from 2.68% to 2.54% and net interest margin declined by 5 basis points from 3.15% to 3.10% between the year ended September 30, 1994 to the year ended September 30, 1995.

PROVISION FOR LOAN LOSSES

    The Association did not make a provision for loan losses for the year ended September 30, 1995 as compared to a $60,000 provision for loan losses for the year ended September 30, 1994. The amount of the provision for loan losses, if any, is based upon management's periodic analysis of the adequacy of the allowance for loan losses. The Association has historically experienced very low levels of loan losses. See "Business of the Association - Lending Activity
- - Allowance for Loan Losses."

NON-INTEREST INCOME

    Non-interest income decreased by $110,000, or 42.2%, from $261,000 for the year ended September 30, 1994 to $151,000 for the year ended September 30, 1995. The decrease in non-interest income was due primarily to a $97,000 decrease in service charges and fee income between the two years, which reflected a decrease in the volume of activity from the year ended September 30, 1994 to the year ended September 30, 1995.

NON-INTEREST EXPENSE

    Total non-interest expense increased by $58,000, or 4.5%, from $1.28 million for the year ended September 30, 1994 to $1.34 million for the year ended September 30, 1995. The primary component of this increase was a $28,000 increase in compensation and benefits expense with the remaining $30,000 of the increase spread over several categories of non-interest expense.

INCOME TAXES

    The Association's income tax expense was essentially unchanged for the year ended September 30, 1994 to the year ended September 30, 1995. The Association's effective tax rate was 33.7% for the year ended September 30, 1995, as compared to 34.4% for the year ended September 30, 1994.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994

    The Association's total assets grew by $5.4 million, or 6.5%, from $82.6 million at September 30, 1994 to $88.0 million at September 30, 1995. The primary component in the increase in total assets was a $7.6 million increase in one- to four-family residential mortgage loans, which more than offset a $2.1 million decrease in cash and cash equivalents. Total liabilities increased by $4.5 million, or 6.1%, from $72.8 million at September 30, 1994 to $77.2 million at September 30, 1995. Almost the entire increase represented an increase in total deposits, which, in turn, resulted from a $10.1 million increase in certificate accounts. Total equity increased by $944,000 from $9.9 million at September 30, 1994 to $10.8 million at September 30, 1995, which represented the Association's net income for the year ended September 30, 1995.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND SEPTEMBER 30, 1993

GENERAL

    The Association's net income decreased by $59,000, or 6.0%, to $912,000 for the year ended September 30, 1994 from $971,000 for the year ended September 30, 1993. The decrease in net income was due primarily to a $74,000 decrease in non-interest income, coupled with a $54,000 increase in non-interest expense, which more than offset an $83,000 increase in net interest income after provision for loan losses between the two years.

INTEREST INCOME

    Total interest income for the year ended September 30, 1994 increased by $42,000, or 0.8%, to $5.4 million from $5.4 million for the year ended September 30, 1993. The increase in total interest income resulted from a $6.0 million increase in the average balance of interest-earning assets, which more than offset a 51 basis point decline in the average yield on interest-earning assets from 7.42% to 6.91% between the two years. In particular, the average yield on the Association's loan portfolio declined 86 basis points from 8.53% to 7.67% and the average yield on the Association's portfolio of mortgage-backed securities declined 147 basis points from 8.84% to 7.37% between the two years. The Association experienced declines in the average yields earned on loans and mortgage-backed securities between the two years despite the increase in market interest rates during the second half of the year ended September

30, 1994 because of high levels of refinancing activity which resulted in older, higher-yielding loans being replaced by new loans originated at relatively lower market interest rates.

INTEREST EXPENSE

    Total interest expense decreased by $76,000, or 2.5%, from $3.0 million for the year ended September 30, 1993 to $2.9 million for the year ended September 30, 1994. The decrease in total interest expense was due to a 44 basis point decline in the average cost of interest-bearing liabilities, which more than offset a $5.0 million increase in the average balance of interest-bearing liabilities between the two years.

NET INTEREST INCOME

    Net interest income for the year ended September 30, 1994 increased by $117,000, or 5.0%, to $2.5 million from $2.4 million for the year ended September 30, 1993. The Association's average interest rate spread decreased by 7 basis points, from 2.75% to 2.68%, and the net interest margin decreased by 10 basis points, from 3.25% to 3.15% between the two years.

PROVISION FOR LOAN LOSSES

    The provision for loan losses increased by $35,000, or 140%, from $25,000 for the year ended September 30, 1993 to $60,000 for the year ended September 30, 1994. The amount of provision for loan losses, if any, is based upon management's periodic analysis of the adequacy of the allowance for loan losses. The Association adopted a revised methodology for analyzing the adequacy of the allowance for loan losses during the year ended September 30, 1994 which placed greater emphasis upon levels of classified assets. Among other factors affecting management's decision to increase the provision for loan losses for the year ended September 30, 1994 were recommendations made by the OTS regarding the methodology for analyzing the adequacy of the allowance for loan losses.
The OTS, as an integral part of its examination process, periodically reviews the Association's allowance for loan losses and may require the Association to make additional provisions for loan losses based upon information available at the time of the review. See "Business of the Association - Lending Activity - Allowance for Loan Losses."

NON-INTEREST INCOME

    Non-interest income decreased $74,000, or 22.0%, to $261,000 for the year ended September 30, 1994 from $335,000 for the year ended September 30, 1993. The primary component of the decrease in non-interest income between the two periods was a $58,000 decrease in service charges and fees. The decrease resulted primarily from a decrease in the service charges and fees charged to meet competition in the Association's market area in order to generate greater loan volume.

NON-INTEREST EXPENSE

    Non-interest expense increased $54,000, or 4.4%, to $1.3 million for the year ended September 30, 1994 from $1.2 million for the year ended September 30, 1993. The major elements of the increase in non-interest expense between the two years were a $27,000 increase in compensation and benefits, a $23,000 increase in FDIC premium expense and a $13,000 increase in data processing and maintenance expense, which more than offset a $27,000 decrease in occupancy and equipment expense.

INCOME TAXES

    Income tax expense increased $13,000, or 2.8%, to $478,000 for the year ended September 30, 1994 from $465,000 for the year ended September 30, 1993. Effective October 1, 1993, the Association adopted SFAS No. 109 "Accounting For Income Taxes ("SFAS 109"). The adoption of SFAS 109 did not have a material effect upon the Association's net income or financial condition.

LIQUIDITY AND CAPITAL RESOURCES

    The Association's primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from the maturation of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Association maintains a liquidity ratio above the regulatory requirement. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5%. The Association's average regulatory liquidity ratios were 7.68%, 11.26%, 26.20%, 18.40% and 17.29% for the years ended September 30, 1995, 1994, 1993, 1992 and
1991, and 6.72% and 9.12% for the eight months ended May 31, 1996 and May 31, 1995, respectively. Management expects the Association's regulatory liquidity ratio to increase immediately after the consummation of the Conversion because the bulk of the net conversion proceeds will initially be invested in short-term investment securities.

    The Association's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $1.2 million and $1.0 million for the eight months ended May 31, 1996 and May 31, 1995, respectively, and were $904,000, $968,000 and $1.0 million for the years ended September 30, 1995, 1994 and 1993, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of investments and mortgage-backed securities, offset by principal collections on loans and proceeds from maturation of investments and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily of activity in deposit accounts. The net increase in deposits was $2.4 million and $3.5 million for the eight months ended May 31, 1996 and May 31, 1995, respectively, and $4.4 million, $4.0 million and $8.3 million for the years ended September 30, 1995, 1994 and 1993, respectively.

    At May 31, 1996, the Association exceeded all of its regulatory capital requirements with a tangible capital level of $11.4 million, or 12.41%, of adjusted total assets, which is above the required level of $1.4 million, or 1.50%; core capital of $11.4 million, or 12.41%, of adjusted total assets, which is above the required level of $2.8 million, or 3.00%; and risk-based capital of $11.5 million, or 27.01%, of risk-weighted assets, which is above the required level of $3.4 million, or 8.00%. See "Regulatory Capital Compliance."

    The Association's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Association's operating, financing, lending and investing activities during any given period. At May 31, 1996, cash and short-term investments totalled $5.3 million. The Association has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Association may also utilize FHLB advances or the sale of securities available for sale as a source of funds. At May 31, 1996, the Association had no advances outstanding from the FHLB and $775,000 of mortgage-backed securities available for sale.

    At May 31, 1996, the Association had outstanding commitments to originate mortgage loans of $2.1 million compared to $2.0 million at September 30, 1995. The Association anticipates that it will have sufficient funds available to meet its current loan origination commitments. See "Business of the Association - General." Certificate accounts which are scheduled to mature in less than one year from May 31, 1996 totalled $43.9 million. The Association expects that a substantial portion of the maturing certificate accounts will be retained by the Association at maturity. However, if a substantial portion of these deposits are not retained, the Association may utilize Federal Home Loan Bank advances, or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

IMPACT OF INFLATION AND CHANGING PRICES

    The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Association's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Association are monetary in nature. As a result, interest rates have a greater impact on the Association's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

    In May 1993, the Financial Accounting Standards Board ("FASB") issued
SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), which has been amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure (SFAS No. 118"). Under the provisions of SFAS No. 114, as amended, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires creditors to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, a creditor shall recognize an impairment by recording a valuation allowance with a corresponding charge to the provision for loan losses. The Association adopted the provisions of SFAS No. 114 and SFAS No. 118 effective October 1, 1995. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material impact on the results of operations or financial condition of the Association.

    In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 93-6 "Employers' Accounting For Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 addresses the accounting for shares of stock issued to employees by an employee stock ownership plan ("Employee Plan"). SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released to employees from the Employee Plan to employees. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 will likely increase compensation expense relative to the Employee Plan to be established in the Conversion, as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the Employee Plan. However, the amount of the increase has not been determined as the expense will be based on the fair value of the shares committed to be released to employees, which is not yet determinable.

    In May 1995, the FASB issued Statement of Financial Accounting Standards
No. 122 "Accounting for Mortgage Servicing Rights ("SFAS No. 122")." SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. In addition, institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. Adoption of this statement is not expected to have a material impact on the Association's net income or financial condition.

    In November 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"). This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS No. 123 permits the Association to choose either a new fair value based method or the current APB Opinion 25 intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under Opinion 25. The disclosure provisions of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995. Any effect that this statement will have on the Association will be applicable upon the consummation of the Conversion.


                             BUSINESS OF THE ASSOCIATION

GENERAL

    The Association's principal business is to operate a community-oriented savings and loan association. The Association attracts retail deposits from the general public in the area surrounding its office and invests those deposits, together with funds generated from operations, primarily in fixed-rate one- to four-family residential mortgage loans and investment and mortgage-backed securities. The Association invests, on a limited basis, in multi-family mortgage, commercial real estate, construction and land and consumer loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy." The Association's revenues are derived principally from interest on its mortgage loans, and interest and dividends on its investment and mortgage-backed securities. The Association's primary sources of funds are deposits and principal and interest payments on loans and securities.

MARKET AREA AND COMPETITION

    The Association's primary deposit gathering area is concentrated in Delphos and the other communities surrounding its office, while its lending activities primarily include areas throughout Allen, Putnam and Van Wert Counties in Northwestern Ohio. The tri-county area includes the city of Lima, Ohio, which has a population of approximately 45,000 and is located approximately 15 miles southeast of Delphos in Allen County.

    The Association's market area is located within 250 miles of several of the largest metropolitan areas in the United States, including, Chicago, Detroit, Pittsburgh, Cleveland, Cincinnati, and Indianapolis. There are approximately 150 manufacturing firms located in the tri-county area and manufacturing accounts for one-third of the employment sector. Wholesale and retail trade is the second largest employment sector in the tri-county area accounting for 24% of employment. The City of Lima has experienced increases in unemployment in recent years due to the closing of several large industrial plants. See "Risk Factors - Concentration in Real Estate Lending in Northwestern Ohio."

    The Association's primary market area is a competitive market for financial services and the Association faces significant competition both in making loans and in attracting deposits. The Association faces direct competition from a number of financial institutions operating in its market area, many with a state-wide or regional presence, and in some cases, a national presence. Many of these financial institutions are significantly larger and have greater financial resources than the Association. The Association's competition for loans comes principally from savings institutions, mortgage banking companies, commercial banks and credit unions. Its most direct competition for deposits has historically come from savings institutions and commercial banks. In addition, the Association faces increasing competition for deposits and other financial products from non-bank institutions such as brokerage firms and insurance companies in such areas as short-term money market funds, corporate and government securities funds, mutual funds and annuities. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions.

LENDING ACTIVITIES

    LOAN PORTFOLIO COMPOSITION. The Association's loan portfolio consists primarily of conventional first mortgage loans secured by one- to four-family residences. At May 31, 1996, the Association had gross loans receivable of $73.4 million, of which $61.2 million were one- to four-family, residential mortgage loans, or 83.35% of the Association's gross loans receivable. The remainder of the portfolio consists of: $1.4 million of multi-family mortgage loans, or 1.88% of gross loans receivable; $5.1 million of commercial real estate loans, or 6.96% of gross loans receivable; $3.8 million of construction and land loans, or 5.15% of gross loans receivable; and consumer loans of $2.0 million, or 2.66% of gross loans receivable. At that same date, 66.8% of the Association's loan portfolio had fixed interest rates. The Association had no loans held for sale at May 31, 1996.

    The types of loans that the Association may originate are subject to federal and state law and regulations. Interest rates charged by the Association on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors.
These factors are, in turn, affected by, among other things, economic conditions, fiscal policies of the federal government, the monetary policies of the Federal Reserve Board, and legislative tax policies.

    The following table sets forth the composition of the Association's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.


                               AT MAY 31,                                        AT SEPTEMBER 30,
                           ---------------- ----------------------------------------------------------------------------------------
                                 1996             1995             1994              1993             1992               1991
                           ---------------- ----------------  ---------------  ----------------   --------------   -----------------
                                   PERCENT          PERCENT           PERCENT           PERCENT          PERCENT             PERCENT
                                     OF               OF                OF                OF                OF                 OF
                            AMOUNT  TOTAL    AMOUNT  TOTAL     AMOUNT  TOTAL     AMOUNT  TOTAL    AMOUNT   TOTAL    AMOUNT    TOTAL
                           -------  ------- -------  -------  -------  ------  --------  ------   ------   -----   -------    ------
                                                                     (Dollars in thousands)
Real estate:
  One- to four-family . .  $61,173  83.35%  $56,556  83.28%   $49,424  83.32%   $41,793  82.78%   $41,315  84.57%   $37,607   82.61%
  Multi-family  . . . . .    1,379   1.88     1,521   2.24      1,276   2.15        771   1.53        729   1.49        244    0.54
  Commercial real estate     5,109   6.96     3,901   5.74      3,706   6.25      3,720   7.37      3,856   7.89      3,574    7.85

  Construction and land .    3,785   5.15     3,808   5.61      3,081   5.19      2,780   5.51      1,473   3.02      2,432    5.34
Consumer  . . . . . . . .    1,951   2.66     2,128   3.13      1,833   3.09      1,422   2.81      1,478   3.03      1,669    3.66
                           -------  -----    ------  -----    -------  -----     ------  -----     ------  -----     ------   -----

    Gross loans receivable  73,397 100.00%   67,914 100.00%    59,320 100.00%    50,486 100.00%    48,851 100.00%    45,526  100.00%
                                   ------           ------            ------            ------            ------             ------
                                   ------           ------            ------            ------            ------             ------
  Undisbursed loan funds    (3,620)          (3,732)           (2,728)           (2,659)           (2,167)           (1,872)
  Deferred loan
     origination fees . .      (48)             (47)              (49)              (48)              (92)             (155)
  Allowance for estimated
      loan losses . . . .      (92)             (92)              (92)              (32)              (29)              (29)
                            ------            -----             -----             -----             -----             -----
  Loans receivable, net .  $69,637          $64,043           $56,451           $47,747           $46,563           $43,470
                           -------          -------           -------           -------           -------           -------
                           -------          -------           -------           -------           -------           -------


    LOAN MATURITY. The following table shows the contractual maturity of the Association's gross loans receivable May 31, 1996. There were no loans held for sale at May 31, 1996. The table does not include principal prepayments.

                                                                                 AT MAY 31, 1996
                                             -------------------------------------------------------------------------------------
                                               ONE- TO                  COMMERCIAL                                         GROSS
                                                FOUR-       MULTI-         REAL         CONSTRUCTION                       LOANS
                                                FAMILY      FAMILY        ESTATE          AND LAND        CONSUMER      RECEIVABLE
                                             ----------  -----------    ----------      ------------    ----------      ----------
                                                                                  (IN THOUSANDS)
Amounts due:
  One year or less  . . . . . . . . . . .    $    650    $     --         $    35           $   182     $  1,361        $   2,228

  After one year:
    More than one year to three years . .         371          --              16                34          138              559
    More than three years to
      five years  . . . . . . . . . . . .       1,184          10              --               118          238            1,550
    More than five years to 10 years  . .       8,228         323             474                12          162            9,199
    More than 10 years to 20 years  . . .      33,226         569           2,910               736           52           37,493
    More than 20 years  . . . . . . . . .      17,514         477           1,674             2,703           --           22,368
                                               ------        ----           -----             -----         ----           ------
    Total due after
      May 31, 1997  . . . . . . . . . . .      60,523       1,379           5,074             3,603          590           71,169
                                               ------        ----           -----             -----         ----           ------

       Gross loans receivable   . . . . .     $61,173      $1,379          $5,109            $3,785       $1,951          $73,397
                                               ------        ----           -----             -----         ----           ------
                                               ------        ----           -----             -----         ----           ------



    The following table sets forth at May 31, 1996, the dollar amount of gross loans receivable contractually due after May 31, 1997, and whether such loans have fixed interest rates or adjustable interest rates.

                                                 DUE AFTER MAY 31, 1997
                                          ------------------------------------
                                             FIXED     ADJUSTABLE      TOTAL
                                          ----------  ------------    --------
                                                      (In thousands)
Real estate loans:

 Residential:
   One- to four-family  . . . . . . . .     $42,550      $17,973      $60,523

   Multi-family . . . . . . . . . . . .         934          445        1,379

 Commercial real estate . . . . . . . .         624        4,450        5,074
 Construction and land  . . . . . . . .       3,211          392        3,603

Consumer  . . . . . . . . . . . . . . .         590           --          590
                                            -------      -------      -------
    Total   . . . . . . . . . . . . . .     $47,909      $23,260      $71,169
                                            -------      -------      -------
                                            -------      -------      -------

    ORIGINATION AND PURCHASE OF LOANS. The Association's mortgage lending activities are conducted through its home office. Although the Association may originate both adjustable-rate and fixed-rate mortgage loans, a substantial majority of the Association's loan originations have been fixed-rate mortgage loans. The Association's ability to originate loans is dependent upon the relative customer demand for fixed-rate or adjustable-rate mortgage loans, which is affected by the current and expected future level of interest rates. The Association has not emphasized the origination of adjustable-rate mortgage loans due to the relatively low demand for such loans in the Association's primary market area. The Association retains for its portfolio all of the mortgage loans that it originates. At May 31, 1996, there were no loans categorized as held for sale. In addition, the Association also emphasizes the origination of construction loans secured primarily by owner-occupied properties. From time to time the Association has participated in loans originated by other institutions based upon the Association's investment needs and market opportunities.

    The following tables set forth the Association's loan originations and principal repayments for the periods indicated:

                                             FOR THE EIGHT MONTHS ENDED     FOR THE YEAR ENDED SEPTEMBER 30,
                                            ---------------------------     ---------------------------------------
                                            MAY 31, 1996   MAY 31, 1995         1995          1994           1993
                                            ------------   ------------     -----------    ----------     ----------
                                                                            (IN THOUSANDS)
Beginning balance, net . . . . . . . .       $  64,043      $  56,451      $  56,451      $  47,747      $  46,563
   Loans originated:
       One- to four-family . . . . . .          13,510          6,382         12,116         20,788         19,642
       Multi-family. . . . . . . . . .              --            222            423            862            449
       Commercial real estate. . . . .           1,929            543            733            862          1,390
       Construction and land . . . . .           3,441          2,416          5,033          4,788          3,183
       Consumer. . . . . . . . . . . .           1,508          1,767          2,608          2,068          1,560
                                              ---------      ---------      ---------      ---------      ---------
           Total loans originated. . .          20,388         11,330         20,913         29,368         26,224
   Principal prepayments . . . . . . .         (14,908)        (7,377)       (12,319)       (20,534)       (24,589)
   Transfer to REO . . . . . . . . . .              --             --             --             --             --
   Change in undisbursed loan funds(1)             113            298         (1,004)           (69)          (492)
   Change in unearned origination fees               1             (1)             2             (1)            45
   Change in allowance for estimated
       loan losses . . . . . . . . . .              --             --             --            (60)            (4)
                                              ---------      ---------      ---------      ---------      ---------
Ending balance, net. . . . . . . . . .       $  69,637      $  60,701      $  64,043      $  56,451      $  47,747
                                              ---------      ---------      ---------      ---------      ---------
                                              ---------      ---------      ---------      ---------      ---------


____________________
(1) Represents change in loans in process from first day to last day of the period.

    ONE- TO FOUR-FAMILY MORTGAGE LENDING. The primary lending activity of the Association has been and continues to be the origination of permanent conventional mortgage loans secured by one- to four-family residences located in the Association's primary market area, which the Association retains in its portfolio. The Association's loans generally do not conform to secondary market standards because the Association does not require title insurance or a survey. Management believes that the Association's policy of not selling the loans that it originates provides the Association with a competitive advantage in the origination of loans in its primary market area. Loan originations are obtained from the Association's loan officers and their contacts with the local real estate industry, existing or past customers, and members of the local communities. The Association primarily originates fixed-rate loans, but also offers adjustable-rate mortgage ("ARM") loans. At May 31, 1996, one- to four-family mortgage loans totalled $61.2 million, or 83.35% of total loans at such date. Of the Association's mortgage loans secured by one- to four-family residences, $43.2 million, or 70.6%, were fixed-rate loans.

    The Association's policy is to originate one- to four-family residential mortgage loans in amounts up to 80% of the appraised value of the property securing the loan, up to 85% of the appraised value if the loan is co-signed by a person approved by the Board of Directors and up to 90% of the appraised value if private mortgage insurance is obtained. Mortgage loans originated by the Association generally include due-on-sale clauses which provide the Association with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Association's consent. Due-on-sale clauses are an important means of adjusting the rates on the Association's fixed-rate mortgage loan portfolio and the Association exercises its rights under these clauses. The residential mortgage loans originated by the Association are generally for terms to maturity of up to 30 years.

    The Association offers several adjustable rate loan programs with terms of up to 30 years and interest rates that adjust either annually or every three years. Of the Association's mortgage loans secured by one- to four-family residences, $18.0 million, or 29.4%, had adjustable rates. The Association's one year ARM loan has a maximum adjustment limitation of 1.5% per year and a 5.0% lifetime cap on adjustments. The Association's three-year ARM loan has a maximum adjustment limitation of 2.0% per change and a 5.0% lifetime cap. The index for substantially all of the Association's ARM loans is the Federal Home Loan Bank System's National Average Mortgage Rate for Previously-Occupied Homes.

    The volume and types of ARM loans originated by the Association have been affected by such market factors as the level of interest rates, consumer preferences, competition and the availability of funds. In recent years, demand for ARM loans in the Association's primary market area has been weak due to the low interest rate environment and consumer preference for fixed-rate loans. Consequently, in recent years the Association has not originated a significant amount of ARM loans as compared to its originations of fixed-rate loans. The ARM loans offered by the Association do not provide for initial deep discount interest rates or for negative amortization. Although the Association will continue to offer ARM loans, there can be no assurance that in the future the Association will be able to originate a sufficient volume of ARM loans to constitute a significant portion of the Association's loan portfolio.

    MULTI-FAMILY LENDING. On a limited basis, the Association originates multi-family mortgage loans generally secured by properties located in the Association's primary market area. In reaching its decision on whether to make a multi-family loan, the Association considers a number of factors including: the net operating income of the mortgaged premises before debt service and depreciation; the debt service ratio (the ratio of net operating income to debt service); and the ratio of loan amount to appraised value. Pursuant to the Association's current underwriting policies, a multi-family mortgage loan may be made in an amount up to 80% of the appraised value of the underlying property. In addition, the Association generally requires a debt service ratio of 120%. Properties securing a multi-family loan are appraised by an independent appraiser.

    When evaluating a multi-family loan, the Association also considers the financial resources and income level of the borrower, the borrower's experience in owning or managing similar property, and the Association's lending experience with the borrower. The Association's underwriting policies require that the borrower be able to demonstrate strong management skills and the ability to maintain the property from current rental income. The borrower is required to present evidence of the ability to repay the mortgage and a satisfactory credit history. In making its assessment of the creditworthiness of the borrower, the Association generally reviews the financial statements, employment and credit history of the borrower, as well as other related documentation.

    Loans secured by multi-family residential properties generally involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. The Association seeks to minimize these risks through its underwriting policies, which require such loans to be qualified at origination on the basis of the property's income and debt coverage ratio.

    The Association's multi-family loan portfolio at May 31, 1996 totalled $1.4 million or 1.88% of gross loans receivable. The Association's largest multi-family loan at May 31, 1996, had an outstanding balance of $236,000, is secured by eleven units and is current as to the repayment of principal and interest.

    COMMERCIAL REAL ESTATE LENDING. On a limited basis, the Association originates and participates in commercial real estate loans that are generally secured by properties used for business or religious purposes such as farms, churches, nursing homes, small office buildings or retail facilities located in its primary market area. The Association's underwriting procedures provide that commercial real estate loans may be made in amounts up to 80% of the appraised value of the property. The Association's underwriting standards and procedures are similar to those applicable to its multi-family loans, whereby the Association considers the net operating income of the property, the debt service ratio and the borrower's expertise, credit history and profitability. The largest commercial real estate loan in the Association's portfolio at May 31, 1996 was a $1.5 million participation in a $5.0 million mortgage and is secured by a nursing home. The loan was current and performing in accordance with its contractual terms at May 31, 1996. At May 31, 1996 the Association's commercial real estate loan portfolio was $5.1 million, or 6.96% of gross loans receivable.

    Loans secured by commercial real estate properties, similar to multi-family loans, are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to a great extent to adverse conditions in the real estate market or the economy. The Association seeks to minimize these risks through its underwriting standards.

    CONSTRUCTION AND LAND LENDING. The Association generally originates construction and land development loans to contractors and individuals in its primary market area. The Association's construction loans primarily are made to finance the construction of owner-occupied one- to four-family residential properties and to a significantly lesser extent, real estate developments. The Association's construction loans to individuals are primarily fixed-rate loans with maturities of six months which, upon completion of construction, convert to permanent loans with maturities of up to 30 years. The

Association's policies provide that construction loans may be made in amounts up to 80% of the appraised value of the property for construction of one- to four-family residences. The Association requires an independent appraisal of the property. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. The Association requires regular inspections to monitor the progress of construction. Land loans are determined on an individual basis, but generally they do not exceed 75% of the actual cost or current appraised value of the property, whichever is less. The largest construction and land loan in the Association's portfolio at May 31, 1996 had a balance of $334,000 and is secured by a single family residence. This loan is currently performing in accordance with its terms. At May 31, 1996, the Association has $3.8 million of construction and land loans totalling 5.15% of the Association's gross loans receivable.

    Construction and land financing is considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, the Association may be confronted with a project, when completed, having a value which is insufficient to assure full repayment.

    CONSUMER AND OTHER LENDING. The Association's originated consumer loans generally consist of automobile loans, second mortgage loans, home equity loans, mobile home loans and loans secured by deposits. At May 31, 1996, the Association's consumer loan portfolio was $2.0 million, or 2.66% of gross loans receivable.

    LOAN APPROVAL PROCEDURES AND AUTHORITY. The Board of Directors establishes the lending policies of the Association. Loans in amounts up to $50,000 may be approved by the Association's loan officers. Loans in excess of $50,000 and up to $250,000 must be approved by the Loan Committee which consists of two senior officer/directors and one outside director. Loans in excess of $250,000 must be approved by the Board of Directors. Pursuant to OTS regulations, loans to one borrower cannot exceed 15% of the Association's unimpaired capital and surplus. The Association will not make loans to one borrower that are in excess of regulatory limits.

    DELINQUENCIES AND CLASSIFIED ASSETS. The Board of Directors performs a monthly review of all delinquent loans thirty days or more past due. The procedures taken by the Association with respect to delinquencies vary depending on the nature of the loan and period of delinquency. When a borrower fails to make a required payment on a loan, the Association takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. The Association sends the borrower a written notice of non-payment after the loan is first past due. In the event payment is not then received, additional letters are sent and phone calls are made. If management believes that the loan is well-secured, the Association generally will try to work with the borrower to have the loan brought current. If the loan is still not brought current and it becomes necessary for the Association to take legal action, the Association will commence foreclosure proceedings against any real property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan is foreclosed upon and sold at sheriff's sale.

    Federal regulations and the Association's Classification of Assets Policy require that the Association utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Association has incorporated the OTS internal asset classifications as a part of its credit monitoring system. The Association currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.

"Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

    When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, under current OTS policy the Association is required to consider establishing a general valuation allowance in an amount deemed prudent by management. The general valuation allowance, which is a regulatory term, represents a loss allowance which has been established to recognize the inherent credit risk associated with lending and investing activities, but which, unlike specific allowances, has not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

    A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation allowances. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. As a result of the declines in local and regional real estate market values and the significant losses experienced by many financial institutions, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions undertaken as part of the examination of institutions by the OTS and the FDIC. While the Association believes that it has established an adequate allowance for estimated loan losses, there can be no assurance that regulators, in reviewing the Association's loan portfolio, will not request the Association to materially increase its allowance for loan losses, thereby negatively affecting the Association's financial condition and earnings. Although management believes that an adequate allowance for loan losses has been established, actual losses are dependent upon future events and, as such, further additions to the level of allowances for estimated loan losses may become necessary.

    The Association's management reviews and classifies the Association's assets quarterly and reports the results of its review to the Board of Directors. The Association classifies assets in accordance with the management guidelines described above. REO is classified as Substandard. At May 31, 1996, the Association had $9,000 of assets classified as Special Mention, $845,000 of assets classified as Substandard, and $1,000 of assets classified as Doubtful and no amount classified as Loss.

    NON-PERFORMING ASSETS. The following table sets forth information regarding non-accrual loans, accruing loans which are contractually past due 90 days or more and REO. The Association generally ceases accruing interest on loans 90 days or more past due. For the eight months ended May 31, 1996 and May 31, 1995 and the years ended September 30, 1995, 1994, 1993, 1992 and 1991, respectively, the amount of interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $6,599, $4,482, $5,780, $15,142, $15,158, $10,302, and
$7,776, none of which was recognized.

                                              AT MAY       AT MAY
                                               31,          31,                           AT SEPTEMBER 30,
                                                                     -------------------------------------------------------
                                              1996         1995       1995        1994        1993        1992        1991
                                            --------    ---------    -------    -------     -------     -------     --------
                                                                                (DOLLARS IN THOUSANDS)
Non-accrual loans:
   Residential real estate:
       One- to four-family . . . . . .       $316       $  89        $150        $169        $239        $253        $287
       Multi-family. . . . . . . . . .         --          --          --          --          --          --          --
   Commercial real estate. . . . . . .         --          98          98         100          76          76          80
   Construction and land . . . . . . .         --          --          --          --          --          --          --
   Consumer. . . . . . . . . . . . . .         --          --           2           1           4          12          10
                                              ----        ----        ----        ----        ----        ----        ----
       Total non-accrual loans . . . .        316         187         250         270         319         341         377
   Loans contractually past due more
     than 90 days and accruing interest        --          --          --          --          --          --          --
                                              ----        ----        ----        ----        ----        ----        ----
       Total non-performing loans. . .        316         187         250         270         319         341         377
REO, net   . . . . . . . . . . . . . .         --          --          --          --          --          --         114
                                              ----        ----        ----        ----        ----        ----        ----
       Total non-performing
         assets. . . . . . . . . . . .       $316        $187        $250        $270        $319        $341        $491
                                              ----        ----        ----        ----        ----        ----        ----
                                              ----        ----        ----        ----        ----        ----        ----
Allowance for loan losses as a
   percent of gross loans receivable .      0.13%       0.15%       0.14%       0.16%       0.06%       0.06%       0.05%
Allowance for loan losses as a
   percent of total non-performing
   loans(1). . . . . . . . . . . . . .      29.19       49.45       36.99       34.17       10.16        8.43        7.63
Non-performing loans
   as a percent of gross loans
   receivable(1) . . . . . . . . . . .       0.43        0.30        0.37        0.46        0.63        0.70        0.67
Non-performing assets
   as a percent of total
   assets(1) . . . . . . . . . . . . .       0.35        0.21        0.28        0.33        0.41        0.50        0.76


________________________
(1) Non-performing assets consist of non-performing loans and REO. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accrual loans.

     The following table sets forth delinquencies in the Association's loan portfolio as of the dates indicated:

                                                  AT MAY 31, 1996                              AT SEPTEMBER 30, 1995
                                  ----------------------------------------------- ----------------------------------------------
                                        68-89 DAYS          90 DAYS OR MORE(1)           60-89 DAYS          90 DAYS OR MORE(1)
                                  ----------------------  -----------------------  ----------------------  ----------------------
                                               PRINCIPAL               PRINCIPAL                PRINCIPAL               PRINCIPAL
                                    NUMBER      BALANCE     NUMBER      BALANCE      NUMBER      BALANCE     NUMBER      BALANCE
                                   OF LOANS    OF LOANS    OF LOANS    OF LOANS     OF LOANS    OF LOANS    OF LOANS    OF LOANS
                                  ----------  ----------  ----------  -----------  ----------  ----------  ----------  ----------
                                                                      (DOLLARS IN THOUSANDS)

One- to four-family. . . . . .          3       $ 139           6        $ 316          7        $ 165          5        $ 150
Multi-family . . . . . . . . .         --          --          --           --         --           --         --           --
Commercial real estate . . . .         --          --          --           --         --           --          1           98
Construction and land. . . . .         --          --          --           --         --           --         --           --
Consumer . . . . . . . . . . .          3           8          --           --         --           --          1            2
                                      ---       -----         ---        -----        ---        -----        ---        -----

Total. . . . . . . . . . . . .          6       $ 147           6        $ 316          7        $ 165          7        $ 250
                                      ---       -----         ---        -----        ---        -----        ---        -----
                                      ---       -----         ---        -----        ---        -----        ---        -----
Delinquent loans to gross
    loans receivable . . . . .                    .20%                     .43%                    .24%                    .37%


                                               AT SEPTEMBER 30, 1994                            AT SEPTEMBER 30, 1993
                                  -----------------------------------------------  ----------------------------------------------
                                        68-89 DAYS          90 DAYS OR MORE(1)           60-89 DAYS          90 DAYS OR MORE(1)
                                  ----------------------  -----------------------  ----------------------  ----------------------
                                               PRINCIPAL               PRINCIPAL                PRINCIPAL               PRINCIPAL
                                    NUMBER      BALANCE     NUMBER      BALANCE      NUMBER      BALANCE     NUMBER      BALANCE
                                   OF LOANS    OF LOANS    OF LOANS    OF LOANS     OF LOANS    OF LOANS    OF LOANS    OF LOANS
                                  ----------  ----------  ----------  -----------  ----------  ----------  ----------  ----------
                                                                      (DOLLARS IN THOUSANDS)


One- to four-family. . . . . .          4     $    92           7       $  169          9       $  186         11       $  239
Multi-family . . . . . . . . .         --          --          --           --         --           --         --           --
Commercial real estate . . . .         --          --           1          100         --           --          1           76
Construction and land. . . . .         --          --          --           --         --           --         --           --
Consumer loans . . . . . . . .          1           1           1            1          2            4          2            4
                                      ---       -----         ---        -----        ---        -----        ---        -----

Total. . . . . . . . . . . . .          5     $    93           9       $  270         11       $  190         14       $  319
                                      ---       -----         ---        -----        ---        -----        ---        -----
                                      ---       -----         ---        -----        ---        -----        ---        -----
Delinquent loans to gross
    loans receivable . . . . .                    .16%                     .46%                    .38%                    .63%

______________________
(1) Loans 90 days or more past due are included in non-accrual loans. See "Non-Performing Assets."

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in the Association's loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to make additional provisions for loan losses based upon information available at the time of the review. As of May 31, 1996, the Association's allowance for loan losses was 0.13% of gross loans receivable as compared to 0.14% as of September 30, 1995. The Association had non-accrual loans of $316,000 and $250,000 at May 31, 1996 and September 30, 1995, respectively. At May 31, 1996, the Association had no loans classified as "impaired." The Association will continue to monitor and modify its allowances for loan losses as conditions dictate.

     The following table sets forth activity in the Association's allowance for loan losses for the periods set forth in the table.


                                      AT OR FOR THE EIGHT
                                         MONTHS ENDED          AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                      -------------------  ----------------------------------------------
                                       MAY 31,   MAY 31,
                                        1996      1995      1995      1994      1993      1992      1991
                                      --------  ---------  ------    ------    ------    ------    ------
                                                            (DOLLARS IN THOUSANDS)
Balance at beginning of
  period . . . . . . . . . . . . .      $  92     $  92     $  92     $  32     $  29       $29     $  29
Provision for loan losses. . . . .         --        --       ---        60        25        --        --
Charge-offs:
   Real Estate:
      One- to four-family. . . . .         --        --        --        --        22        --        --
      Multi-family . . . . . . . .         --        --        --        --        --        --        --
      Commercial real estate . . .         --        --        --        --        --        --        --
      Construction and land. . . .         --        --        --        --        --        --        --
   Consumer. . . . . . . . . . . .         --        --        --        --        --        --        --
Recoveries . . . . . . . . . . . .         --        --        --        --        --        --        --
                                        -----     -----     -----     -----     -----     -----     -----
Balance at end of period . . . . .      $  92     $  92     $  92     $  92     $  32     $  29     $  29
                                        -----     -----     -----     -----     -----     -----     -----
                                        -----     -----     -----     -----     -----     -----     -----

Net charge-offs to average
   gross loans receivable. . . . .         --        --        --        --       .04%       --        --

     The following tables set forth the amount of the Association's allowance for loan losses, the percent of the allowance for loan losses to the total allowance and the percent of gross loans to gross loans receivable in each of the categories listed at the dates indicated.

                                                                         AT MAY 31, 1996
                                                    ----------------------------------------------------------------
                                                                                                     PERCENT OF
                                                                                                     GROSS LOANS
                                                                                                         IN
                                                                            PERCENT OF                  EACH
                                                                            ALLOWANCE                CATEGORY TO
                                                                             TO TOTAL                GROSS LOANS
                                                      AMOUNT                ALLOWANCE                RECEIVABLE
                                                    --------                -----------              -----------
                                                                       (DOLLARS IN THOUSANDS)
          One- to four-family. . . . . . . .          $   65                 70.35%                     83.35%
          Multi-family . . . . . . . . . . .               3                  3.30                       1.88
          Commercial real estate . . . . . .               6                  6.31                       6.96
          Construction and Land. . . . . . .               2                  2.25                       5.15
          Consumer . . . . . . . . . . . . .               5                  5.38                       2.66
          Unallocated. . . . . . . . . . . .              11                 12.41                         --
                                                      ------                -------                    -------
            Total allowance for loan losses.            $ 92                100.00%                    100.00%
                                                      ------                -------                    -------
                                                      ------                -------                    -------



                                                                 AT SEPTEMBER 30,
                      -----------------------------------------------------------------------------------------
                                     1995                                           1994
                      ------------------------------------------    -------------------------------------------
                                                    PERCENT OF                                    PERCENT OF
                                                    GROSS LOANS                                  GROSS LOANS
                                                     IN EACH                                       IN EACH
                                   PERCENT OF       CATEGORY                   PERCENT OF         CATEGORY
                                   ALLOWANCE           TO                      ALLOWANCE           TO
                                    TO TOTAL       GROSS LOANS                  TO TOTAL         GROSS LOANS
                      AMOUNT       ALLOWANCE       RECEIVABLE      AMOUNT      ALLOWANCE         RECEIVABLE
                      ------       ---------       ----------      ------      ---------          ----------
                                                            (DOLLARS IN THOUSANDS)
One- to four-
  family . . . .       $63           68.21%         83.28%           $62          67.58               83.32%

Multi-family . .         3            3.25           2.24              4           4.36                2.15

Commercial real
 estate. . . . .         4            5.03           5.74              4           4.75                6.25

Construction
 and land. . . .         6            6.25           5.61              5           5.75                5.19

Consumer . . . .         5            5.26           3.13              5           5.20                3.09

Unallocated. . .        11           12.00             --             12          12.36                  --
                    --------        -------        -------         -----         -------             ------

Total allowance
 for loan losses       $92          100.00%        100.00%          $ 92         100.00%             100.00%
                    --------        -------        -------         -----         -------             ------
                    --------        -------        -------         -----         -------             ------













                                                         AT SEPTEMBER 30,
                      ---------------------------------------------------------------------------------------

                                       1993                                         1992
                      ----------------------------------------   --------------------------------------------
                                                   PERCENT OF                                  PERCENT OF
                                                   GROSS LOANS                                 GROSS LOANS
                                                   IN EACH                                     IN EACH
                                    PERCENT OF     CATEGORY                    PERCENT OF      CATEGORY
                                    ALLOWANCE         TO                       ALLOWANCE         TO
                                    TO TOTAL      GROSS LOANS                  TO TOTAL        GROSS LOANS
                       AMOUNT       ALLOWANCE     RECEIVABLE      AMOUNT       ALLOWANCE       RECEIVABLE
                       ------       ---------     ----------      ------       ----------      -------------
                                                        (DOLLARS IN THOUSANDS)
One- to four-
  family . . . .         $23         70.24%         82.78%           $20          68.28%          84.57%

Multi-family . .           1          2.78           1.53              1           2.94            1.49

Commercial real
 estate. . . . .           3          7.75           7.37              2           8.26            7.89

Construction
 and land. . . .           1          3.80           5.51              1           3.75            3.02

Consumer . . . .           1          4.84           2.81              2           5.41            1.03

Unallocated. . .           3         10.59             --              3          11.36             --
                         ---        -------        -------           ---         -------         ------
Total allowance
 for loan losses         $32        100.00%        100.00%           $29         100.00%         100.00%
                         ---        -------        -------           ---         -------         ------
                         ---        -------        -------           ---         -------         ------


                                AT SEPTEMBER 30,
                    ---------------------------------------------
                                      1991
                    ---------------------------------------------
                                                   PERCENT OF
                                                   GROSS LOANS
                                                   IN EACH
                                   PERCENT OF      CATEGORY
                                   ALLOWANCE            TO
                                   TO TOTAL        GROSS LOANS
                     AMOUNT        ALLOWANCE       RECEIVABLE
                    -------        ----------      ------------
                             (DOLLARS IN THOUSANDS)
One- to four-
  family . . . .       $19            67.25%         82.61%

Multi-family . .         1             3.75            .54

Commercial real
 estate. . . . .         3             8.25           7.85

Construction
 and land. . . .         1             4.25           5.34

Consumer . . . .         2             5.76           3.66

Unallocated. . .         3            10.74             --
                       ---           -------        -------
Total allowance
 for loan losses       $29           100.00%        100.00%
                       ---           -------        -------
                       ---           -------        -------

REAL ESTATE OWNED

     At May 31, 1996, the Association had no REO. If the Association acquires any REO, it is initially recorded at fair value less costs to sell and thereafter REO is recorded at the lower of the recorded investment in the loan or the fair value of the related assets at the date of foreclosure, less costs to sell. Thereafter, REO is valued at the lower of the recorded investment or the fair value of the property less costs to sell. If there is a further deterioration in value, the Association provides for a specific valuation allowance.

INVESTMENT ACTIVITIES

     Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certificates of deposit of insured banks and savings institutions, bankers' acceptances and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment-grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, the Association must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. See "Regulation - Federal Savings Institution Regulation - Liquidity." Historically, the Association has maintained liquid assets above the minimum OTS requirements and at a level considered to be more than adequate to meet its normal daily activities.

     The investment policy of the Association as established by the Board of Directors attempts to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complement the Association's lending activities. The Association's policies generally limit investments to government and federal agency securities. The Association's policies provide the authority to invest in U.S. Treasury and federal agency securities meeting the Association's guidelines and in mortgage-backed securities guaranteed by the U.S. government and agencies thereof. At May 31, 1996, the Association had investment and mortgage-backed securities with a carrying value of $15.4 million and a market value of $15.6 million. At May 31, 1996, the Association had $775,000 in mortgage-backed securities classified as available for sale and $14.6 million in investment and mortgage-backed securities classified as held to maturity. $6.5 million of the Association's mortgage-backed securities had adjustable rates at May 31, 1996.

     At May 31, 1996, all of the Association's mortgage-backed securities were insured or guaranteed by either the GNMA or FHLMC. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing or increasing, respectively, the net yield on such securities. There is also the risk associated with the necessity to reinvest the cash flows from such securities at market interest rates which may be lower than the interest rates received on such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

     The following table sets forth certain information regarding the carrying and fair values of the Association's investment securities and mortgage-backed securities at the dates indicated:

                                                                                         AT SEPTEMBER 30,
                                                                  -------------------------------------------------------------
                                     AT MAY 31,
                                        1996                              1995                            1994
                                ---------------------------       ----------------------------       ---------------------
                                CARRYING             FAIR           CARRYING           FAIR          CARRYING       FAIR
                                   VALUE             VALUE            VALUE            VALUE         VALUE          VALUE
                                 ---------        ---------        ----------         --------       --------      -------
                                                                           (IN THOUSANDS)
Securities:

Available for sale:

GNMA certificates  . . . . .        $  775          $   775               --                --            --           --
                                    ------          -------          -------           -------       -------      -------
  Total available for sale .        $  775          $   775               --                --            --           --
                                    ------          -------          -------           -------       -------      -------
Held to maturity:

  FHLB debt securities . . .        $  500          $   500          $   500           $   505      $    500      $   503

  GNMA certificates. . . . .        13,917           14,040           17,133            17,529        17,404       16,803

  FHLMC certificates . . . .           229              239              287               300           351          361
                                    ------          -------          -------           -------       -------      -------
  Total held to
  maturity  . . . . . . .. .        14,646           14,779           17,920            18,334        18,255       17,667
                                    ------          -------          -------           -------       -------      -------
  FHLB stock . . . . . . . .           764              764              726               726           570          570
                                    ------          -------          -------           -------       -------      -------
  Total securities . . . . .       $16,185          $16,318          $18,646           $19,060       $18,825      $18,237
                                   -------          -------          -------           -------       -------      -------
                                   -------          -------          -------           -------       -------      -------

                                    AT SEPTEMBER 30,
                                ------------------------
                                        1993
                                 -----------------------
                                 CARRYING        FAIR
                                  VALUE          VALUE
                                 --------      ---------
                                    (IN THOUSANDS)
Securities:

Available for sale:

GNMA certificates  . . . . .           --            --
                                 --------       -------
  Total available for sale .           --            --
                                 --------       -------
Held to maturity:

  FHLB debt securities . . .      $   500       $   488

  GNMA certificates. . . . .       10,339        11,053

  FHLMC certificates . . . .          536           551
                                  -------       -------
  Total held to
  maturity  . . . . . . .. .       11,375        12,092
                                  -------       -------
  FHLB stock . . . . . . . .          543           543
                                  -------       -------
  Total securities . . . . .      $11,918       $12,635
                                  -------       -------
                                  -------       -------

     The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Association's investment securities and mortgage-backed securities as of May 31, 1996.


                                                                             AT MAY 31, 1996
                                              -------------------------------------------------------------------------------------
                                                                                 MORE THAN ONE                MORE THAN FIVE
                                               ONE YEAR OR LESS                YEAR TO FIVE YEARS           YEARS TO TEN YEARS
                                              -----------------------      --------------------------    --------------------------
                                                            WEIGHTED                        WEIGHTED                       WEIGHTED
                                              CARRYING      AVERAGE        CARRYING         AVERAGE       CARRYING         AVERAGE
                                               VALUE         YIELD          VALUE            YIELD         VALUE             YIELD
                                              -------       -------        ---------        --------      --------         --------
                                                                            (DOLLARS IN THOUSANDS)
Securities:
  Held to maturity:
    FHLB debt securities . . . . . . . .    $  500           4.65%              --             --             --             --
                                              ----                            ----                         -----
    Total debt securities .. . . . . . .    $  500           4.65%              --             --             --             --
                                              ----                            ----                         -----
                                              ----                            ----                         -----
Mortgage-backed securities:
  Available for sale:
    GNMA . . . . . . . . . . . . . . . .
      Total available for sale . . . . .
  Held to maturity:
    GNMA . . . . . . . . . . . . . . . .        --             --             $  7           8.00%         $  22           8.19%
    FHLMC  . . . . . . . . . . . . . . .        --             --               --             --            187           8.30
                                              ----                            ----                         -----
    Total held to maturity . . . . . . .        --             --                7           8.00            209           8.29
                                              ----                            ----                         -----
      Total mortgage-backed securities .        --             --             $  7           8.00%         $ 209           8.29%
                                              ----                           -----                         -----
                                              ----                           -----                         -----


                                                                     AT MAY 31, 1996
                                                 --------------------------------------------------------
                                                 MORE THAN TEN YEARS                      TOTAL
                                                 ------------------------       -------------------------
                                                                 WEIGHTED                       WEIGHTED
                                                 CARRYING        AVERAGE        CARRYING        AVERAGE
                                                  VALUE          YIELD           VALUE           YIELD
                                                 --------       -------        ---------        -------
                                                                  (DOLLARS IN THOUSANDS)
Securities:

  Held to maturity:
    FHLB debt securities . . . . . . . .              --            --         $   500         4.65%
                                                 -------                       -------

  Total debt securities .. . . . . . . .              --            --         $   500         4.65
                                                 -------                       -------
                                                 -------                       -------
  Mortgage-backed securities:
  Available for sale:
  GNMA . . . . . . . . . . . . . . . . .         $   775           6.46%       $   775         6.46%
                                                 -------                       -------
  Total available for sale . . . . . . .             775           6.46            775         6.46
  Held to maturity:
  GNMA . . . . . . . . . . . . . . . . .          13,888           7.33%        13,917         7.33%
  FHLMC  . . . . . . . . . . . . . . . .              42          12.31            229         9.04
                                                 -------                       -------
  Total held to maturity . . . . . . . .          13,930           7.35         14,146         7.36
   Total mortgage-backed securities. . .         $14,705           7.30%       $14,921         7.31%
                                                 -------                       -------
                                                 -------                       -------


SOURCES OF FUNDS

     GENERAL. Deposits, loan repayments and prepayments and cash flows generated from operations are the primary sources of the Association's funds for use in lending, investing and for other general purposes. The Association has historically not used FHLB advances or other borrowings as a source of funds.

     DEPOSITS. The Association offers a variety of deposit accounts with a range of interest rates and terms. The Association's deposits consist of savings and club accounts, NOW accounts, money market accounts and certificates of deposit. For the eight months ended May 31, 1996, certificates of deposit constituted 72.2% of total average deposits. The term of the certificates of deposit offered by the Association vary from six months to five years and the offering rates are established by the Association on a weekly basis. Once a certificate account is established, no additional amounts are permitted to be deposited in that account, with the exception of Individual Retirement Account certificates. Specific terms of an individual account vary according to the type of account, the minimum balance required, the time period funds must remain on deposit and the interest rate, among other factors. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. At May 31, 1996, the Association had $43.9 million of certificate accounts maturing in less than one year. The Association's deposits are obtained predominantly from the area in which its banking office is located. The Association relies primarily on a willingness to pay market-competitive interest rates to attract and retain these deposits. Accordingly, rates offered by competing financial institutions significantly affect the Association's ability to attract and retain deposits. See Note 7 to the Financial Statements for a discussion of the types of deposit accounts offered by the Association.

     The following table presents the deposit activity of the Association for the periods indicated:

                                                      FOR THE EIGHT MONTHS         FOR THE YEAR ENDED SEPTEMBER 30,
                                                     ------------------------      ------------------------------------
                                                      MAY 31,      MAY 31,
                                                        1996         1995            1995           1994          1993
                                                    ---------    ------------     ---------      --------        -------
                                                                             (IN THOUSANDS)
Beginning balance. . . . . . . . . . . . . .         $76,664        $72,255        $72,255        $68,241        $59,973
Net deposits (withdrawals) . . . . . . . . .             217          1,573            809          1,057          5,210
Interest credited on deposit accounts. . . .           2,216          1,913          3,600          2,957          3,058
                                                     -------       --------        -------        -------        -------
 Ending balance. . . . . . . . . . . . . . .         $79,097       $75,741         $76,664        $72,255        $68,241
                                                     -------       --------        -------        -------        -------
                                                     -------       --------        -------        -------        -------


     At May 31, 1996, the Association had approximately $4.1 million in certificate accounts in amounts of $100,000 or more maturing as follows:





                                                                     WEIGHTED
               MATURITY PERIOD                      AMOUNT          AVERAGE RATE
     --------------------------------------     --------------      -------------
                                             (DOLLARS IN THOUSANDS)
     Three months or less. . . . . . . . . .       $     692           5.83%
     Over three through six months . . . . .           1,010           6.40
     Over six through 12 months  . . . . . .           1,728           5.88

     Over 12 months  . . . . . . . . . . . .             629           5.50
                                                   ---------
     Total . . . . . . . . . . . . . . . . .       $   4,059           5.94%
                                                   ---------
                                                   ---------

     The following table sets forth the distribution of the Association's deposit accounts for the periods indicated.

                                                                                                FOR THE YEAR ENDED
                                                                                                   SEPTEMBER 30,
                                                           FOR THE EIGHT MONTHS ENDED       ----------------------------
                                                                MAY 31, 1996                            1995
                                                         -----------------------------      ----------------------------
                                                                            PERCENT                            PERCENT
                                                           AMOUNT           OF TOTAL          AMOUNT           OF TOTAL
                                                         ---------          ----------      ----------       ----------
                                                                      (DOLLARS IN THOUSANDS)
Savings and club accounts. . . . . . . . . .             $  8,792            11.11%            $ 8,303            10.83%
Money market accounts. . . . . . . . . . . .                8,645            10.93               9,493            12.38
NOW accounts . . . . . . . . . . . . . . . .                4,502             5.69               4,718             6.15
Non-interest bearing accounts. . . . . . . .                   36             0.05                 185             0.24
                                                           ------            -----              ------           ------
   Total . . . . . . . . . . . . . . . . . .               21,975            27.78              22,699            29.60

Certificate accounts:
     3.00% to 3.99%. . . . . . . . . . . . .                   15              .02                  14              .02
     4.00% to 4.99%. . . . . . . . . . . . .                3,626             4.58               3,595             4.69
     5.00% to 5.99%. . . . . . . . . . . . .               29,420            37.20              16,711            21.80
     6.00% to 6.99%. . . . . . . . . . . . .               19,878            25.13              29,403            38.35
     7.00% to 7.99%. . . . . . . . . . . . .                4,150             5.25               4,205             5.49
     8.00% to 8.99%. . . . . . . . . . . . .                   33             0.04                  37             0.05
                                                           ------            -----              ------           ------
       Total certificate accounts. . . . . .               57,122            72.22              53,965            70.40
                                                         --------          -------             -------           ------
     Total deposits. . . . . . . . . . . . .              $79,097           100.00%            $76,664           100.00%
                                                         --------           ------             -------           ------
                                                         --------           ------             -------           ------


                                                                        FOR THE YEAR ENDED SEPTEMBER 30,
                                                    ---------------------------------------------------------------
                                                          1994                                  1993
                                                    --------------------------------      -------------------------
                                                                      PERCENT                              PERCENT
                                                       AMOUNT        OF TOTAL               AMOUNT        OF TOTAL
                                                     ----------      ---------            ---------       --------
                                                                        (DOLLARS IN THOUSANDS)
Savings and club accounts. . . . . . . . . .           $ 8,832        12.22%                 $ 9,297        13.62%
Money market accounts. . . . . . . . . . . .            15,387        21.30                   20,713        30.35
NOW accounts . . . . . . . . . . . . . . . .             4,148         5.74                    3,773         5.53
Non-interest bearing accounts. . . . . . . .                39         0.06                       38         0.06
                                                        ------        -----                  -------        ------
   Total . . . . . . . . . . . . . . . . . .            28,406        39.32                   33,821        49.56

Certificate accounts:
     3.00% to 3.99%. . . . . . . . . . . . .             6,636         9.18                   11,783        17.27
     4.00% to 4.99%. . . . . . . . . . . . .             7,084         9.80                    1,873         2.74
     5.00% to 5.99%. . . . . . . . . . . . .            22,842        31.61                   15,304        22.43
     6.00% to 6.99%. . . . . . . . . . . . .             6,903         9.55                    3,414         5.00
     7.00% to 7.99%. . . . . . . . . . . . .               275         0.38                    1,190         1.74
     8.00% to 8.99%. . . . . . . . . . . . .               109         0.16                      856         1.26
                                                       -------       ------                  -------        -----
       Total certificate accounts. . . . . .            43,849        60.68                   34,420        50.44
                                                       -------       ------                  -------        -----
     Total deposits. . . . . . . . . . . . .           $72,255       100.00%                 $68,241       100.00%
                                                       -------       -------                 -------       -------
                                                       -------       -------                 -------       -------



                                       63

     The following table presents, by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at May 31, 1996.


                                                              PERIOD TO MATURITY FROM MAY 31, 1996
                               ---------------------------------------------------------------------------------------------------
                               LESS THAN     ONE  TO      TWO TO           THREE TO         FOUR TO        MORE THAN
                               ONE YEAR      TWO YEARS    THREE YEARS      FOUR YEARS       FIVE YEARS     FIVE YEARS        TOTAL
                               ---------     ---------    -----------      ----------       -----------    -----------       -----
                                                                        (IN THOUSANDS)
Certificate accounts:

0 to 3.99% . . . . . . . .       $  15        $  --             $  --          $  --             $  --         $  --        $  15

4.00 to 4.99%. . . . . . .       3,626           --                --              --               --            --        3,626

5.00 to 5.99%. . . . . . .      17,779        7,024             4,342              25              250            --       29,420

6.00 to 6.99%  . . . . . .      18,460          796                15             509               98            --       19,878

7.00 to 7.99% . . .. . . .       4,029           64                52               5               --            --        4,150

8.00 to 8.99% . . .. . . .          --           --                --              --               --            33           33
                              --------       ------            ------           -----             ----           ---      -------
 Total . . . . . . . . . .     $43,909       $7,884            $4,409            $539             $348           $33      $57,122
                              --------       ------            ------           -----             ----           ---      -------
                              --------       ------            ------           -----             ----           ---      -------

                                               AT SEPTEMBER 30,
                                     ------------------------------------
                                     1995           1994            1993
                                     -----         ------         -------
                                                (IN THOUSANDS)
Certificate accounts:

0 to 3.99% . . . . . . . .            $  14        $ 6,636        $11,783

4.00 to 4.99%. . . . . . .            3,595          7,084          1,873

5.00 to 5.99%. . . . . . .           16,711         22,842         15,304

6.00 to 6.99%  . . . . . .           29,403          6,903          3,414

7.00 to 7.99% . . .. . . .            4,205            275          1,190

8.00 to 8.99% . . .. . . .               37            109            856
                                    -------        -------        -------
   Total . . . . . . . . .          $53,965        $43,849        $34,420
                                    -------        -------        -------
                                    -------        -------        -------


SUBSIDIARY ACTIVITIES

     The Association has one wholly-owned subsidiary, Delphos Service Corporation, which currently does not conduct any activities.

PROPERTIES

     The Association conducts its business through a single banking office located at 114 East 3rd Street in Delphos, Ohio. The Company believes that the current facilities are adequate to meet the present and immediately foreseeable needs of the Association and the Company. The Association's office was constructed in 1955 and was most recently remodelled in 1992. The Association's office had a net book value of $601,000 at May 31, 1996.

LEGAL PROCEEDINGS

     At May 31, 1996, the Association was not involved in any pending legal proceedings. However, from time to time, the Association is involved in legal proceedings occurring in the ordinary course of business.

PERSONNEL

     As of May 31, 1996, the Association had 19 full-time employees and 4 part-time employees. The employees are not represented by a collective bargaining unit and the Association considers its relationship with its employees to be good. See "The Board of Directors and Management of the Association - Benefits" for a description of certain compensation and benefit programs offered to the Association's employees.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

     GENERAL. The Company and the Association will report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Association's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Association or the Company. The statute of limitations has closed all years for Federal purposes through the 1992 tax year and for Ohio purposes through the 1993 tax year.

      BAD DEBT RESERVE. Historically, savings institutions such as the Association which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Association's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on the Association's actual loss experience, or a percentage equal to 8% of the Association's taxable income, computed with certain modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. Due to the Association's loss experience, the Association generally recognized a bad debt deduction equal to 8% of taxable income.

     In August, 1996, legislation repealing the current thrift bad debt rules were passed by Congress. See "Risk Factors - Financial Institution
Regulation and Possible Legislation."   The new rules eliminate the 8% of
taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Association has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

     For tax years beginning after December 31, 1995, the Association is permitted to maintain a tax reserve equal to the greater of the base year reserve of the reserve calculated using the experience method available to small (average assets less than $500 million) commercial banks as of the year of the change. Any excess of the reserve as of the year of the change over the allowable reserves must be recaptured into taxable income evenly over a period of six years beginning in 1996 taxable year subject to the suspension rule described below. As of December 31, 1995, the Association has an excess amount subject to recapture equal to $634,000.

     The experience method allows an institution to maintain a bad debt reserve equal to the ratio of the net charge-offs for the last six years divided by total loans for those years multiplied by the total loans outstanding at the end of the current year. However, this method permits the institution to maintain a minimum reserve balance equal to its reserve balance at the end of its base year, adjusted for declines in the loan portfolio for the base year. Although deductions are allowed for the calculated addition to the bad debt reserve, net recoveries are not taken into taxable income.

     As a practical matter, converted institutions that are permitted to use the experience method for deducting bad debts will be entitled to deduct net charge-offs under the new method if their loss experience in prior years was relatively low and a large base year reserve was accumulated under the percentage of taxable income method previously used. This results from the base year reserve being well in excess of the experience reserve and when net charge-offs are applied to the base year reserve balance, a corresponding deduction is permitted for the addition to restore the reserve to the base year level. The Association anticipates that future bad debt deductions will be equal to net charge-offs.

     The new rules allow an institution to suspend the bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institutions average mortgage lending activity for the six taxable years preceding 1996 adjusted for inflation. For this purpose, only home purchase and home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provision of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

     DISTRIBUTIONS. To the extent that the Association makes "non-dividend distributions" to the Company that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Association's taxable income. Non-dividend distributions include distributions in excess of the Association's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Association's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Association's bad debt reserve. Thus, any dividends to the Company that would reduce amounts appropriated to the Association's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Association. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Association makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of the Association. The Association does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

     CORPORATE ALTERNATIVE MINIMUM TAX. The Internal Revenue Code of 1986, as amended (the "Code") imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. Only 90% of AMTI can be offset by net operating loss carryovers of which the Association currently has none. AMTI is increased by an amount equal to 75% of the amount by which the Association's adjusted current earnings exceeds its AMTI (determined without regard to the reduction for net operating losses). The Association does not expect to be subject to the AMTI.

     DIVIDENDS RECEIVED DEDUCTION AND OTHER MATTERS. The Company may exclude from its income 100% of dividends received from the Association as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Association will not file a consolidated tax return, except that if the Company or the Association own more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

     STATE OF OHIO. The Association is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Association's book net worth determined in accordance with GAAP. As a "financial institution," the Association is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

     The Company is subject to the Ohio corporation franchise tax, which, as applied to the Company, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 or (ii) 0.582% times taxable net worth.

     In computing its tax under the net worth method, the Company may exclude 100% of its investment in the capital stock and indebtedness of the Association after the Conversion, as reflected on the balance sheet of the Company, as long as it owns at least 25% of the issued and outstanding capital stock of the Association. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, the Company may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.

     A special litter tax is also applicable to all corporations, including the Company, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to 0.11% of the first $50,000 of computed Ohio taxable income and 0.22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to 0.014% times taxable net worth.

     DELAWARE TAXATION. As a Delaware holding company not earning income in Delaware, the Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                                   REGULATION

GENERAL

     The Association is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the deposit insurer. The Association is a member of the FHLB System. The Association's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Association must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions.
There are periodic examinations by the OTS and the FDIC to test the Association's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.
Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Association and their operations. Assuming that the holding company form of organization is utilized, the Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of the OTS and of the Securities and Exchange Commission (the "SEC") under the federal securities laws.

     Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Association, its operations or the Association's Conversion. Congress currently has under consideration various proposals to eliminate the federal thrift charter and abolish the OTS. The outcome of such legislation is uncertain. Therefore, the Association is unable to determine the extent to which legislation, if enacted, would affect its business. See "Risk Factors - Financial Institution Regulation and Possible Legislation."

     Certain of the regulatory requirements applicable to the Association and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus do not purport to be complete descriptions of such statutes and regulations and their effects on the Association and the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL SAVINGS INSTITUTION REGULATION

     BUSINESS ACTIVITIES. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institution's capital or assets.

     LOANS-TO-ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Association's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At May 31, 1996, the Association's limit on loans-to-one borrower was $2.7 million. At May 31, 1996, the Association's largest aggregate amount of loans-to-one borrower consisted of $1.5 million..

     QTL TEST. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and
(iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of May 31, 1996, the Association maintained 97.68% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. For a discussion of the impact of certain proposed legislation, "See Risk Factors -- Financial Institution Regulation and Possible Legislation."

     LIMITATION ON CAPITAL DISTRIBUTIONS. OTS regulations impose limitations upon all capital distributions by a savings institution, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level.
An institution that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Association's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Association's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     LIQUIDITY. The Association is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 5%) of its net withdrawable deposit accounts plus short-term borrowings. OTS regulations also require each savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Association's average liquidity ratio for the eight months ended May 31, 1996 was 6.72%, which exceeded the applicable requirements. The Association has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management" and "- Liquidity and Capital Reserves."

     ASSESSMENTS. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations. The general assessment, paid on a semi-annual basis, is based upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Association's latest quarterly Thrift Financial Report. The assessments paid by the Association for the year ended September 30, 1995 totalled $28,000.

     BRANCHING. OTS regulations permit federally chartered savings associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations. For a discussion of the impact of proposed legislation, see "Risk Factors -Financial Institution Regulation and Possible Legislation."

     TRANSACTIONS WITH RELATED PARTIES. The Association's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited.
Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

     ENFORCEMENT. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

     CAPITAL REQUIREMENTS. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "- Prompt Corrective Regulatory Action."

     The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the date that the component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk proposals issued by the other federal banking agencies.

     At May 31, 1996, the Association met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Association's historical amounts and percentages at May 31, 1996, and pro forma amounts and percentages based upon the issuance of the shares within the Estimated Price Range and assuming that a portion of the net proceeds are retained by the Company.

PROMPT CORRECTIVE REGULATORY ACTION

     Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

     The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Assessment rates for SAIF member institutions currently range from 23 basis points to 31 basis points. The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Association. The Association's assessment rate for the years ended September 30, 1995, 1994 and 1993 was .23% of assessable deposits. See "Risk Factors - Recapitalization of SAIF and Its Impact on SAIF Premiums."

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Association does not know of any practice, condition or violation that might lead to termination of deposit insurance.

FEDERAL HOME LOAN BANK SYSTEM

     The Association is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Association, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Association was in compliance with this requirement with an investment in FHLB stock at May 31, 1996. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At May 31, 1996, the Association had no borrowings from the FHLB.

     The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended September 30, 1995, 1994 and 1993, dividends from the FHLB to the Association amounted to approximately $39,000, $27,000 and $23,000, respectively. If dividends were reduced, the Association's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Association.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $52.0 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $52.0 million, the reserve requirement is $1.6 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $52.0 million. The first $4.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Association is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Association's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

HOLDING COMPANY REGULATION

     The Company, if utilized, will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Association must notify the OTS 30 days before declaring any dividend to the Company.

     As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Association continues to be a QTL. See "- Federal Savings Institution Regulation - QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHC Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Recently proposed legislation would treat all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies. See "Risk Factors
- - Financial Institution Regulation and Possible Legislation."

     The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS; and from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

FEDERAL SECURITIES LAWS

     The Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                           THE BOARD OF DIRECTORS AND
                            MANAGEMENT OF THE COMPANY

     The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Ms. Nancy C. Rumschlag, has a term of office expiring at the first annual meeting of stockholders; a second class, consisting of Messrs. John F. Helmkamp and Joseph R. Reinemeyer, has a term of office expiring at the second annual meeting of stockholders; and a third class, consisting of Messrs. P. Douglas Harter and Robert L. Dillhoff, has a term of office expiring at the third annual meeting of stockholders. Their names and biographical information are set forth under "The Board of Directors and Management of the Association -Directors."

     The following individuals are officers of the Company and hold the offices set forth below opposite their names.

                     NAME                   POSITIONS HELD WITH COMPANY
           ------------------------  -----------------------------------------
            Joseph R. Reinemeyer     President and Chief Executive Officer

            Nancy C. Rumschlag       Vice President

            Gary G. Ricker           Corporate Secretary and Treasurer

     The officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "The Board of Directors and Management of the Association - Biographical Information."

                           THE BOARD OF DIRECTORS AND
                          MANAGEMENT OF THE ASSOCIATION

DIRECTORS

     The following table sets forth certain information regarding the Board of Directors of the Association.


                                                             POSITION(S) HELD WITH THE                  DIRECTOR           TERM
      NAME                             AGE(1)                     ASSOCIATION(2)                         SINCE            EXPIRES
- -----------------------               --------     ---------------------------------------------      ------------      ----------
Joseph R. Reinemeyer                     47        Director, Chairman of the Board, President             1977             1998
                                                   and Chief Executive Officer

John F. Helmkamp                         82        Director                                               1936             1998

Nancy C. Rumschlag                       46        Director and Vice President                            1987             1997

P. Douglas Harter                        49        Director                                               1969             1999

Robert L. Dillhoff                       49        Director                                               1991             1999


- ------------------------
(1)  As of May 31, 1996.
(2)  All directors of the Association are also directors of the Company.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

  The following table sets forth certain information regarding the executive officer of the Association who is not also a director.


                 NAME                        AGE(1)             POSITION HELD WITH THE ASSOCIATION
             -----------------------        -------         -------------------------------------------
             Gary G. Ricker                   42            Secretary and Treasurer


- -----------------
(1)  As of May 31, 1996.

     Each of the executive officers of the Association will retain his/her office in the converted Association until the annual meeting of the Board of Directors of the Association, held immediately after the first annual meeting of stockholders subsequent to Conversion, and until their successors are elected and qualified or until they are removed or replaced. Officers are re-elected by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

     DIRECTORS

          JOSEPH R. REINEMEYER is President, Chief Executive Officer and Chairman of the Board. From 1982, through July, 1996, Mr. Reinemeyer served as Executive Vice President and Managing Officer of the Association. Mr. Reinemeyer was an employee of the Association from 1975 to 1982, during which time he held various positions. Mr. Reinemeyer has been a Director of the Association since 1977 and is a member of the Loan Committee.

          JOHN F. HELMKAMP is a Director of the Association. Mr. Helmkamp was elected to the Board of Directors in 1936 and served as President and Chairman of the Board from 1976 through July, 1996. Mr. Helmkamp retired from day-to-day management of the Association's affairs after Mr.

Reinemeyer became Managing Officer in 1982. Mr. Helmkamp is a member of the Loan Committee on a rotational basis.

          NANCY C. RUMSCHLAG has served as a Director of the Association since 1987 and has been Vice President of the Association since 1991. Ms. Rumschlag serves as a member of the Loan Committee. Prior to joining the Association, Ms. Rumschlag managed the H&R Block office located in Delphos, Ohio.

          P. DOUGLAS HARTER has served on the Board of Directors of the Association since 1969. He is also a member of the Loan Committee on a rotational basis. Mr. Harter is an associate of Harter and Son Funeral Home, located in Delphos, Ohio.

          ROBERT L. DILLHOFF was elected a Director of the Association in 1991 and serves on the Loan Committee on a rotational basis. Mr. Dillhoff is District Highway Management Administrator for the Ohio Department of Transportation.

     EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

          GARY G. RICKER joined the Association in 1987 as
Secretary-Treasurer. Mr. Ricker also is a loan officer for the Association.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE ASSOCIATION AND COMPANY

     The Board of Directors of the Association meets on a monthly basis and may have additional special meetings from time to time. During the year ended December 31, 1995, the Board of Directors met 14 times. Each director attended all of the Board meetings held during this period.

     The Board of Directors of the Association has established the Association's three-member Loan Committee, which consists of Mr. Reinemeyer and Ms. Rumschlag and, on a rotational basis, either Mr. Helmkamp, Mr. Harter or Mr. Dillhoff. The purpose of this committee is to approve or reject loans, review workout solutions of any problem loans and approve the classification of assets and the establishment of adequate valuation allowances. This Committee meets on a weekly basis.

     Upon consummation of the Conversion, the Company intends to establish an Audit Committee and a Compensation Committee. The Company has also established a Pricing Committee consisting of the entire Board of Directors .

DIRECTORS' COMPENSATION

     FEE ARRANGEMENTS. All outside Directors of the Association are currently paid an annual retainer of $5,000 and receive a fee of $400 for each regular monthly Board meeting held. Each director also receives a fee of $400 for each Special Board meeting held. There were two Special Board meetings for the year ended December 31, 1995. Outside Director members of the Loan Committee receive a fee of $100 for each regular meeting attended. From time to time, members of the Board will perform inspections of real property for which the Board member receives a fee that ranges from $20 to $30, depending upon the location of the inspected property. All of the outside directors have received an annual bonus equal to the average bonus paid to the officers and employees of the Association for that year as calculated pursuant to the profit-sharing component of the Association's 401(k) Plan. The Board of Directors has determined that the outside directors will not receive such a bonus in future years. See "Benefits - 401(k) Plan".

EXECUTIVE COMPENSATION

     CASH COMPENSATION. The following table sets forth the cash compensation paid by the Association for services rendered in all capacities during the year ended September 30, 1995, to the chief executive officer. No executive officer of the Association received compensation in excess of $100,000 during the year ended September 30, 1995.

                                                                                      LONG-TERM COMPENSATION
- ---------------------------------------------------------------------------------------------------------------------------------
                                                  ANNUAL COMPENSATION                    AWARDS            PAYOUTS
                                        --------------------------------------   -----------------------   -------
                                                                     OTHER       RESTRICTED   SECURITIES
                                                                     ANNUAL         STOCK     UNDERLYING    LTIP      ALL OTHER
       NAME AND PRINCIPAL                                         COMPENSATION     AWARDS      OPTIONS     PAYOUTS   COMPENSATION
           POSITIONS             YEAR   SALARY($)(1)   BONUS($)      ($)(2)        ($)(3)       (#)(4)     ($)(5)       ($)(6)
- ---------------------------------------------------------------------------------------------------------------------------------
Joseph R. Reinemeyer             1995     $52,569       $7,670       $8,029          --           --         --         $4,404
  Executive Vice President (7)
  (chief executive officer)
- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------

________________________
(1) Under Annual Compensation, the column titled "Salary" includes base salary only.
(2) "Other Annual Compensation" includes meeting, valuation and inspection fees received as a Director of the Association and remuneration for unused "sick leave." For 1995, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year;
     (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or
     (e) preferential discounts on stock.
(3) Does not include awards pursuant to the Stock Programs, which may be granted in conjunction with a meeting of stockholders of the Company, as such awards were not earned, vested or granted in fiscal 1995. For a discussion of the terms of the Stock Programs, see "- Benefits - Stock Programs." For 1995, the Association had no restricted stock plans in existence.
(4) Does not include options, which may be granted in conjunction with a meeting of stockholders of the Company, as such options were not earned or granted in 1995. For a discussion of the terms of the grants and vesting of options, see "- Benefits - Stock Option Plans."
(5)  For 1995, there were no long-term incentive plans in existence.
(6) Includes amounts contributed by the Association pursuant to the Association's 401(k) Plan. See "Benefits - 401(k) Plan."
(7)  Mr. Reinemeyer became President of the Association on August 1, 1996.


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


EMPLOYMENT AGREEMENTS

     Upon the Conversion, the Association and the Company intend to enter into employment agreements with Mr. Reinemeyer, (the "Executive"). These agreements are subject to the review and approval of the OTS and may be amended as a result of such OTS review. These employment agreements are intended to ensure that the Association and the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Association and the Company depends to a significant degree on the skills and competence of Mr. Reinemeyer.

     The proposed employment agreements provide for a three-year term for Mr. Reinemeyer. The Association employment agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The terms of the Company employment agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. The agreements provide that the Executive's base salary will be reviewed annually. The current base salary for Mr. Reinemeyer as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Association is $70,000. In addition to the base salary, the agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the Association or the Company for cause as defined in the agreements at any time. In the event the Association or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Association and the Company upon:
(i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Association or the Company; or
(v) a breach of the agreement by the Association or the Company, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Association or the Company during the remaining term of the agreement. The Association and the Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the Agreement. Upon any termination of the Executive, the Executive is subject to a one year non-competition agreement.

     Under the agreements, if voluntary or involuntary termination follows a change in control of the Association or the Company, the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Association and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months. Notwithstanding that both agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

     Payments to the Executive under the Association's agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Association. Payment under the Company's agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Agreements shall be paid by the Association or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Association and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively. In the event of a change in control of the Association or Company, the total amount of payments due under the Agreements, based solely on the current salary of Mr. Reinemeyer and excluding any benefits under any employee benefit plan which may be payable, would be approximately $210,000 in the aggregate.

INSURANCE PLANS

     All full-time employees, after one month of employment with the Association, are covered as a group for comprehensive hospitalization, including major medical, long-term disability, accidental death and dismemberment insurance and group term life insurance.

BENEFITS

     401(k) PLAN. The Association maintains a tax-qualified salary reduction plan under Section 401(k) of the Code (the "401(k) Plan"). The 401(k) Plan, which was established in 1994, provides participants with retirement benefits and may also provide benefits upon death, disability or termination of employment with the Association. An employee who works at least 1,000 scheduled hours per year is eligible to participate in the 401(k) Plan following the completion of one year of service and attainment of age 21. A participant is always 100% vested in his or her contributions. A participant must reach five years of vesting service (total time employed) before attaining a vested interest in the employer contribution. After five years of vesting service, the employee is 100% vested in the employer contribution.

     The funds included in the 401(k) Plan are administered by an independent trustee. The 401(k) Plan currently provides participants with five investment choices. The Association has amended the 401(k) Plan to offer stock in the Company as an additional investment option. A participant in the 401(k) Plan who elects to purchase Common Stock in the Conversion through the 401(k) Plan will receive the same subscription priority, and be subject to the same individual purchase limitations, for such purchase as if such participant had elected to purchase Common Stock in the Conversion using funds not in the 401(k) Plan. See "The Conversion - Limitations on Common Stock Purchases."

     Participants may make salary reduction contributions to the 401(k) Plan up to the lesser of 6% of annual base salary or the legally permissible limit (currently $9,240). The Association matches 50% of the amount contributed by the employee. All participants receive a quarterly detailed statement including information regarding market value of the participant's investments and all contributions made on his or her behalf. Any withdrawals prior to age 59 1/2 are subject to a 10% tax penalty. Participants may borrow against the vested portion of their accounts. The Board of Directors may at any time discontinue the Association's contributions to employee accounts. The 401(k) Plan has a profit-sharing component in addition to the matched employee contribution. The amount of the Association's annual profit sharing contribution is based on a return on assets ("ROA") sliding scale ranging from 0.49 to 1.75. If the Association's ROA is 0.49 or less, then no employer contribution is made to the accounts of eligible employees. If the Association's ROA is 1.75 or greater, then eligible employees receive a contribution equal to 25% of their base salary. The amount of the Association's contribution will vary when Association's ROA is between 0.50 and 1.74.

     For the years ended September 30, 1995 and 1994, the Association made total contributions of $31,000 and $26,000, respectively, to the 401(k) Plan. For the year ended September 30, 1995, the Association contributed $4,404 to the 401(k) Plan on behalf of Mr. Reinemeyer.

     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Association has established for eligible employees an ESOP and related trust to become effective upon Conversion. The trustee for the ESOP trust will be independent of the Association and the Company. Full-time employees employed with the

Association as of January 1, 1996 and full-time employees of the Company or the Association employed after such date, who have attained the age of 21 and have completed one (1) year of service with the Association (1,000 hours within a twelve-month period) will become participants. The ESOP intends to purchase 8% of the Common Stock issued in the Conversion. As part of the Conversion and in order to fund the ESOP's purchase of the Common Stock to be issued in the Conversion, the ESOP intends to borrow funds from the Company equal to 100% of the aggregate purchase price of the Common Stock. The loan will be repaid principally from the Company's or the Association's contribution's to the ESOP over a period of 17 years and the collateral for the loan will be the Common Stock purchased by the ESOP. Subject to receipt of any necessary regulatory approvals or opinions, the Association may make contributions to the ESOP for repayment of the loan since the participants are all employees of the Association, or to reimburse the Company for contributions made by it. Contributions to the ESOP will be discretionary; however, the Company or the Association intend to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirement on the debt. The interest rate for the loan is expected to be 8.25%.

     Shares purchased by the ESOP will initially be pledged as collateral for the loan, and will be held in a suspense account until released for allocation among participants as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the year of allocation. Participants generally become 100% vested in their ESOP account after five years of credited service or if their service was terminated due to death, retirement, permanent disability or a change in control. Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement, disability, or change in control of the Association or Company will not receive any benefit. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service.

     In connection with the establishment of the ESOP, a Committee of the Board of Directors was appointed to administer the ESOP (the "ESOP Committee"). An unrelated corporate trustee for the ESOP will be appointed prior to the Conversion and continuing thereafter. The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock provided that such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     STOCK OPTION PLANS. Following the Conversion, the Board of Directors of the Company intends to adopt stock-based benefit plans which would provide for the granting of stock options to eligible officers, key employees and non-employee directors of the Company and the Association. Stock options are intended to be granted under either a separate stock option plan for officers and employees (the "Incentive Option Plan") and a separate option plan for non-employee directors (the "Directors' Option Plan") (collectively, the "Option Plans") or under a single Master Stock-Based Benefit Plan which would incorporate the benefits and features of the Incentive Option Plan and Directors' Option Plan. At a meeting of stockholders of the Company following the Conversion, which under applicable OTS regulations, may be held no earlier than six months after the completion of the Conversion, the Board of Directors intends to present the Option Plans or the Master Stock-Based Benefit Plan to stockholders for approval and has reserved an amount equal to 10% of the shares of Common Stock issued in the Conversion or 178,250 shares (based upon the issuance of 1,782,500 shares), for issuance under the

Option Plans or the Master Stock-Based Benefit Plan. OTS regulations provide that no individual officer or employee of the Association may receive more than 25% of the options granted under the Option Plans or Master Stock-Based Benefit Plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the Option Plans or the Master Stock-Based Benefit Plan.

     The stock option benefits provided under the Incentive Option Plan or Master Stock-Based Benefit Plan will be designed to attract and retain qualified personnel in key positions, provide officers and key employees with a propriety interest in the Company as an incentive to contribute to the success of the Company and reward such employees for outstanding performance. All employees of the Company and its subsidiaries will be eligible to participate in such plans. The Incentive Option Plan or Master Stock-Based Benefit Plan will provide for the grant of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options that do not so qualify ("Non-Statutory Stock Options"); and (iii) Limited Rights (discussed below) which will be exercisable only upon a change in control of the Association or the Company. Unless sooner terminated, the Incentive Option Plan or Master Stock-Based Benefit Plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Company's Stockholders. Subject to stockholder approval, the Company intends to grant options with Limited Rights under the Incentive Option Plan or Master Stock-Based Benefit Plan at an exercise price equal to the fair market value of the underlying Common Stock on the date of grant. Upon exercise of "Limited Rights" in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. In addition, the Company intends to provide a dividend equalization benefit which will provide option holders a payment equal to the product of (i) the number of shares upon which options are held, and (ii) the per share amounts of any extraordinary dividends declared by the Board of Directors. It is anticipated that all options granted to officers and employees contemporaneously with stockholder approval of such plans will be intended to be Incentive Stock Options to the extent permitted under Section 422 of the Code.

     Under the Incentive Option Plan or Master Stock-Based Benefit Plan, it is expected that the Compensation Committee of the Company's Board of Directors will determine which officers and employees will be granted options and Limited Rights, whether such options will be incentive or non-statutory stock options, the number of shares subject to each option, the exercise price of each non-statutory stock option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. It is expected that the per share exercise price of an incentive stock option will be required to be at least equal to the fair market value of a share of Common Stock on the date the option is granted.

     If the Incentive Option Plan or Master Stock-Based Benefit Plan is adopted in the form described above, an employee will not be deemed to have received taxable income upon grant or exercise of any Incentive Stock Option, provided that such shares received through the exercise of such option are not disposed of by the employee for at least one year after the date the stock is received in connection with the option exercise and two years after the date of grant of the option. No compensation deduction would be able to be taken by the Company as a result of the grant or exercise of Incentive Stock Options, provided such shares are not disposed of before the expiration of the period described above (a "disqualifying disposition"). In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an employee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock purchased by exercising the option on the date of exercise. The amount of any ordinary income deemed to be received by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option would be a deductible expense for tax purposes for the Company. In the case of Limited Rights, upon exercise or upon the payment of a dividend equalization benefit, the option holder would have to include the amount paid to him or her upon exercise in his gross income for federal income tax purposes in the year in which the payment is made and the Company would be entitled to a deduction for federal income tax purposes of the amount paid.

     If the Incentive Option Plan or Master Stock-Based Benefit Plan is adopted in the form described above, stock options would become vested and exercisable in the manner specified by the Company, subject to applicable OTS regulations, which require that options begin vesting no earlier than one year from the date of shareholder approval of the Incentive Option Plan or Master Stock-Based Benefit Plan and thereafter vest at a rate of no more than 20% per year.
Options granted in connection with the Incentive Option Plan or Master Stock-Based Benefit Plan could be exercisable for three months following the date on which the employee ceases to perform services for the Association or the Company, except that in the event of death or disability, options accelerate and become fully vested and may be exercisable for up to one year thereafter or such longer period as determined by the Company. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee shall be treated as a Non-Statutory Stock Option as described above. In the event of retirement, any unvested stock options shall be terminated and remain unearned unless the optionee continues to perform services on behalf of the Association, the Company or an affiliate, in which case unvested options would continue to vest in accordance with their original vesting schedule. If the Incentive Option Plan or Master Stock-Based and Benefit Plan is adopted in the form described above, in the event of death, disability or normal retirement, the Company, if requested by the optionee, could elect, in exchange for vested options, to pay the optionee, or beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

     Under the Directors' Option Plan or Master Stock-Based Benefit Plan contemplated, the exercise price per share of each option granted may be equal to the fair market value of the shares of Common Stock on the date the option is granted. All Options granted to outside directors under the Directors' Option Plan would be Non-Statutory Stock Options and, pursuant to applicable OTS regulations, would vest and become exercisable commencing one year after the date of shareholder approval of the Directors Option Plan at the rate of 20% per year, and would expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director or consulting director. In the event of the death or disability of a participant, all previously granted options would immediately vest and become fully exercisable.

     Applicable OTS regulations currently do not permit accelerated vesting in the event of a change in control of stock options granted under a plan adopted within one year after conversion. If permitted by OTS regulations in effect at the time a change in control occurs, the Incentive Option Plan and the Directors Option Plan or Master Stock-Based Benefit Plan described above would provide for accelerated vesting of previously granted options in the event of a change in control of the Company or the Association. A change in control would be defined in the contemplated Incentive Option Plan, Master Stock-Based Benefit Plan or the Directors' Option Plan generally to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Association or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Association or contested election of directors which results in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

     STOCK PROGRAMS. Following the Conversion, the Company or the Association intends to establish performance based Stock Programs as a method of providing non-employee directors, officers and key employees of the Association and Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Association or the Company. The benefits intended to be granted under the Stock Programs may be provided for under either a separate plan for officers and employees and a separate plan for outside directors or under the Master Stock-Based Benefit Plan which would incorporate the benefits and features of such separate Stock Program plans and the previously discussed Stock Option Plans. The Company intends to present the Stock Programs or Master Stock-Based Benefit Plan for stockholder approval at a meeting of stockholders, which pursuant to applicable OTS regulations, may be held no earlier than six months after the completion of the Conversion.

     Subject to stockholder approval, the Association or the Company expects to contribute funds to the Stock Programs or Master Stock-Based Benefit Plan to enable such plans to acquire, in the aggregate, an amount equal to 4% of the shares of common Stock issued in the Conversion, or 71,300 shares (based upon the issuance of 1,782,500 shares). These shares would be acquired through open market purchases by a trustee for the plan or from authorized but unissued shares. Although no specific award determinations have been made, the Company anticipates that, if stockholder approval is obtained, it would provide awards to its directors and employees to the extent permitted by applicable regulations. OTS regulations provide that no individual employee may receive more than 25% of the shares of any plan and non-employee directors may not receive more than 5% of any plan individually or 30% in the aggregate for all directors.

     The Compensation Committee of the Association's Board of Directors would administer the Stock Programs or Master Stock-Based Benefit Plan described above. The Stock Programs or Master Stock-Based Benefit Plan are expected to be self-administered for grants or allocations made to non-employee directors, which would not be performance-based. Under the Stock Programs or Master Stock-Based Benefit Plan, awards would be granted in the form of shares of Common Stock held by such plans. Awards will be non-transferable and non-assignable. Allocations and grants to officers and employees under the Stock Programs or Master Stock-Based Benefit Plan may be made in the form of base grants and allocations based on performance goals established by the Compensation Committee. In establishing such goals, the Committee may utilize the annual financial results of the Company and the Association, actual performance of the Company and the Association as compared to targeted goals such as the ratio of the Company and the Association's net worth to total assets, the Company's and the Association's return on average assets, or such other performance standard as determined by the Committee with the approval of the Board of Directors. Performance allocations would be granted upon the achievement of performance goals and base grants and performance allocations would vest in annual installments established by the Committee. Pursuant to applicable OTS regulations, base grants and allocations will commence vesting one year after the date of shareholder approval of the plan and thereafter at the rate of 20% per year.

     In the event of death, grants would be 100% vested. In the event of disability, grants would be 100% vested upon termination of employment of an officer or employee, or upon termination of service as a director. In the event of retirement, the participant continues to perform services on behalf of the Association, the Company or an affiliate or, in the case of a retiring director, continues to perform services, as a consulting director, unvested grants would continue to vest in accordance with their original vesting schedule until the recipient ceases to perform such services at which time any unvested grants would lapse.

     Applicable OTS regulations currently do not permit accelerated vesting in the event of a change in control of shares granted under the Stock Programs or Master Stock-Based Benefit Plan described above. If permitted by OTS regulations at the time a change in control occurs, the Stock Programs or Master Stock-Based Benefit Plan would provide for accelerated vesting in the event of a change in control of shares granted under the Stock Programs or Master Stock-Based Benefit Plan. A change in control is expected to be defined in the Stock Programs or Master Stock-Based Benefit Plan generally to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of a class of equity securities of the Company or the Association or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Association or contested election of directors which results in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

     When shares become vested in accordance with the Stock Programs or Master Stock-Based Benefit Plan described above, the participants would recognize income equal to the fair market value of the Common Stock at that time. The amount of income recognized by the participants would be a deductible expense for tax purposes for the Association and the Company. When shares become vested and are actually distributed in accordance with the Stock Programs or Master Stock-Based Benefit Plan, the participants would receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of grants could direct the voting of the shares awarded to them. Shares not subject to grants and shares allocated subject to the achievement of performance and high performance goals will be voted by the trustee of the Stock Programs or Master Stock-Based Benefit Plan in proportion to the directions provided with respect to shares subject to grants. Vested shares are distributed to recipients as soon as practicable following the day on which they are vested.

     In the event that additional authorized but unissued shares are acquired by the Stock Programs or Master Stock-Based Benefit Plan after the Conversion, the interests of existing shareholders would be diluted. See "Pro Forma Data."

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     Applicable Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Association's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

     The Association currently makes loans to executive officers and directors on the same terms and conditions offered to the general public. The Association's policy provides that all loans made by the Association to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. The Association makes loans to its other employees which are made on substantially the same terms and conditions offered to the general public except that employees are eligible to receive a one time 25 basis point discount on the interest rate offered to the general public. All loans outstanding at May 31, 1996 to a director or executive officer of the Association were made by the Association in the ordinary course of business, with no favorable terms and such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

     The Company intends that all transactions in the future between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the number of shares of Common Stock the Association's executive officers and directors propose to purchase, assuming shares of Common Stock are issued at the minimum and maximum of the Estimated Price Range and that sufficient shares will be available to satisfy their subscriptions. The table also sets forth the total expected beneficial ownership of Common Stock as to all directors and executive officers as a group.

                                                    AT THE MINIMUM              AT THE MAXIMUM
                                                   OF THE ESTIMATED            OF THE ESTIMATED
                                                    PRICE RANGE(1)               PRICE RANGE(1)
                                               -------------------------    ------------------------
                                                           AS A PERCENT                 AS A PERCENT
                                                 NUMBER     OF SHARES         NUMBER     OF SHARES
NAME                               AMOUNT(2)   OF SHARES     OFFERED        OF SHARES     OFFERED
- -------------------------------    ---------   ---------   ------------     ---------   ------------
John F. Helmkamp                   $100,000      10,000       0.76%           10,000        0.56%
Joseph R. Reinemeyer                100,000      10,000       0.76            10,000        0.56
Nancy C. Rumschlag                  150,000      15,000       1.14            15,000        0.84
P. Douglas Harter                   200,000      20,000       1.52            20,000        1.12
Robert L. Dillhoff                  110,000      11,000       0.83            11,000        0.62
Gary G. Ricker                       40,000       4,000       0.30             4,000        0.22
                                   --------      ------       ----            ------        ----
All Directors and Executive
 Officers as a group
 (6 persons). . . . . . . . .      $700,000      70,000       5.31%           70,000        4.03%
                                   --------      ------       ----            ------        ----
                                   --------      ------       ----            ------        ----

________________________
(1) Includes proposed subscriptions, if any, by associates. Also includes funds from the Association's 401(k) plan which may be used to purchase shares of Common Stock under such plan's new employer stock fund investment option. See "- Benefits - 401(k) Plan." Does not include subscription orders by the ESOP. Intended purchases by the ESOP are expected to be 8.0% of the shares issued in the Conversion. See "- Directors' Compensation" and "- Executive Compensation."


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

                                    THE CONVERSION

    THE BOARD OF DIRECTORS OF THE ASSOCIATION AND THE OTS HAVE APPROVED THE
PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

GENERAL

    On June 11, 1996, the Association's Board of Directors unanimously adopted, subject to approval by the OTS, the Plan pursuant to which the Association will be converted from a federally chartered mutual savings and loan association to a federally chartered capital stock savings bank. It is currently intended that all of the outstanding capital stock of the Association will be held by the Company, which is incorporated under Delaware law. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the Association's members. A special meeting of members has been called for this purpose to be held on ________, 1996.

    The Company filed an application with the OTS to become a savings and loan holding company and to acquire all of the Common Stock of the Association to be issued in the Conversion. The Company plans to use 50% of the net proceeds from the sale of the Common Stock to purchase all of the then to be issued and outstanding capital stock of the Association. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company to be issued pursuant to the Plan.

    The Plan provides that the Board of Directors of the Association may, at any time prior to the issuance of the Common Stock and for any reason, decide not to use a holding company form. In the event such a decision is made, the Association will withdraw the Company's registration statement from the SEC and take steps necessary to complete the Conversion without the Company, including filing any necessary documents with the OTS. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Association determines not to complete the Conversion, if permitted by the OTS, the Association will issue and sell the common stock of the Association and subscribers will be notified of the elimination of a holding company and resolicited (I.E., be permitted to affirm their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Association's passbook rate of interest; or be permitted to modify or rescind their subscriptions), and notified of the time period within which the subscriber must affirmatively notify the Association of his intention to affirm, modify or rescind his subscription. The following description of the Plan assumes that a holding company form of organization will be used in the Conversion. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described below will apply to the conversion of the Association from the mutual to stock form of organization and the sale of the Association's common stock.

    The Plan provides generally that (i) the Association will convert from a mutual savings and loan association to a capital stock savings bank and (ii) the Company will offer shares of Common Stock for sale in the Subscription Offering to the Association's Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Members. Concurrently, shares will be offered in a Community Offering to certain members of the general public, with preference given to natural persons residing in postal zip code 45833, which generally encompasses the City of Delphos in the State of Ohio, to whom


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

a copy of the Prospectus and an order form have been delivered, subject to the prior rights of holders of subscription rights. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company in the Syndicated Community Offering. The Association has the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering. See "- Community Offering" and "- Syndicated Community Offering."

    The aggregate price of the shares of Common Stock to be issued in the Conversion, currently estimated to be between $13.2 million and $17.8 million, will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock of the Company given effect to the Conversion. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by Keller & Company, Inc., a consulting firm experienced in the valuation and appraisal of savings institutions. See "- Stock Pricing" for additional information as to the determination of the estimated pro forma market value of the Common Stock.

    The following is a brief summary of pertinent aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the Association's main office and at the Central Region and Washington, D.C. offices of the OTS. The Plan is also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

PURPOSES OF CONVERSION

    The Association, as a federally chartered mutual savings and loan association, does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Association will be structured in the form used by commercial banks, other business entities and a growing number of savings institutions. The Conversion will enhance the Association's ability to expand its current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities it serves, increase its equity capital base and access capital markets, or diversify into other financial services to the extent allowable by applicable law and regulation.

    In particular, the increase in the Association's capital as a result of the Conversion will enhance the ability of the Association to meet the needs of the communities it serves by, among other things, permitting the Association to increase its one- to four-family residential mortgage lending, subject to the demand for such loans, competitive considerations and other relevant factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy" and "Business of the Association - Market Area and Competition." As discussed above, the net proceeds from the sale of the Common Stock will also permit the Association to increase its presence in the communities it serves through the acquisition or establishment of branch offices or the acquisition of smaller financial institutions, although the Association has no current understandings or agreements for the acquisition of any specific financial institutions or the acquisition or establishment of any branch offices.

    The holding company form of organization will provide additional flexibility to diversify the Association's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

    The potential impact of the Conversion upon the Association's capital base is significant. The Association had GAAP capital of $11.4 million, or 12.4% of assets at May 31, 1996. Assuming that $17.5 million (based on the maximum of the estimated pro forma market value of the Common Stock) of gross proceeds are realized from the sale of Common Stock (see "Pro Forma Data" for the basis of this assumption) and assuming that 50% of the net proceeds are used by the Company to purchase the capital stock of the Association, the Association's GAAP capital would increase to $18.9 million or a ratio of GAAP capital to total assets, on a pro forma basis, of 20.6% after the Conversion. The investment of the net proceeds from the sale of the Common Stock will provide the Association with additional income to further increase its capital position. The additional capital may also assist the Association in offering new programs and expanded services to its customers.

    After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and any required regulatory approvals of an offering, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options under the Stock Option Plans or Master Stock-Based Benefit Plan or the possible issuance of authorized but unissued shares to the Stock Programs under the Stock Option Plans or Master Stock-Based Benefit Plan. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "The Board of Directors and Management of the Association - Benefits."

EFFECTS OF CONVERSION

    GENERAL. Each depositor in a mutual savings institution has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced. Consequently, mutual savings institution depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings institution is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

    When a mutual savings institution converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's net worth. THE COMMON STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.

    CONTINUITY. While the Conversion is being accomplished, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Association will continue


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

to be subject to regulation by the OTS and the FDIC. After the Conversion, the Association will continue to provide services for depositors and borrowers under current policies by its present management and staff.

    The Directors serving the Association at the time of Conversion will serve as Directors of the Association after the Conversion. The Directors of the Company will consist of individuals currently serving on the Board of Directors of the Association. All officers of the Association at the time of Conversion will retain their positions after Conversion.

    EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Association at the time of Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will continue to be insured by the FDIC to the same extent as before the Conversion (I.E., up to $100,000 per depositor). Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

    EFFECT ON LOANS. No loan outstanding from the Association will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

    EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors and certain borrowers of the Association are members of, and have voting rights in, the Association as to all matters requiring membership action. Upon Conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Association. Upon Conversion, all voting rights in the Association will be vested in the Company as the sole stockholder of the Association. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors and borrowers of the Association will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

    TAX EFFECTS. The Association has received an opinion of counsel with regard to federal income taxation and an opinion from Crowe, Chizek and Company LLP ("Crowe, Chizek") with regard to Ohio taxation which indicate that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Ohio tax purposes to the Association, its Eligible Account Holders, or its Supplemental Eligible Account Holders or the Company, except as discussed below. See "- Tax Aspects."

    EFFECT ON LIQUIDATION RIGHTS. If a mutual savings institution were to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would be entitled to such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Association were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see
"- Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Association's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

STOCK PRICING

    The Plan of Conversion requires that the purchase price of the Common Stock must be based on the pro forma market value of the Common Stock giving effect to the Conversion, as determined on the basis of an independent valuation. The Association and the Company have retained Keller to make such valuation. For its services in making such appraisal, Keller will receive a fee of $17,000, including expenses. The Association and the Company have agreed to indemnify Keller and its employees and affiliates against certain losses arising out of its services as appraiser, except where Keller liability results from its negligence or fault.

    An appraisal has been made by Keller in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements. Keller also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Association and the economic and demographic conditions in the Association's existing marketing area; certain historical, financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other similarly situated publicly-traded savings institutions; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Association's net worth and earnings potential; the proposed dividend policy of the Company and the Association; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

    On the basis of the foregoing, Keller has advised the Company and the Association that, in its opinion, dated August 9, 1996, the estimated pro forma market value of the Common Stock ranged from a minimum of $13.2 million to a maximum of $17.8 million with a midpoint of $15.5 million. Based upon the Valuation Range, the Board of Directors has established the Estimated Price Range of $13.2 million to $17.8 million, with a midpoint of $15.5 million, and the Company expects to issue between 1,317,500 and 1,782,500 shares of Common Stock at the Purchase Price of $10.00 per share. The Board of Directors of the Company and the Association have reviewed the appraisal of Keller and in determining the reasonableness and adequacy of such appraisal consistent with OTS regulations and policies, have reviewed the methodology and reasonableness of the assumptions utilized by Keller in the preparation of such appraisal.

    SUCH VALUATION, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. KELLER DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE ASSOCIATION, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE ASSOCIATION. THE VALUATION CONSIDERS THE ASSOCIATION AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE ASSOCIATION. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE. SEE "RISK FACTORS -- ABSENCE OF MARKET FOR COMMON STOCK"

    Following commencement of the Subscription and Community Offerings, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 2,049,875 shares due to regulatory considerations, changes in market conditions or general financial and economic conditions, without the resolicitation of subscribers. See "- Subscription Offering and Subscription Rights,"
"- Community Offering" and "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription and Community Offerings.

    No sale of shares of Common Stock may be consummated unless, prior to such consummation, Keller confirms to the Association and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors including those which would be involved in a change in the maximum subscription price, would cause Keller to conclude that the value of the Common Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Common Stock at the conclusion of the Subscription and Community Offerings.

    If, based on Keller's estimate, the pro forma market value of the Common Stock as of such date is not more than 15% above the maximum and not less than the minimum of the Estimated Price Range, then (1) with the approval of the OTS, the number of shares of Common Stock to be issued in the Conversion may be increased or decreased, pro rata to the increase or decrease in value, without resolicitation of subscriptions, to no more than 2,049,875 shares or no less than 1,317,500 shares; and (2) all shares purchased in the Subscription and Community Offerings will be purchased for the Purchase Price of $10.00 per share. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect regulatory considerations, changes in market conditions or general financial and economic conditions, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the ESOP which will be able to subscribe for such adjusted amount. See "- Limitations on Common Stock Purchases."

    If the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range, the Association and the Company, after consulting with the OTS, may terminate the Plan and return all funds promptly with interest at the Association's passbook rate of interest on payments made by cash, check, bank draft or money order, cancel withdrawal authorizations, extend or hold a new Subscription and Community Offering, establish a new Estimated Price Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond ________, 1998.

    If all shares of Common Stock are not sold through the Subscription and Community Offerings, then the Association and the Company expect to offer the remaining shares in a Syndicated Community Offering which would occur as soon as practicable following the close of the Subscription and Community Offerings but may commence during the Subscription and Community Offerings subject to prior rights of subscribers. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription and Community Offerings. See "-Syndicated Community Offering."

    No sale of shares of Common Stock may be consummated unless, prior to such consummation, Keller confirms to the Association, the Company and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause Keller to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below or more than 15% above the Estimated Price Range would be subject to OTS approval. If such confirmation is not received, the Association may extend the Conversion, extend, reopen or commence new Subscription and Community Offerings or Syndicated Community Offering, establish a new Estimated Price Range and commence a resolicitation of all subscribers with the approval of the OTS or take such other actions as permitted by the OTS in order to complete the Conversion, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, and the Company and the Association determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Association's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days, or if following the Syndicated Community Offering, 90 days, unless further extended by the OTS for periods up to 90 days not to extend beyond __________, 1998. If such resolicitation is not effected, the Association will return all funds promptly with interest at the Association's passbook rate of interest on payments made by check, bank draft or money order.

    Copies of the appraisal report of Keller, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Association and the other locations specified under "Additional Information."

NUMBER OF SHARES TO BE ISSUED

    Depending upon market or financial conditions following the commencement of the Subscription and Community Offerings, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price per share is not below the minimum or more than 15% above the maximum of the Estimated Price Range, and the total number of shares to be issued in the Conversion is not less than 1,317,500 or greater than 1,782,500 (or 2,049,875 if the Estimated Price Range is increased by 15%).

    In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, if the Plan is not terminated by the Company and the Association after consultation with the OTS, purchasers will be resolicited (I.E., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial condition, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the ESOP which will be able to subscribe for such adjusted amount. See "- Limitations on Common Stock Purchases."

    An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and pro forma net earnings and stockholders' equity on a per share basis while increasing the Company's pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and pro forma net earnings and stockholders' equity on a per share basis while decreasing the Company's pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

    In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) holders of deposit accounts with a balance of $50 or more as of December 31, 1994 ("Eligible Account Holders"); (2) the ESOP; (3) holders of deposit accounts with a balance of $50 or more as of ______________ ("Supplemental Eligible Account Holders"); and (4) members of the Association, consisting of depositors of the Association as of __________, 1996, the Voting Record Date, and borrowers with loans outstanding as of May 20, 1996 which continue to be outstanding as of the Voting Record Date other than those members which qualify as Eligible Account Holders and Supplemental Eligible Account Holders ("Other Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases."

    PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, non-transferable subscription rights to subscribe in the Subscription Offering for up to the greater of the amount permitted to be purchased in the Community Offering, currently 0.5% (8,912 shares based on the issuance of 1,782,500 shares) of the Common Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall maximum purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "- Limitations on Common Stock Purchases."

    In the event that Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Common Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the qualifying deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the qualifying deposits of all Eligible Account Holders whose subscriptions remain unsatisfied exclusive of any increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those remaining Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

    To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in


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fewer shares being allocated than if all accounts had been disclosed.  The subscription rights of Eligible Account Holders who are also directors or officers of the Association or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1994.

    PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the ESOP will receive, without payment therefor, second priority, non-transferable subscription rights to purchase, in the aggregate, up to 10% of Common Stock issued in the Conversion, including any increase in the number of shares of Common Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range and provided further that any such increase in the number of shares to be issued in the Conversion will first be allocated to satisfy the ESOP's subscription. See "- Limitations on Common Stock Purchases." The ESOP intends to purchase 8.0% of the shares to be issued in the Conversion, or 105,000 shares and 143,000 shares, based on the issuance of 1,317,500 shares and 1,782,500 shares, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Association's directors, officers, employees or associates thereof. See "The Board of Directors and Management of the Association - Benefits - Employee Stock Ownership Plan and Trust."

    PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, non-transferable subscription rights to subscribe for in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently 0.5% (8,912 shares based on the issuance of 1,782,500 shares) of the Common Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall maximum purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "- Limitations on Common Stock Purchases."

    In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Common Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Supplemental Eligible Account Holder.
Any shares remaining after that allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the qualifying deposit of each Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the qualifying deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied exclusive of any increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those remaining Supplemental Eligible Account Holders whose subscriptions are still not satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.


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

    To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights received by Eligible Account Holders will be applied in partial satisfaction to the subscription rights to be received as a Supplemental Eligible Account Holder.

    PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority non-transferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently 0.5% (8,912 shares based on the issuance of 1,782,500 shares) of the Common Stock offered, or one-tenth of one percent (.10%) of the total offering of shares of Common Stock, subject to the overall maximum purchase limitation and exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

    In the event that Other Members exercise subscription rights for a number of shares of Common Stock which, when added to the shares of Common Stock subscribed for by the Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders is in excess of the total number of such shares being issued, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining after that allocation will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied pro rata in the same proportion that the number of votes of a subscribing Other Member on the Voting Record Date bears to the total votes on the Voting Record Date of all subscribing Other Members whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Other Members, the excess shall be reallocated (one or more times as necessary) among those remaining Other Members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

    EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire on ________, 1996, unless extended for up to 45 days by the Association or such additional periods with the approval of the OTS. Subscription rights which have not been exercised prior to the Expiration Date will become void.

    The Association will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Association pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the Expiration Date is granted, the Association will resolicit subscribers by notifying subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions and, unless an affirmative response is received, have their funds returned promptly with interest. Such extensions may not go beyond ________, 1998.

COMMUNITY OFFERING

    Concurrent with the Subscription Offering, to the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members, the Association has determined to offer shares pursuant to the Plan to certain members of the general public. Any such shares available will be available for purchase by the general public, with preference given to natural persons (such natural persons referred to as "Preferred Subscribers") residing in postal zip code 45833, which generally encompasses the city of Delphos in the State of Ohio to whom a Prospectus and order form have been delivered, subject to the right of the Company to accept or reject any such orders, in whole or in part, in their sole discretion. Such persons, together with associates of and persons acting in concert with such persons, may purchase up to 0.5% (8,912 shares based on the issuance of 1,782,500 shares) of the Common Stock offered, subject to the maximum purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Price Range by up to 15%. See
"- Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% or decreased to less than 0.5% at the sole discretion of the Company and the Association. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE ASSOCIATION AND THE COMPANY, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

    Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Association, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. If there are any shares remaining, shares will be allocated to other persons of the general public who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

    PERSONS IN NON-QUALIFIED STATES OR FOREIGN COUNTRIES. The Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Association and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside, or (ii) the Company or the Association determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that the Company and the Association or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request to register or otherwise qualify the subscription rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Association and the Company will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.


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


MARKETING AND UNDERWRITING ARRANGEMENTS

    The Association and the Company have engaged Webb as a financial and marketing advisor to advise the Company and the Association with respect to the Subscription and Community Offerings. Webb is a registered broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Webb will assist the Company and the Association in the Conversion by, among other things: (i) developing marketing materials; (ii) targeting potential investors in the Subscription Offering and other investors eligible to participate in the Community Offering; (iii) soliciting potential investors by phone or in person;
(iv) training management and staff to perform tasks in connection with the Conversion; (v) managing and setting up the Conversion Center; (vi) managing the subscription campaign; and (vii) the solicitation of proxies.

    The Association will pay Webb a management advisory and proxy solicitation fee equal to 1.5% of the dollar value of all stock sold in the Subscription and Community Offerings. Such amount is exclusive of any shares issued pursuant to an increase in the Estimated Price Range of up to 15%, and shares sold to the ESOP, directors, officers and employees and members of their immediate families. Such fees will be paid upon completion of the Conversion. Webb shall not be reimbursed for its expenses, including its legal fees. Webb has not prepared any report or opinion constituting a recommendation or advice to the Company or the Association or to persons who subscribe in the Offerings, nor has it prepared an opinion as to the fairness to the Company or the Association of the Purchase Price or the terms of the Offerings. Webb expresses no opinion as to the prices at which Common Stock to be issued in the Offerings may trade. The Association has agreed to indemnify Webb against certain liabilities including certain liabilities under the Securities Act and certain misrepresentations or breaches by the Company or the Association relating to the agreement with Webb.

    In the event any shares of Common Stock are unsold after completion of the Subscription and Community Offerings, at the request of the Company and the Association, Webb, will seek to form a syndicate of registered broker-dealers to assist in the sale of such Common Stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. Webb will endeavor to distribute the Common Stock among dealers in a fashion which best meets the distribution objectives of the Association and the Plan of Conversion. Webb will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of Common Stock sold by them. Webb will pass onto selected broker-dealers, who in the Syndicated Community Offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts to stock sold at a comparable price per share in a similar market environment.
Fees with respect to purchases affected with the assistance of a broker/dealer other than Webb shall be transmitted by Webb to such broker/dealer. Total marketing fees to Webb are expected to be $172,065 and $236,235 at the minimum and maximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

    Crowe, Chizek will perform conversion and records management services for the Association in the Conversion and will receive a fee for this service of $8,000, plus reimbursement of reasonable out-of-pocket expenses not to exceed $1,000.

    Directors and executive officers of the Company and Association may participate in the solicitation of offers to purchase Common Stock. Other employees of the Association may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Other questions of prospective purchasers will be directed to executive officers or registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit


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

officers, directors and employees to participate in the sale of Common Stock.
No officer, director or employee of the Company or the Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

    To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form and acknowledgement form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms and acknowledgement forms will only be distributed with a Prospectus.

    To purchase shares in the Subscription and Community Offerings, an executed stock order form and acknowledgement form with the required payment for each share subscribed for or appropriate authorization for withdrawal from a deposit account maintained at the Association (which may be given by completing the appropriate blanks in the stock order form), must be received by the Association at any of its offices by ______, Eastern Time, on the Expiration Date. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Association is not obligated to accept orders submitted on photocopied or facsimilied stock order forms and will not accept stock order forms unaccompanied by an executed acknowledgement form. The Company and the Association have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed stock order form may not be modified, amended or rescinded without the consent of the Association unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

    In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (December 31, 1994) and/or the Supplemental Eligibility Record Date (_________________) and/or the Voting Record Date (__________, 1996) must list all accounts on the stock order form giving all names in each account, the account number and the approximate deposit balance as of the record date.

    Payment for subscriptions may be made: (i) in cash if delivered in person at any branch office of the Association; (ii) by check, bank draft or money order; or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Association's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion. Such funds will be otherwise unavailable to the depositor until completion or termination of the Conversion.

    If a subscriber authorizes the Association to withdraw the amount of the purchase price from his deposit account, the Association will do so as of the effective date of the Conversion. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Association's passbook rate.

    The ESOP and other employee plans will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Conversion.

    Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Association. Persons with self-directed IRAs maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs.

    Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Association, or to such other address as may be specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

    Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members of the Association, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

    THE ASSOCIATION AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

SYNDICATED COMMUNITY OFFERING

    As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Webb, with the participation and assistance of Crowe, Chizek acting as agents of the Company to assist the Company and the Association in the sale of the Common Stock. The Company and the Association have the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. Neither Webb nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering, however, Webb has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.


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

    The price at which Common Stock is sold in the Syndicated Community
Offering will be determined as described above under "- Stock Pricing." Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than 0.5% of the total number of shares offered in the Conversion, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%; provided, however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of 1.0% of the shares offered, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.

    Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Association's passbook rate of interest from the date such payment is actually received by the Association until completion or termination of the Conversion.

    In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Association for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Association for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

    Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

    The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company with the approval of the OTS. Such extensions may not be beyond _________________, 1998. See "- Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

LIMITATIONS ON COMMON STOCK PURCHASES

    The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

    (1)  No less than 25 shares;

    (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently 0.5% (8,913 shares based on the issuance of 1,782,500 shares) of the Common Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Common Stock, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in each case on the Eligibility Record Date subject to the overall maximum purchase limitation described in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

    (3) The ESOP is permitted to purchase in the aggregate up to 10% of the shares of Common Stock issued in the Conversion, including shares issued in the event of an increase in the Estimated Price Range of 15%, and intends to purchase 8% of the shares of Common Stock issued in the Conversion;

    (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently 0.5% (8,913 shares based on the issuance of 1,782,500 shares) of the Common Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Common Stock, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall maximum purchase limitation described in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

    (5) Each Other Member may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently 0.5% (8,913 shares based on the issuance of 1,782,500 shares) of the Common Stock offered, or one-tenth of one percent (.10%) of the total offering of shares of Common Stock subject to the overall maximum purchase limitation described in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

    (6) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to 0.5% (8,913 shares based on the issuance of 1,782,500 shares) of the Common Stock offered in the Conversion, subject to the overall maximum purchase limitation described in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

    (7) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Offering up to 0.5% (8,913 shares based on the issuance of 1,782,500 shares) of Common Stock offered in the Conversion subject to the overall maximum


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         purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15% and, provided further that shares of Common Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering in applying the 0.5% purchase limitation;

    (8) Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may purchase stock in the Community Offering and Syndicated Community Offering subject to the purchase limitations described in (6) and (7) above, provided that, except for the ESOP, the maximum number of shares of Common Stock subscribed for or purchased in all categories by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed the overall maximum purchase limitation of 1.0% (17,825 shares based on the issuance of 1,782,500 shares) of the shares of Common Stock offered in the Conversion, exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; and

    (9) No more than 34.9% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of the Association and their associates in the aggregate, excluding purchases by the ESOP.

    Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Association, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% at the sole discretion of the Company and the Association. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Association may be, given the opportunity to increase their subscriptions up to the then applicable limit. In addition, the Boards of Directors of the Company and the Association may, in their sole discretion, increase the overall maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered in the Subscription and Community Offerings shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offerings. Requests to purchase additional shares of Common Stock under this provision will be determined by the Boards of Directors and, if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth herein.

    The overall maximum purchase limitation may not be reduced to less than 1% but the individual amount permitted to be subscribed for may be reduced by the Association to less than 0.5%, subject to paragraphs (2), (4) and (5) above without the further approval of members or resolicitation of subscribers. An individual Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may not purchase individually in the Subscription Offering the overall maximum purchase limitation of 1.0% of the shares offered, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories, subject to availability of shares and the maximum overall purchase limitation for purchases in the Conversion.

    In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan: (i) to fill the ESOP's subscription of 8% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unsatisfied subscriptions of Eligible Account Holders


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exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unsatisfied subscriptions of Supplemental Eligible Account Holders, exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unsatisfied subscriptions of Other Members exclusive of the Adjusted Maximum; and (v) to fill unsatisfied subscriptions in the Community Offering to the extent possible exclusive of the Adjusted Maximum and with preference to Preferred Subscribers.

    The term "associate" of a person is defined to mean: (i) any corporation (other than the Association or a majority-owned subsidiary of the Association) of which such person is an officer, partner or 10% stockholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan of the Association in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Association. Directors are not treated as associates of each other solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "-Certain Restrictions on Purchase or Transfer of Shares After Conversion," "The Board of Directors and Management of the Association - Subscriptions by Executive Officers and Directors," and "Restrictions on Acquisition of the Company and the Association."

LIQUIDATION RIGHTS

    In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor would receive his pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Association at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Association. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Association above that amount.

    The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Association as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Association, would be entitled, on a complete liquidation of the Association after the Conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Association on December 31, 1994 and ___________________, 1996, respectively ("Qualifying Deposit"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in the Association. For deposit


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accounts in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on such record date.

    If, however, on any annual closing date of the Association, commencing after December 31, 1994, and __________________, 1996, the amount in any deposit account is less than the amount in such deposit account on December 31, 1994 and ___________, 1996 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Association.

TAX ASPECTS

    Consummation of the Conversion is expressly conditioned upon the receipt by the Association of either a favorable ruling from the IRS or an opinion of counsel with respect to federal income taxation, and an opinion of an independent accountant with respect to Ohio income and franchise taxation, to the effect that the Conversion will not be a taxable transaction to the Company, the Association, Eligible Account Holders, Supplemental Eligible Account Holders or Other Members except as noted below.

    No private ruling will be received from the IRS with respect to the proposed Conversion. Instead, the Association has received an opinion of its counsel, Muldoon, Murphy & Faucette, to the effect that for federal income tax purposes, among other matters: (i) the Association's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Code and neither the Association nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized to the Association or the Company upon the purchase of the Association's capital stock by the Company or to the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Association in its stock form and their interests in the liquidation account in exchange for their deposit accounts in the Association;
(iv) the tax basis of the depositors' deposit accounts in the Association immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of non-transferable subscription rights to purchase shares of the Common Stock, provided that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (vii) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefore and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. Crowe, Chizek has opined that the Conversion will not be a taxable transaction to the Company, the Association, Eligible Account Holders or Supplemental Eligible Account Holders for Ohio income and/or franchise tax purposes. Certain portions of both the federal and the state and local tax opinions are based upon the assumption that the subscription rights issued in connection with the Conversion will have no value. The Company and the Association have received an opinion issued by Keller stating that pursuant to Keller's valuation, Keller is of the opinion that subscription rights issued in connection with the Conversion will have no value. The opinion of Keller and the federal and state tax opinions, respectively, referred to herein are filed as exhibits to the Registration Statement. See "Additional Information".


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    Unlike private rulings, an opinion of counsel or an opinion of an independent accountant is not binding on the IRS or the Ohio Department of Taxation ("ODOT") and the IRS or ODOT could disagree with conclusions reached therein. Keller has stated in its opinion that, pursuant to its valuation, Keller is of the opinion that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. Such valuation is not binding on the IRS or ODOT. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could be taxable to those Eligible Account Holders or Supplemental Eligible Account Holders who receive and/or exercise the subscription rights in an amount equal to such value and the Association could recognize gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION

    To the extent permitted by law, all interpretations of the Plan by the Association will be final. The Plan provides that the Association's Board of Directors shall have the discretion to interpret and apply the provisions of the Plan to particular circumstances and that such interpretation or application shall be final. Any and all interpretations, applications and determinations will be made by the Board of Directors on the basis of such information and assistance as was then reasonably available for such purpose.

    The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended at any time by a two-thirds vote of the Association's Board of Directors prior to solicitation of proxies from members to vote on the Plan. After submission of the proxy materials to the members, the Plan may be amended by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting with the concurrence of the OTS. The Plan may be amended at any time after the approval of members with the approval of the OTS and no further approval of the members will be necessary unless otherwise required by the OTS. By adoption of the Plan, the Association's members will be deemed to have authorized amendment of the Plan under the circumstances described above.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

    All shares of Common Stock purchased in connection with the Conversion by a director or an executive officer of the Association will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Association will also be subject to the insider trading rules promulgated pursuant to the Exchange Act and any other applicable requirements of the federal securities laws.

    Purchases of outstanding shares of Common Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Association after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the


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Company's outstanding Common Stock or to the purchase of stock pursuant to the
Incentive Stock Option Plan, the Stock Option Plan for Outside Directors or the Master Stock-Based Benefit Plan to be established after the Conversion.

    Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years except: (i) for an offer to all stockholders on a pro rata basis; or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing, and except as provided below, beginning one year following completion of the Conversion, the Company may repurchase its Common Stock so long as:
(i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Association to become undercapitalized; and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. Under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.


                     RESTRICTIONS ON ACQUISITION OF THE COMPANY
                                 AND THE ASSOCIATION

GENERAL

    The Association's Plan of Conversion provides for the Conversion of the Association from the mutual to the stock form of organization and, in connection therewith, a new Federal Stock Charter and Bylaws to be adopted by members of the Association. The Plan also provides for the concurrent formation of a holding company, which form of organization may or may not be utilized at the option of the Board of Directors of the Association. See "The Conversion - General." In the event that the holding company form of organization is utilized, as described below, certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration entered into in connection with the Conversion, together with provisions of Delaware corporate law, may have anti-takeover effects. In the event that the holding company form of organization is not utilized, the Association's Stock Charter and Bylaws and management remuneration entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Association.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

    A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate


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of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

    LIMITATION ON VOTING RIGHTS. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Association or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

    BOARD OF DIRECTORS. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

    In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

    CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

    AUTHORIZED SHARES. The Certificate of Incorporation authorizes the issuance of 4,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these


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additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the Stock Programs and upon exercise of stock options to be issued pursuant to the terms of the Incentive Stock Option Plan and the Stock Option Plan for Outside Directors, all of which are to be established and presented to stockholders at the first annual meeting after the Conversion.

    STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS. The Certificate of Incorporation requires the approval of the holders of 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, 80% approval of shareholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof. The directors and executive officers of the Association are purchasing in the aggregate approximately 3.65% of the shares of the Common Stock at the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8% of the Common Stock sold in the Conversion. Additionally, if at a meeting of stockholders following the Conversion stockholder approval of the proposed Stock Programs and Stock Options Plans is received, the Company expects to acquire 4% of the Common Stock issued in the Conversion on behalf of the Stock Programs and expects to issue an amount equal to 10% of the Common Stock issued in the Conversion under the Stock Option Plans to directors and executive officers. As a result, assuming the Stock


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Programs and Stock Option Plans are approved by Stockholders, directors, executive officers and employees have the potential to control the voting of approximately 26.03% of the Company's Common Stock, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described hereinabove.

    EVALUATION OF OFFERS. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to: (i) make a tender or exchange offer for any equity security of the Company; (ii) merge or consolidate the Company with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Association and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Association's present and future account holders, borrowers and employees; on the communities in which the Company and the Association operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Association to fulfill the objectives of a federally chartered stock savings association under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

    AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

    CERTAIN BYLAW PROVISIONS. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN CONVERSION

    The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements with officers, the Severance Plan, the Stock Programs, the Incentive Stock Option Plan and the Stock Option Plan for Outside Directors or the Master Stock-Based Benefit Plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Association and the Company in the event of a takeover. See "The Board of Directors and Management of the Association - Employment Agreements" and
"- Benefits - Stock Option Plans."

    The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

    The state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

    In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

    The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

RESTRICTIONS IN THE ASSOCIATION'S NEW CHARTER AND BYLAWS

    Although the Board of Directors of the Association is not aware of any effort that might be made to obtain control of the Association after the Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions permitted by federal regulations to protect the interests of the converted Association and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Association's sole stockholder. See "Risk Factors - Certain Anti-Takeover Provisions."

    The Association's Federal Stock Charter will contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Association by any person (I.E., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the Conversion. Any stock in excess of 10% acquired in violation of the Federal Stock Charter provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which the Association forms a holding company without a change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter or appraisal rights. In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Association, the Board of Directors of the Association will be able to assert this provision of the Association's
Federal Stock Charter against such holders. Although the Board of Directors of the Association is not currently able to determine when and if it would assert this provision of the Association's Federal Stock Charter, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Association, the Company and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Association indirectly through a change in control of the Company. Finally, for five years, stockholders will not be permitted to call a special meeting of stockholders relating to a change of control of the Association or a charter amendment or to cumulate their votes in the election of directors. Furthermore, the staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year.
The purpose of these provisions is to assure stability and continuity of management of the Association in the years immediately following the Conversion.

    Although the Association has no arrangements, understandings or plans at the present time, except as described in "Description of Capital Stock - Preferred Stock," for the issuance or use of the shares of undesignated preferred stock (the "Preferred Stock") proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Association with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Association of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interest of the Association and its then existing stockholders.

REGULATORY RESTRICTIONS

    The Plan of Conversion prohibits any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan or the Common Stock to be issued upon their exercise. The Plan also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock.

    For three years following the Conversion, OTS regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except for: (i) offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock; (ii) offers for up to 25% in the aggregate by the ESOP or other tax qualified plans of the Association or the Company; or (iii) offers which are not opposed by the Board of Directors of the Association and which receive the prior approval of the OTS. Such prohibition is also applicable to the acquisition of the stock of the Company. Such acquisition may be disapproved by the OTS if it is found, among other things, that the proposed acquisition (a) would frustrate the purposes of the provisions of the regulations regarding conversions; (b) would be manipulative or deceptive; (c) would subvert the fairness of the conversion; (d) would be likely to result in injury to the savings institution; (e) would not be consistent with economical home financing; (f) would otherwise violate law or regulation; or (g) would not contribute to the prudent deployment of the savings institution's conversion proceeds. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

    In addition, any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution, and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that: (i) the acquisition would substantially lessen competition;
(ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Association which have not received prior regulatory approval.


                     DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

    The Company is authorized to issue 4,000,000 shares of Common Stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred

Stock"). The Company currently expects to issue 1,782,500 shares of Common Stock (or 2,049,875 in the event of an increase of 15% in the Estimated Price Range) and no shares of Preferred Stock in the Conversion. Except as discussed above in "Restriction on Acquisition of the Company and the Association," each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and non-assessable.

    THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

    DIVIDENDS. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

    VOTING RIGHTS. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Association," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Restrictions on Acquisition of the Company and the Association."

    As a federal mutual savings association, corporate powers and control of the Association are vested in its Board of Directors, who elect the officers of the Association and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Association, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Association.

    LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Association, the Company, as holder of the Association's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Liquidation Rights"), all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

    PREEMPTIVE RIGHTS. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

    None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                   DESCRIPTION OF CAPITAL STOCK OF THE ASSOCIATION

GENERAL

    The Federal Stock Charter of the Association, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of 4,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of Common Stock of the Association will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of Common Stock up to the amount authorized by the Federal Stock Charter without the approval of the Association's stockholders. Assuming that the holding company form of organization is utilized, all of the issued and outstanding common stock of the Association will be held by the Company as the Association's sole stockholder. THE CAPITAL STOCK OF THE ASSOCIATION WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

    DIVIDENDS. The holders of the Association's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Association out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation - Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

    VOTING RIGHTS. Immediately after the Conversion, the holders of the Association's common stock will possess exclusive voting rights in the Association. Each holder of shares of common stock will be entitled to one vote for each share held, subject to the right of shareholders to cumulate their votes for the election of directors. During the five-year period after the effective date of the Conversion, cumulation of votes will not be permitted.
See "Restrictions on Acquisition of the Company and the Association - Anti-Takeover Effects of the Company's Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion."

    LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the Association, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Association available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

    PREEMPTIVE RIGHTS; REDEMPTION. Holders of the common stock of the Association will not be entitled to preemptive rights with respect to any shares of the Association which may be issued. The common stock will not be subject to redemption. Upon receipt by the Association of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.


                             TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is
_____________________.

                                       EXPERTS

    The consolidated financial statements of the Association and its subsidiaries as of September 30, 1995 and 1994 and for each of the years in the three-year period ended September 30, 1995, have been included herein in reliance upon the report of Lentol, Violet, Kienitz & Company, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    Keller & Company, Inc. has consented to the publication herein of the summary of its report to the Association and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its valuation with respect to subscription rights.

                                LEGAL AND TAX OPINIONS

    The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Association and the Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Association and the Company. Muldoon, Murphy & Faucette will rely as to certain matters of Delaware law on the opinion of Morris, Nichols, Arsht & Tunnell. The State of Ohio tax consequences of the Conversion will be passed upon for the Association and the Company by Crowe, Chizek and Company LLP.

                                ADDITIONAL INFORMATION

    The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information and all exhibits to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The statements contained in this Prospectus as to the contents of any contract or other document field as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

    The Association has filed an application for conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700

G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the OTS located at 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.

    In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Association amends the Plan to eliminate the concurrent formation of the Company as part of the Conversion, the Association will register its stock with the OTS under Section 12(g) of the Exchange Act and, upon such registration, the Association and the holders of its stock will become subject to the same obligations and restrictions.

    A copy of the Certificate of Incorporation and the Bylaws of the Company and the Federal Stock Charter and Bylaws of the Association are available without charge from the Association.

                 CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION

                             FINANCIAL STATEMENTS

                 CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                                Delphos, Ohio

                             FINANCIAL STATEMENTS


                                   CONTENTS

REPORT OF INDEPENDENT ACCOUNTANTS .........................   F-2

FINANCIAL STATEMENTS

  Statements of Financial Condition........................   F-3

  Statements of Income.....................................   F-4

  Statements of Retained Earnings..........................   F-5

  Statements of Cash Flows.................................   F-6

  Notes to Financial Statements............................   F-8


All schedules are omitted because the required information is not applicable or is included in the financial statements and related notes.

The financial statements of the Holding Company have been omitted because the Holding Company has not issued any stock, has no assets, no liabilities and has not conducted any business other than of an organizational nature.

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors
Citizens Federal Savings
    and Loan Association
Delphos, Ohio


We have audited the accompanying statements of financial condition of Citizens Federal Savings and Loan Association (the Association), Delphos, Ohio, as of September 30, 1995 and 1994, and the related statements of income, retained earnings, and cash flows for each of the three fiscal years in the period ended September 30, 1995. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citizens Federal Savings and Loan Association as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                   Lentol, Violet, Kienitz & Company

Lima, Ohio
November 15, 1995,
  except for Note 1, as to
  which the date is July 2, 1996.


- --------------------------------------------------------------------------------

                 CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                        STATEMENTS OF FINANCIAL CONDITION
            MAY 31, 1996 (UNAUDITED) AND SEPTEMBER 30, 1995 AND 1994
- --------------------------------------------------------------------------------

                                                             MAY 31,            SEPTEMBER 30,
                                                             -------      --------------------------
                                                              1996            1995           1994
                                                              ----            ----           ----
                                                           (UNAUDITED)
ASSETS
Cash and cash equivalents:
  Cash and amounts due from
    depository institutions                                $ 1,611,972    $   334,045    $   325,567
  Interest-bearing deposits in other banks                   3,218,190      3,923,027      6,004,927
                                                           -----------    -----------    -----------
      Total cash and cash equivalents                        4,830,162      4,257,072      6,330,494
Investment securities held to maturity
  (estimated fair  value of $500,000 in 1996,
  $505,313 in 1995 and $503,281 in 1994)
  (Note 2)                                                     500,000        500,000        500,000
Mortgage-backed securities available
  for sale (Notes 2 and 3)                                     775,139
Mortgage-backed securities held to
  maturity (estimated fair value of
  $14,278,886 in 1996,  $17,828,745 in 1995,
  and $17,163,593 in 1994) (Note 3)                         14,146,029     17,420,613     17,754,714
Loans receivable, net (Note 4)                              69,636,864     64,042,689     56,451,440
FHLB stock, at cost                                            764,400        725,600        569,800
Accrued interest receivable (Note 5)                           263,578        254,738        170,021
Premises and equipment                                         709,887        724,708        756,883
Other assets                                                    70,490         97,070         79,646
                                                           -----------    -----------    -----------
                                                           $91,696,549    $88,022,490    $82,612,998
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
LIABILITIES
Deposits (Note 7)                                          $79,097,288    $76,664,442    $72,255,026
Escrow accounts                                                275,077        208,686        184,046
Accrued interest payable                                       481,359         23,536         27,903
Accrued expenses and other liabilities                         476,199        326,940        291,342
                                                           -----------    -----------    -----------
    Total liabilities                                       80,329,923     77,223,604     72,758,317

Commitments and contingencies
  (Notes 10 and 13)

RETAINED EARNINGS
Retained earnings - substantially
  restricted (Notes 9 and 12)                               11,381,128     10,798,886      9,854,681
Unrealized loss on securities available
  for sale, net of tax                                         (14,502)
                                                           -----------    -----------    -----------
    Total retained earnings                                 11,366,626     10,798,886      9,854,681
                                                           -----------    -----------    -----------
                                                           $91,696,549    $88,022,490    $82,612,998
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------

- --------------------------------------------------------------------------------
                See accompanying notes to financial statements.
                                                                             F-3

                  CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                              STATEMENTS OF INCOME
            EIGHT MONTHS ENDED MAY 31, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

                                                   EIGHT MONTHS
                                                   ENDED MAY 31,               YEARS ENDED SEPTEMBER 30,
                                             ------------------------    --------------------------------------
                                                1996          1995          1995          1994          1993
                                                ----          ----          ----          ----          ----
                                                    (UNAUDITED)
INTEREST INCOME
  First mortgage loans                       $3,332,510    $2,928,841    $4,503,056    $3,870,470    $3,923,619
  Consumer and other loans                       68,891        51,507        83,978       129,731       126,526
  Investment securities                          15,902        12,770        21,133        17,162        45,616
  Mortgage-backed and
    related securities                          798,488       845,323     1,276,199       991,911       931,107
  Dividends on FHLB stock                        38,908        27,552        39,344        26,945        23,302
  Other interest - earning assets               162,210       193,801       293,674       387,880       331,958
                                             ----------    ----------    ----------    ----------    ----------
    Total interest income                     4,416,909     4,059,794     6,217,384     5,424,099     5,382,128

INTEREST EXPENSE
  Deposits (Note 7)                          (2,676,059)   (2,324,947)   (3,601,490)   (2,951,663)   (3,027,247)
                                             ----------    ----------    ----------    ----------    ----------
NET INTEREST INCOME                           1,740,850     1,734,847     2,615,894     2,472,436     2,354,881

Provision for loan losses                                                                  60,000        25,000
                                             ----------    ----------    ----------    ----------    ----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                   1,740,850     1,734,847     2,615,894     2,412,436     2,329,881
                                             ----------    ----------    ----------    ----------    ----------
NON-INTEREST INCOME
  Service charges and fees                      134,284        69,715       123,623       220,662       279,113
  Gain on sale of securities                      8,259
  Other non-interest income                      16,632        18,783        27,290        40,404        55,619
                                             ----------    ----------    ----------    ----------    ----------
    Total non-interest income                   159,175        88,498       150,913       261,066       334,732
                                             ----------    ----------    ----------    ----------    ----------
NON-INTEREST EXPENSE
  Compensation and benefits (Note 8)            441,178       380,580       552,215       524,240       497,112
  Occupancy and equipment                        49,443        46,982        88,042        78,784       106,015
  FDIC premium                                  117,617       109,849       166,347       156,096       133,560
  Data processing and maintenance               106,317        89,420       146,234       147,898       134,924
  Franchise taxes                               109,019        99,013       150,438       134,861       119,430
  Loss on sale of asset                                                                                   7,678
  Other non-interest expense                    194,209       158,917       238,574       242,075       230,778
                                             ----------    ----------    ----------    ----------    ----------
    Total non-interest expense                1,017,783       884,761     1,341,850     1,283,954     1,229,497
                                             ----------    ----------    ----------    ----------    ----------

INCOME BEFORE INCOME TAXES                      882,242       938,584     1,424,957     1,389,548     1,435,116

Income tax expense (Note 9)                     300,000       319,119       480,752       477,504       464,565
                                             ----------    ----------    ----------    ----------    ----------
NET INCOME                                  $   582,242   $   619,465   $   944,205   $   912,044   $   970,551
                                             ----------    ----------    ----------    ----------    ----------
                                             ----------    ----------    ----------    ----------    ----------

- --------------------------------------------------------------------------------
                See accompanying notes to financial statements.
                                                                             F-4

                  CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                         STATEMENTS OF RETAINED EARNINGS
                 EIGHT MONTHS ENDED MAY 31, 1996 (UNAUDITED) AND
                  YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

                                                                        UNREALIZED LOSS
                                                                         ON SECURITIES         TOTAL
                                                                       AVAILABLE FOR SALE,    RETAINED
                                                   RETAINED EARNINGS       NET OF TAX         EARNINGS
                                                   -----------------   -------------------   -----------
Balance, October 1, 1992                              $ 7,972,086                             $7,972,086

Net income                                                970,551                                970,551
                                                      -----------                             ----------


Balance, September 30, 1993                             8,942,637                              8,942,637

Net income                                                912,044                                912,044
                                                      -----------                             ----------

Balance, September 30, 1994                             9,854,681                              9,854,681

Net income                                                944,205                                944,205
                                                      -----------                             ----------

Balance, September 30, 1995                            10,798,886                             10,798,886

Unrealized loss on available for sale
  securities (unaudited)                                                    $(14,502)            (14,502)

Net income for the eight months ended
  May 31, 1996 (unaudited)                                582,242                                582,242
                                                      -----------           --------          ----------

Balance, May 31, 1996 (unaudited)                     $11,381,128           $(14,502)        $11,366,626
                                                      -----------           --------          ----------
                                                      -----------           --------          ----------

- --------------------------------------------------------------------------------
                See accompanying notes to financial statements.
                                                                             F-5

                  CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                            STATEMENTS OF CASH FLOWS
            EIGHT MONTHS ENDED MAY 31, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

                                                  EIGHT MONTHS
                                                  ENDED MAY 31,                 YEARS ENDED SEPTEMBER 30,
                                           --------------------------   ----------------------------------------
                                                1996           1995         1995           1994          1993
                                                ----           ----         ----           ----          ----
                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                $   582,242   $   619,465   $   944,205    $   912,044   $   970,551
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
    Amortization of deferred loan
     origination fees                             1,326         1,381        (7,237)       (24,848)      (44,572)
    Premiums and discounts on loans
     and mortgage-backed and related
     securities                                 (14,154)      (11,034)      (21,904)       (16,669)       (9,988)
    Provision for loan losses                                                               60,000        25,000
    Stock dividends from FHLB                   (38,800)      (27,400)      (39,100)       (26,800)      (27,600)
    Gain on sale of securities                   (8,259)
    Depreciation and amortization of
     premises and equipment                      25,800        25,514        51,570         49,147        48,037
    Deferred taxes                               14,044        34,646        27,340         47,654        77,637
    Net gain on sale of assets                                                                             7,678
    Increase (decrease) in:
      Accrued interest receivable                (8,840)      (41,865)      (81,280)       (30,142)        9,208
      Other assets                               26,580       (42,592)      (17,424)        (6,028)       (6,976)
      Interest payable                          457,823       407,185        (4,367)        (7,136)      (34,627)
      Accrued expenses and
       other liabilities                        142,686        52,704        52,656         10,332        (8,581)
                                            -----------   -----------   -----------   ------------   -----------
      Net cash from operating
       activities                             1,180,448     1,018,004       904,459        967,554     1,005,767
                                            -----------   -----------   -----------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Mortgage-backed securities
   available for sale
    Proceeds from sales                         763,370
    Proceeds from paydowns                       41,213
  Investment and mortgage-backed
   securities held to maturity
    Purchases                                                (990,000)     (990,000)    (9,962,011)   (3,946,978)
    Proceeds from calls, maturities
     and paydowns                             1,695,302       785,227     1,285,001      3,055,928     3,250,010
  Purchases of FHLB stock                                    (116,700)     (116,700)
  Loan originations net of principal
   payment on loans                          (5,595,501)   (4,250,953)   (7,570,243)    (8,696,265)   (1,064,803)
  Purchases of premises and equipment           (10,979)      (10,782)      (19,995)       (45,609)     (184,204)
                                            -----------   -----------   -----------   ------------   -----------
      Net cash used in investing
       activities                            (3,106,595)   (4,583,208)   (7,411,937)   (15,647,957)   (1,945,975)
                                            -----------   -----------   -----------   ------------   -----------

- --------------------------------------------------------------------------------
                                 (Continued)
                                                                             F-6

                  CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                      STATEMENTS OF CASH FLOWS (CONTINUED)
            EIGHT MONTHS ENDED MAY 31, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

                                                  EIGHT MONTHS
                                                  ENDED MAY 31,                 YEARS ENDED SEPTEMBER 30,
                                           --------------------------   ----------------------------------------
                                                1996           1995         1995           1994          1993
                                                ----           ----         ----           ----          ----
                                                    (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposit accounts          $ 2,432,846   $ 3,486,138   $ 4,409,416    $ 4,014,187   $ 8,268,149
  Net increase in mortgage escrow
   funds                                         66,391        79,824        24,640         27,718        13,076
                                            -----------   -----------   -----------   ------------   -----------
    Net cash from financing activities        2,499,237     3,565,962     4,434,056      4,041,905     8,281,225
                                            -----------   -----------   -----------   ------------   -----------
Net increase/(decrease) in cash and
   cash equivalents                             573,090           758    (2,073,422)   (10,638,498)    7,341,017

Cash and cash equivalents at
  beginning of period                         4,257,072     6,330,494     6,330,494     16,968,992     9,627,975

Cash and cash equivalents at
  end of period                             $ 4,830,162   $ 6,331,252   $ 4,257,072   $  6,330,494   $16,968,992
                                            -----------   -----------   -----------   ------------   -----------
                                            -----------   -----------   -----------   ------------   -----------
Supplemental disclosures
  Cash paid for:
    Interest on deposits                    $ 2,218,236   $ 1,917,762   $ 3,605,857   $ 2,958,799    $ 3,061,874
                                            -----------   -----------   -----------   ------------   -----------
                                            -----------   -----------   -----------   ------------   -----------
    Income taxes                            $   174,741   $   190,454   $   442,954   $    436,500   $   404,752
                                            -----------   -----------   -----------   ------------   -----------
                                            -----------   -----------   -----------   ------------   -----------
Noncash transactions:
  Transfer of mortgage-backed
  securities to available for sale          $ 1,607,975
                                            -----------
                                            -----------

- --------------------------------------------------------------------------------
                See accompanying notes to financial statements.
                                                                             F-7

               CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
   MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- -------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION: Citizens Federal Savings and Loan Association is a federally-chartered mutual thrift association located in Delphos, Ohio. The Association originates and holds primarily residential and consumer loans to customers throughout the Allen and Van Wert County area in Northwest Ohio. The Association's primary deposit products are interest-bearing checking accounts and certificates of deposit. There are no branch operations.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, deposits with financial institutions and overnight deposits. The Association reports net cash flows for customer loan and deposit transactions. Cash equivalents of $4,444,674 at May 31, 1996, and $3,941,959 and $6,029,927 at September 30, 1995 and 1994,
respectively, consist of funds due from banks. The Association considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

SECURITIES: Effective October 1, 1994, the Association adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This accounting guidance requires the Corporation to classify debt and marketable equity securities as held to maturity, trading or available for sale. Prior to the adoption of SFAS No. 115, the Association classified securities at amortized cost.

Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts.

- -------------------------------------------------------------------------------
                                (Continued)

               CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
   MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- -------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention for such a sale. Securities available for sale are carried at fair value with unrealized gains and losses included as a separate component of member's equity, net of tax. Gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

At May 31, 1996, and September 31, 1995, the Association had no outstanding commitments to sell loans or securities.

LOANS RECEIVABLE: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the collateral, and current economic conditions.

Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued and unpaid, and income is subsequently recognized only to the extent that cash payments are received until, in management' judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

On October 1, 1995, the Association adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Under this standard, loans considered to be impaired, as identified according to internal loan review standards, are reduced to the present value of expected future cash flows or to the fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, such an increase will be reported as a provision for loan losses charged to operations. The effect of adopting this standard did not materially affect the allowance for loan losses at October 1, 1995 or at May 31, 1996.

Management analyzes loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements.  Often this is associated with a delay or shortfall in payments of 30 days or more.  Smaller balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one to four family residences, residential construction loans, home equity, and other consumer loans, with balances less than $200 thousand. Loans are generally moved to non-accrual status when 90 days or more past due.  These loans may also be considered impaired.
- -------------------------------------------------------------------------------
                               (Continued)

               CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
   MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- -------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of the disclosures for impaired loans is considered generally comparable to prior nonaccrual loans and non-performing and past due asset disclosures. The adoption of SFAS No. 114 had no impact on the comparability of the May 31, 1996 allowance for loan losses to prior periods.

LOAN FEES AND COSTS: Loan fees and costs are deferred, and are recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Association's historical prepayment experience.

REAL ESTATE HELD FOR INVESTMENT AND FORECLOSED REAL ESTATE: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure. Real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or net realizable value. Costs related to development and improvement of property are capitalized, whereas costs related to the holding of property are expensed. The portion of interest costs related to the development of real estate is capitalized.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value. At May 31, 1996 and September 30, 1995, the Association held no real estate for investment or foreclosed real estate.

INCOME TAXES: Beginning October 1, 1993, the Association adopted SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as "temporary differences." Previously, the Association computed deferred taxes for the tax effects of timing differences between financial reporting and tax return income.

PREMISES AND EQUIPMENT: Land is carried at cost. Buildings, furniture and fixtures, and equipment are carried at cost, less accumulated depreciation. Buildings, furniture and fixtures, and equipment are depreciated using straight-line and accelerated methods over the estimated useful lives of the respective assets, which range from five to forty years.

BASIS OF PRESENTATION: In connection with the Association's initial public offering, the Association retroactively restated its financial statements for all periods presented to reflect certain immaterial amounts to conform with accounting methods in future periods.

- -------------------------------------------------------------------------------
                                 (Continued)

               CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
   MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- -------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INTERIM FINANCIAL INFORMATION: The unaudited statement of financial condition as of May 31, 1996 and the related unaudited statements of income, members' equity and cash flows for the eight months ended May 31, 1996 and 1995 have been prepared in a manner consistent with the audited financial information presented. Management believes that all adjustments, which were all of a normal and recurring nature, have been recorded to the best of its knowledge and that the unaudited financial information fairly presents the financial position and results of operations and cash flows of the Association in accordance with generally accepted accounting principles.

NOTE 2 - INVESTMENT SECURITIES

The carrying value and estimated fair values of investment securities held-to-maturity at May 31, 1996 (unaudited) are summarized as follows:

                                                          ESTIMATED
                                               CARRYING     FAIR
                                                VALUE      VALUE
                                                -----      -----

     FHLB debt securities                     $ 500,000  $ 500,000
                                              ---------  ---------
                                              ---------  ---------

At May 31, 1996, the Association held one FHLB variable rate bond with an expected maturity date of October 1, 1996.

There were no sales of investment securities during the eight months ended May 31, 1996 and 1995.

The carrying values and estimated fair values of investment securities held-to-maturity at September 30 are summarized as follows:

                                  1995                     1994
                          ---------------------- -----------------------
                                      ESTIMATED              ESTIMATED
                           CARRYING     FAIR      CARRYING     FAIR
                            VALUE      VALUE       VALUE      VALUE
                            -----      -----       -----      -----

     FHLB debt securities  $ 500,000  $ 505,313   $ 500,000  $ 503,281
                           ---------  ---------   ---------  ---------
                           ---------  ---------   ---------  ---------

At September 30, 1995, the Association held one FHLB variable rate bond with an expected maturity date of October 1, 1996.

There were no sales of investment securities or transfers between classifications during the years ended September 30, 1995 and 1994.

- -------------------------------------------------------------------------------
                                (Continued)

               CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
   MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- -------------------------------------------------------------------------------

NOTE 3 - MORTGAGE-BACKED SECURITIES

The carrying values and estimated fair values of mortgage-backed securities are summarized as follows:

                                                         MAY 31, 1996 (UNAUDITED)
                            -------------------------------------------------------------------------
                                                                             NET         ESTIMATED
                               PRINCIPAL       UNAMORTIZED   UNEARNED     AMORTIZED        FAIR
                                BALANCE          PREMIUMS    DISCOUNTS     BALANCE        VALUE
                                -------          --------    ---------     -------        -----
HELD TO MATURITY
 GNMA certificates          $ 14,036,034       $  2,941     $ (121,932)  $ 13,917,043  $ 14,039,708
 FHLMC certificates              229,318                          (332)       228,986       239,178
                            ------------       --------     ----------   ------------  ------------
                            $ 14,265,352       $  2,941     $ (122,264)  $ 14,146,029  $ 14,278,886
                            ------------       --------     ----------   ------------  ------------
                            ------------       --------     ----------   ------------  ------------

AVAILABLE FOR SALE
 GNMA certificates          $    797,582                    $     (470)  $    797,112  $    775,139
                            ------------                    ----------   ------------  ------------
                            ------------                    ----------   ------------  ------------


                                                              SEPTEMBER 30, 1995
                            -------------------------------------------------------------------------
                                                                             NET         ESTIMATED
                               PRINCIPAL       UNAMORTIZED   UNEARNED     AMORTIZED        FAIR
                                BALANCE          PREMIUMS    DISCOUNTS     BALANCE        VALUE
                                -------          --------    ---------     -------        -----

HELD TO MATURITY
 GNMA certificates          $ 17,266,599       $  3,416     $ (136,791)  $ 17,133,224  $ 17,529,325
 FHLMC certificates              287,960                          (571)       287,389       299,420
                            ------------       --------     ----------   ------------  ------------
                            $ 17,554,559       $  3,416     $ (137,362)  $ 17,420,613  $ 17,828,745
                            ------------       --------     ----------   ------------  ------------
                            ------------       --------     ----------   ------------  ------------


                                                              SEPTEMBER 30, 1994
                            -------------------------------------------------------------------------
                                                                             NET         ESTIMATED
                               PRINCIPAL       UNAMORTIZED   UNEARNED     AMORTIZED        FAIR
                                BALANCE          PREMIUMS    DISCOUNTS     BALANCE        VALUE
                                -------          --------    ---------     -------        -----

HELD TO MATURITY
 GNMA certificates          $ 17,547,960       $  4,364     $ (147,969)  $ 17,404,355  $ 16,802,452
 FHLMC certificates              351,407                        (1,048)       350,359       361,141
                            ------------       --------     ----------   ------------  ------------
                            $ 17,899,367       $  4,364     $ (149,017)  $ 17,754,714  $ 17,163,593
                            ------------       --------     ----------   ------------  ------------
                            ------------       --------     ----------   ------------  ------------

- -------------------------------------------------------------------------------
                              (Continued)

               CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
   MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- -------------------------------------------------------------------------------

NOTE 3 - MORTGAGE-BACKED SECURITIES (Continued)

Unrealized gains and losses on mortgage-backed securities are summarized as follows:

                                                  MAY 31, 1996 (UNAUDITED)
                           ---------------------------------------------------------------
                                                 GROSS           GROSS        ESTIMATED
                                AMORTIZED      UNREALIZED      UNREALIZED       FAIR
                                  COST            GAINS          LOSSES         VALUE
                                  ----            -----          ------         -----
Available for sale          $    797,112                      $   21,973     $    775,139
Held to maturity              14,146,029    $   319,539          186,682       14,278,886


                                                     SEPTEMBER 30, 1995
                           ---------------------------------------------------------------
                                                 GROSS           GROSS        ESTIMATED
                                AMORTIZED      UNREALIZED      UNREALIZED       FAIR
                                  COST            GAINS          LOSSES         VALUE
                                  ----            -----          ------         -----

Held to maturity            $ 17,420,613    $   468,851       $   60,719     $ 17,828,745


                                                     SEPTEMBER 30, 1994
                           ---------------------------------------------------------------
                                                 GROSS           GROSS        ESTIMATED
                                AMORTIZED      UNREALIZED      UNREALIZED       FAIR
                                  COST            GAINS          LOSSES         VALUE
                                  ----            -----          ------         -----

Held to maturity            $ 17,754,714    $   203,842       $  794,963     $ 17,163,593


During the eight months ended May 31, 1996, the Association reclassified mortgage-backed securities with an amortized cost of $1,607,975 from held to maturity to available for sale. The securities were transferred in November, 1995, as allowed by the Statement of Financial Accounting Standards No. 115 implementation guide issued by the Financial Accounting Standards Board, with the related unrealized gain of $6,818 recorded net of tax as an increase in retained earnings.

Proceeds from the sale of mortgage-backed securities during the eight months ended May 31, 1996 were $763,370. Gross gains of $8,259 were realized on these sales. There were no sales of mortgage-backed securities during the eight months ended May 31, 1995 or for the years ended September 30, 1995, 1994 and 1993.

- -------------------------------------------------------------------------------
                                (Continued)

               CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
   MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- -------------------------------------------------------------------------------

NOTE 4 - LOANS RECEIVABLE

Loans receivable are summarized as follows:


                                                                        SEPTEMBER 30,
                                                  MAY 31,      ----------------------------
                                                   1996             1995            1994
                                                   ----             ----            ----
                                                (UNAUDITED)
First mortgage loans                           $ 71,446,018    $ 65,787,027    $ 57,487,458
Less:
  Mortgage loans in process                      (3,604,526)     (3,712,057)     (2,706,474)
  Net deferred loan origination fees                (48,436)        (47,110)        (49,092)
                                               ------------    ------------    ------------
                                                 67,793,056      62,027,860      54,731,892
                                               ------------    ------------    ------------

Consumer and other loans
  Manufactured homes                                 65,228          90,005          95,950
  Home equity loans                                 914,532       1,012,926         953,881
  Unsecured loans                                   232,721         237,085         133,054
  Other consumer loans                              738,683         787,619         650,417
                                               ------------    ------------    ------------
                                                  1,951,164       2,127,635       1,833,302
Less:  Non-mortgage loans in process                (14,996)        (20,446)        (21,394)
                                               ------------    ------------    ------------
                                                  1,936,168       2,107,189       1,811,908
                                               ------------    ------------    ------------

Less:  Allowance for loan losses                    (92,360)        (92,360)        (92,360)
                                               ------------    ------------    ------------

                                               $ 69,636,864    $ 64,042,689    $ 56,451,440
                                               ------------    ------------    ------------
                                               ------------    ------------    ------------

Activity in the allowance for loan losses is summarized as follows:

                                                         EIGHT MONTHS
                                                          ENDED MAY 31,                YEARS ENDED SEPTEMBER 30,
                                                  ---------------------------   ---------------------------------------
                                                      1996           1995          1995           1994         1993
                                                          (UNAUDITED)
Balance at beginning of period                     $  92,360     $  92,360     $   92,360     $   32,360   $   28,726
Provision charged to income                                                                       60,000       25,000
Charge-offs                                                                                                   (21,366)
                                                   ---------     ---------     ----------     ----------   ----------
Balance at end of period                           $  92,360     $  92,360     $   92,360     $   92,360   $   32,360
                                                   ---------     ---------     ----------     ----------   ----------
                                                   ---------     ---------     ----------     ----------   ----------

- -------------------------------------------------------------------------------
                             (Continued)

               CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
   MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- -------------------------------------------------------------------------------

NOTE 4 - LOANS RECEIVABLE (Continued)

As of and for the eight months ended May 31, 1996, there were no impaired loans. Loans on non-accrual status at May 31, 1996 were $316,450. Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $231,012, $238,209 and $458,282 at September 30, 1995, 1994 and
1993, respectively. Interest income foregone under the original terms of the loans was $6,599 and $4,482 for the eight months ended May 31, 1996 and 1995, respectively, and $5,780, $15,142, and $15,158 for the years ended September 30, 1995, 1994 and 1993, respectively. The Association is not committed to lend additional funds to debtors whose loans have been modified.

In the ordinary course of business, the Association has and expects to continue to have transactions, including borrowings, with its officers, directors and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. Loans to such borrowers, which in the aggregate exceeded $60,000 at May 31, 1996 and September 30, 1995, are summarized as follows:

                                          MAY 31,           SEPTEMBER 30,
                                           1996                 1995
                                           ----                 ----
                                        (UNAUDITED)

Balance at beginning of period         $   350,722         $   104,926
New loans                                                      260,288
Payments                                  (119,471)            (14,492)
                                       -----------         -----------
Balance at end of period               $   231,251         $   350,722
                                       -----------         -----------
                                       -----------         -----------

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                             SEPTEMBER 30,
                                      MAY 31,          ------------------------
                                       1996                1995          1994
                                       ----                ----          ----
                                    (UNAUDITED)

Investment securities               $   3,809           $   5,847     $   4,085
Mortgage-backed securities             94,093             103,896       102,927
Loans receivable                      165,676             144,995        63,009
                                    ---------           ---------     ---------
                                    $ 263,578           $ 254,738     $ 170,021
                                    ---------           ---------     ---------
                                    ---------           ---------     ---------

- -------------------------------------------------------------------------------
                                   (Continued)

                 CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                         NOTES TO FINANCIAL CONDITION
    MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment is summarized as follows:


                                         MAY 31,           SEPTEMBER 30,
                                       -----------    ------------------------
                                          1996           1995          1994
                                          ----           ----          ----
                                       (UNAUDITED)

Land and parking lot                    $  175,654    $  175,654    $  175,654
Building and improvements                  643,190       643,190       633,743
Furniture and equipment                    295,403       284,423       274,476
                                        ----------    ----------    ----------
                                         1,114,247     1,103,267     1,083,873

Accumulated depreciation                  (404,360)     (378,559)     (326,990)
                                        ----------    ----------    ----------
                                        $  709,887    $  724,708    $  756,883
                                        ----------    ----------    ----------
                                        ----------    ----------    ----------

Depreciation expense charged to earnings was $25,800 and $25,514 for the eight months ended May 31, 1996 and 1995, respectively, and $51,570, $49,147 and $48,037 for the years ended September 30, 1995, 1994 and 1993, respectively.

NOTE 7 - DEPOSITS

                                     MAY 31,                          SEPTEMBER 30,
                             ---------------------   ---------------------------------------------
                                      1996                    1995                   1994
                             ---------------------   ---------------------   ---------------------
                                AMOUNT        %         AMOUNT        %         AMOUNT        %
                                ------        -         ------        -         ------        -
                              (UNAUDITED)
                              -----------
Demand and NOW accounts      $ 4,510,249     5.70%   $ 4,779,806     6.23%   $ 4,166,085     5.77%
Money market                   8,644,716    10.93      9,492,767    12.38     15,387,236    21.30
Savings and club accounts      8,820,135    11.15      8,426,231    10.99      8,852,722    12.25
                             -----------   ------    -----------   ------    -----------   ------
                              21,975,100    27.78     22,698,804    29.60     28,406,043    39.32
Certificates:
  3.00% to 3.99%                  14,747      .02         14,511      .02      6,635,849     9.18
  4.00% to 4.99%               3,625,993     4.58      3,594,831     4.69      7,083,707     9.80
  5.00% to 5.99%              29,420,741    37.20     16,711,033    21.80     22,841,774    31.61
  6.00% to 6.99%              19,878,043    25.13     29,402,728    38.35      6,902,956     9.55
  7.00% to 7.99%               4,149,909     5.25      4,205,353     5.49        275,023      .38
  8.00% to 8.99%                  32,755      .04         37,182      .05        109,674      .16
                             -----------   ------    -----------   ------    -----------   ------
                              57,122,188    72.22     53,965,638    70.40     43,848,983    60.68
                             -----------   ------    -----------   ------    -----------   ------
                             $79,097,288   100.00%   $76,664,442   100.00%   $72,255,026   100.00%
                             -----------   ------    -----------   ------    -----------   ------
                             -----------   ------    -----------   ------    -----------   ------

- --------------------------------------------------------------------------------
                                    (Continued)
                                                                            F-16

                 CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                         NOTES TO FINANCIAL CONDITION
    MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

NOTE 7 - DEPOSITS (Continued)

The aggregate amount of short-term certificates of deposits with a minimum denomination of $100,000 was approximately $4,059,000 at May 31, 1996, $4,150,000 at September 30, 1995 and $4,148,000 at September 30, 1994.

At May 31, 1996, the scheduled maturities of certificates of deposits are as follows (unaudited):

                       1997         1998         1999         2000       2001   THEREAFTER
                       ----         ----         ----         ----       ----   ----------
3.00% to 3.99%     $    14,747   $       --   $       --   $     --   $     --    $    --
4.00% to 4.99%       3,625,993           --           --         --         --         --
5.00% to 5.99%      17,779,144    7,023,728    4,342,590     25,079    250,200         --
6.00% to 6.99%      18,459,438      796,247       15,103    509,067     98,188         --
7.00% to 7.99%       4,029,370       63,926       51,613      5,000         --         --
8.00% to 8.99%              --           --           --         --         --     32,755
                   -----------   ----------   ----------   --------   --------    -------
                   $43,908,692   $7,883,901   $4,409,306   $539,146   $348,388    $32,755
                   -----------   ----------   ----------   --------   --------    -------
                   -----------   ----------   ----------   --------   --------    -------

At September 30, 1995, the scheduled maturities of certificates of deposits are as follows:

                                                                            2000 AND
                        1996          1997         1998         1999       THEREAFTER
                        ----          ----         ----         ----       ----------
3.00% to 3.99%      $    14,511   $        --   $       --   $       --     $     --
4.00% to 4.99%        2,565,404     1,029,427           --           --           --
5.00% to 5.99%       10,259,466     2,752,688    1,559,411    2,082,396       57,072
6.00% to 6.99%       15,169,057    13,082,794      551,569      375,452      223,856
7.00% to 7.99%          159,125     3,996,458       48,770        1,000           --
8.00% to 8.99%               --            --           --           --       37,182
                    -----------   -----------   ----------   ----------     --------
                    $28,167,563   $20,861,367   $2,159,750   $2,458,848     $318,110
                    -----------   -----------   ----------   ----------     --------
                    -----------   -----------   ----------   ----------     --------

Interest expense on deposits is summarized as follows:

                                       EIGHT MONTHS ENDING                 YEAR ENDING
                                              MAY 31,                     SEPTEMBER 30,
                                     -----------------------   -------------------------------------
                                        1996          1995         1995         1994         1993
                                        ----          ----         ----         ----         ----
                                            (UNAUDITED)
Money market                         $  178,349   $  296,376   $  399,912   $  760,718   $  645,011
Savings accounts                        166,365      197,128      285,078      327,246      321,605
NOW and demand
  accounts                               61,346       77,683      109,163      115,713      131,691
Club accounts                             1,926        1,865        1,865        1,803        1,818
Certificates of deposit               2,268,073    1,751,895    2,805,472    1,746,183    1,927,122
                                     ----------   ----------   ----------   ----------   ----------
                                     $2,676,059   $2,324,947   $3,601,490   $2,951,663   $3,027,247
                                     ----------   ----------   ----------   ----------   ----------
                                     ----------   ----------   ----------   ----------   ----------

- --------------------------------------------------------------------------------
                                    (Continued)
                                                                            F-17

                 CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                         NOTES TO FINANCIAL CONDITION
    MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

NOTE 8 - PENSION PLAN

The Association participated in a defined benefit pension plan for the benefit of all eligible employees until the plan was terminated by the Board on May 31, 1994. The insurance plans that were used to fund the plan were cashed in on their anniversary date, August 1, 1994. The cash value of policies were transferred to the Huntington National Bank Trust Department where they are earning interest until the assets can be distributed, upon approval of termination by the Internal Revenue Service.

During 1994, the Association implemented a 401(k) profit sharing plan for all eligible employees. Employees are eligible to participate in the plan if they have been employed by the Association for one-half year and have attained age twenty and one-half. Generally, employees can defer up to 10% of their compensation into the plan, not to exceed $9,500 for 1996 (unaudited), and $9,240 for 1995 and 1994. The Association can make a matching discretionary contribution equal to a percentage of up to 6% of the employee's salary reduction. The Association may also make special discretionary contributions equal to a percentage of the employee's compensation.

The expense related to the profit sharing and defined benefit pension plans was $21,727 and $5,938 for the eight months ended May 31, 1996 and 1995, and $30,758, $26,348 and $39,500 for the years ending September 30, 1995, 1994 and 1993, respectively.

NOTE 9 - INCOME TAXES

The provision for income taxes consists of the following:

                    EIGHT MONTHS ENDING               YEAR ENDING
                           MAY 31,                   SEPTEMBER 30,
                   ---------------------   --------------------------------
                     1996        1995        1995        1994        1993
                     ----        ----        ----        ----        ----
                        (UNAUDITED)
Current expense    $285,956    $284,473    $453,412    $429,850    $386,928
Deferred expense     14,044      34,646      27,340      47,654      77,637
                   --------    --------    --------    --------    --------
                   $300,000    $319,119    $480,752    $477,504    $464,565
                   --------    --------    --------    --------    --------
                   --------    --------    --------    --------    --------

- --------------------------------------------------------------------------------
                                    (Continued)
                                                                            F-18

                 CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                         NOTES TO FINANCIAL CONDITION
    MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The provision for federal income taxes differs from that computed at the statutory corporate tax rate as follows:

                                 EIGHT MONTHS ENDING                 YEAR ENDING
                                        MAY 31,                     SEPTEMBER 30,
                                 --------------------    ---------------------------------
                                   1996        1995        1995        1994        1993
                                   ----        ----        ----        ----        ----
                                      (UNAUDITED)
Statutory rate                         34%         34%         34%         34%         34%
                                       --          --          --          --          --
                                       --          --          --          --          --
Tax expense at statutory
  rate                           $299,962    $319,119    $484,485    $472,446    $487,939
Other                                  38                  (3,733)      5,058     (23,374)
                                 --------    --------    --------    --------    --------
                                 $300,000    $319,119    $480,752    $477,504    $464,565
                                 --------    --------    --------    --------    --------
                                 --------    --------    --------    --------    --------

Deferred income taxes are provided for temporary differences. The components of the Association's net deferred tax liability at May 31, 1996 and September 30, 1995 and 1994, are as follows:

                                       MAY 31,         SEPTEMBER 30,
                                     -----------  -------------------------
                                         1996         1995          1994
                                         ----         ----          ----
                                     (UNAUDITED)
Deferred tax assets
 Deferred loan fees                  $   16,468   $   16,017   $   16,691
 Non-accrual interest                     1,600        1,965        2,971
 Unrealized loss on investment
  securities available for sale           7,471
                                     ----------   ----------   ----------
                                         25,539       17,982       19,662
                                     ----------   ----------   ----------
Deferred tax liabilities
 Bad debt deduction                   (215,583)    (215,583)    (197,678)
 FHLB stock dividends                 (119,442)    (106,250)     (97,089)
 Depreciation expense                  (15,798)     (14,859)     (16,265)
                                     ----------   ----------   ----------
                                      (350,823)    (336,692)    (311,032)
                                     ----------   ----------   ----------
Net deferred tax liability           $(325,284)   $(318,710)   $(291,370)
                                     ----------   ----------   ----------
                                     ----------   ----------   ----------

- --------------------------------------------------------------------------------
                                    (Continued)
                                                                            F-19

                 CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                         NOTES TO FINANCIAL CONDITION
    MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

No valuation allowance for deferred tax assets was provided at May 31, 1996 or September 30, 1995 and 1994, because the Association had sufficient net deferred tax liabilities and taxes paid in and available for recovery to warrant recording the full deferred tax asset.

Retained earnings at May 31, 1996, and September 30, 1995 and 1994, includes approximately $1,997,990 for which no federal income tax liability has been recorded. These amounts represent an allocation of income to bad debt deductions for tax purposes alone. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments from carryback of net operating losses would create income for tax purposes only, which would be subject to current tax. The unrecorded deferred tax liability on the above amounts at May 31, 1996, and September 30, 1995 and 1994 was approximately $680,000.

Taxes attributable to securities gains approximated $2,808 for the eight months ended May 31, 1996.

NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and interest-rate caps and floors written in connection with variable rate loans the Association has originated. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments as it does for on-balance sheet instruments.

As of May 31, 1996, the Association had commitments to make loans at market rates of $2,101,000. Of these commitments, $607,000 had fixed rates and $1,494,000 had variable rates. As of September 30, 1995, the Association had commitments to make loans at market rates of $2,049,000. Since loan commitments may expire without being used, the amount does not necessarily represent future cash commitments.

- --------------------------------------------------------------------------------
                                    (Continued)
                                                                            F-20

                 CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                         NOTES TO FINANCIAL CONDITION
    MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

NOTE 11 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Association's business activity is with customers located within northwest Ohio, specifically Allen and Van Wert counties. Although the Association has a diversified loan portfolio, a substantial portion of its debtors' ability to repay their loans is dependent on the economy in Allen and Van Wert counties. Credit losses arising from lending transactions have historically been minimal due to the Association's conservative lending and collateral policies.

NOTE 12 - REGULATORY CAPITAL

The following is a reconciliation of generally accepted accounting principles
(GAAP) net income and capital to regulatory capital for the Association. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Association.

                                               MAY 31, 1996 (UNAUDITED)
                                           -------------------------------
                                           TANGIBLE     CORE    RISK-BASED
                                            CAPITAL    CAPITAL    CAPITAL
                                            -------    -------    -------
                                                    (IN THOUSANDS)

Per GAAP                                    $11,367    $11,367    $11,367

General valuation allowance and
  nondeductible subsidiaries                     (2)        (2)        92

Unrealized loss on securities available
  for sale, net of tax                           15         15         15
                                            -------    -------    -------
Regulatory capital measure                   11,380     11,380     11,474

Regulatory capital requirements               1,376      2,752      3,398
                                            -------    -------    -------
Excess capital                              $10,004    $ 8,628
                                            -------    -------
                                            -------    -------
Total assets                                $91,697    $91,697    $ 8,076
                                            -------    -------    -------
                                            -------    -------    -------
Risk-weighted assets                                              $42,477
                                                                  -------
                                                                  -------

Capital ratio                                 12.41%     12.41%     27.01%
                                            -------    -------    -------
                                            -------    -------    -------

- --------------------------------------------------------------------------------
                                    (Continued)
                                                                            F-21

                 CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                         NOTES TO FINANCIAL CONDITION
    MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

NOTE 12 - REGULATORY CAPITAL (Continued)

                                                 SEPTEMBER 30, 1995
                                           -------------------------------
                                           TANGIBLE     CORE    RISK-BASED
                                            CAPITAL    CAPITAL    CAPITAL
                                            -------    -------    -------
                                                    (IN THOUSANDS)

Per GAAP                                    $10,799    $10,799    $10,799

General valuation allowance and
 nondeductible subsidiaries                      (2)        (2)        92
                                            -------    -------    -------
Regulatory capital measure                   10,797     10,797     10,891

Regulatory capital requirements               1,320      2,641      3,122
                                            -------    -------    -------
Excess capital                              $ 9,477    $ 8,156    $ 7,769
                                            -------    -------    -------
                                            -------    -------    -------
Total assets                                $88,022    $88,022
                                            -------    -------
                                            -------    -------
Risk-weighted assets                                              $39,031
                                                                  -------
                                                                  -------
Capital ratio                                 12.27%     12.27%     27.90%
                                            -------    -------    -------
                                            -------    -------    -------

NOTE 13 - CONTINGENT LIABILITIES

The Association expects to pay a one-time special assessment of 85 to 90 cents on each $100 of deposits as of January 1, 1996 to recapitalize the Savings Association Insurance Fund (SAIF). As of September 30, 1995, the Association has qualifying deposits of $76,664,400, which would result in an assessment of approximately $651,600 to $690,000.

- --------------------------------------------------------------------------------
                                    (Continued)
                                                                            F-22

                 CITIZENS FEDERAL SAVINGS AND LOAN ASSOCIATION
                         NOTES TO FINANCIAL CONDITION
    MAY 31, 1996 AND 1995 (UNAUDITED) AND SEPTEMBER 30, 1995, 1994 AND 1993
- --------------------------------------------------------------------------------

NOTE 14 - SUBSEQUENT EVENT (UNAUDITED)

On June 11, 1996, the Board of Directors of the Association, subject to regulatory approval and approval by the members of the Association, unanimously adopted a Plan of Conversion to convert from a federally chartered mutual savings and loan association to a federally chartered stock savings bank with the concurrent formation of a holding company. The conversion is expected to be accomplished through amendment of the Association's articles of incorporation and the sale of the holding company's common stock in an amount equal to the pro forma market value of the Association after giving effect to the conversion. A subscription offering of the shares of the holding company's common stock will be offered to the Association's depositors, then to an employee stock benefit plan and other members. Any shares of the holding company's common stock not sold in the subscription offering may be offered for sale to the general public.

At the time of conversion, the Association will establish a liquidation account in an amount equal to its regulatory capital as of the latest practicable date prior to the conversion at which such regulatory capital can be determined. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Association may not pay dividends that would reduce stockholders' equity below the required liquidation account balance.

Under Office of Thrift Supervision (OTS) regulations, limitations have been imposed on all "capital distributions" by savings institutions including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At May 31, 1996, no costs have been deferred.

- --------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHALL NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE ASSOCIATION OR CHARLES WEBB & COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE ASSOCIATION SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.
                            ______________________________

                                  TABLE OF CONTENTS
                                                                           PAGE
                                                                            ----
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Selected Consolidated Financial and
    Other Data of the Association. . . . . . . . . . . . . . . . . .
Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Delphos Citizens Bancorp, Inc. . . . . . . . . . . . . . . . . . . .
Citizens Federal Savings and Loan Association of Delphos . . . . . .
Regulatory Capital Compliance. . . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . .
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . .
Market for the Common Stock. . . . . . . . . . . . . . . . . . . . .
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . .
Pro Forma Data . . . . . . . . . . . . . . . . . . . . . . . . . . .
Consolidated Statements of Operations. . . . . . . . . . . . . . . .
Management's Discussion and Analysis of Financial
    Condition and Results of Operations. . . . . . . . . . . . . . .
Business of the Association. . . . . . . . . . . . . . . . . . . . .
Federal and State Taxation . . . . . . . . . . . . . . . . . . . . .
Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
The Board of Directors and
    Management of the Company. . . . . . . . . . . . . . . . . . . .
The Board of Directors and
    Management of the Association. . . . . . . . . . . . . . . . . .
The Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . .
Restrictions on Acquisition of the Company
    and the Association. . . . . . . . . . . . . . . . . . . . . . .
Description of Capital Stock of the Company. . . . . . . . . . . . .
Description of Capital Stock of the Association. . . . . . . . . . .
Transfer Agent and Registrar . . . . . . . . . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Legal and Tax Opinions . . . . . . . . . . . . . . . . . . . . . . .
Additional Information . . . . . . . . . . . . . . . . . . . . . . .
Index of Consolidated Financial Statements . . . . . . . . . . . . .
                            ______________________________

    UNTIL __________, 1996 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

















                                   1,782,500 Shares




                                        [LOGO]


                            DELPHOS CITIZENS BANCORP, INC.
                            (Proposed Holding Company for
                        Citizens Bank of Delphos, now known as
              Citizens Federal Savings and Loan Association of Delphos)




                                     COMMON STOCK



                                      __________

                                      PROSPECTUS
                                      __________






                                   __________, 1996

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

OTS filing fee . . . . . . . . . . . . . . . . . . . . . . . . .       $8,400
SEC filing fee(1). . . . . . . . . . . . . . . . . . . . . . . .        7,069
NASD filing fee(1) . . . . . . . . . . . . . . . . . . . . . . .        5,000
Stock listing fee(1) . . . . . . . . . . . . . . . . . . . . . .       10,250
Printing, postage and mailing. . . . . . . . . . . . . . . . . .       35,600
Legal fees and expenses. . . . . . . . . . . . . . . . . . . . .      100,000
Accounting fees and expenses . . . . . . . . . . . . . . . . . .       75,000
Appraiser's fees and expenses (including
    business plan) . . . . . . . . . . . . . . . . . . . . . . .       17,000
Marketing fees and selling commissions(1). . . . . . . . . . . .      272,388
Proxy solicitation and record management
    fees and expenses. . . . . . . . . . . . . . . . . . . . . .       10,000
Transfer agent fees and expenses . . . . . . . . . . . . . . . .        7,000
Certificate printing . . . . . . . . . . . . . . . . . . . . . .        4,000
Telephone, temporary help and other
    equipment. . . . . . . . . . . . . . . . . . . . . . . . . .        7,000
Blue Sky fees and expenses . . . . . . . . . . . . . . . . . . .       12,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . .       10,293
                                                                        ------

TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $581,000
                                                                      --------
                                                                      --------

(1) Actual expenses based upon the registration of 2,049,875 shares at $10.00 per share. All other expenses are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH, or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1 Engagement Letter between Citizens Federal Savings and Loan Association of Delphos and Charles Webb & Company
1.2 Draft Form of Agency Agreement between Citizens Federal Savings and Loan Association of Delphos and Charles Webb & Company*
2.1 Plan of Conversion (including the Federal Stock Charter and Bylaws of Citizens Bank of Delphos)
3.1       Certificate of Incorporation of Delphos Citizens Bancorp, Inc.
3.2       Bylaws of Delphos Citizens Bancorp, Inc.
3.3       Federal Stock Charter and Bylaws of Citizens Bank of Delphos
          (See Exhibit 2.1 hereto)
4.0       Draft Stock Certificate of Delphos Citizens Bancorp, Inc.
5.0       Draft Opinion of Muldoon, Murphy & Faucette re: legality
5.1       Draft Opinion of Morris, Nichols, Arsht & Tunnell re: legality
8.0       Draft Opinion of Muldoon, Murphy & Faucette re:  Federal Tax Matters
8.1       Draft Opinion of Crowe Chizek and Company  L.L.P. re:  State Tax
          Matters*
10.1      Form of Citizens Bank of Delphos Employee Stock Ownership Plan
10.2      Draft ESOP Loan Commitment Letter and ESOP Loan Documents
10.3 Form of Employment Agreement between Citizens Bank of Delphos and certain executive officers
10.4 Form of Employment Agreement between Delphos Citizens Bancorp, Inc. and certain executive officers
23.1      Consent of Crowe Chizek and Company L.L.P.
23.2      Consent of Lentol, Violet, Kienitz & Company
23.3      Consent of Muldoon, Murphy & Faucette
23.4      Consent of Morris, Nichols, Arsht & Tunnell
23.5      Consent and Subscription Rights Opinion of Keller & Company, Inc.
24.1      Powers of Attorney
27.0      Financial Data Schedule



- -----------------------------------
*To be filed by amendment

(b)  FINANCIAL STATEMENT SCHEDULES

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

CONFORMED
                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delphos, State of Ohio, on August 22, 1996.

Delphos Citizens Bancorp, Inc.


By:  /s/  Joseph R. Reinemeyer
     ---------------------------------
     Joseph R. Reinemeyer
     President, Chief Executive Officer
     and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     NAME                                         TITLE                                   DATE
     ----                                         -----                                   ----
/s/ Joseph R. Reinemeyer                          President, Chief Executive              August 22, 1996
- ---------------------------
Joseph R. Reinemeyer                              Officer and Director
                                                  (principal executive and
                                                  accounting officer)


/s/ Nancy C. Rumschlag                            Vice President and Director             August 22, 1996
- ---------------------------
Nancy C. Rumschlag


/s/ John F. Helmkamp                              Director                                August 22, 1996
- ---------------------------
John F. Helmkamp


/s/ P. Douglas Harter                             Director                                August 22, 1996
- ---------------------------
P. Douglas Harter


/s/ Robert L. Dillhoff                            Director                                August 22, 1996
- ---------------------------
Robert L. Dillhoff

    As filed with the Securities and Exchange Commission on August 22, 1996

                                        Registration No. 33-__________________
    ---------------------------------------------------------------------------
    ---------------------------------------------------------------------------


                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549

                                ---------------------



                                       EXHIBITS

                                        TO THE

                                       FORM S-1

                                REGISTRATION STATEMENT

                                        Under

                              THE SECURITIES ACT OF 1933


                                 --------------------


                            DELPHOS CITIZENS BANCORP, INC.

 (Exact name of registrant as specified in its certificate of incorporation)


        ----------------------------------------------------------------------
        ----------------------------------------------------------------------

                                  TABLE OF CONTENTS


LIST OF EXHIBITS (FILED HEREWITH UNLESS OTHERWISE NOTED)

1.1 Engagement Letter between Citizens Federal Savings and Loan Association of Delphos and Charles Webb & Company
1.2 Draft Form of Agency Agreement between Citizens Federal Savings and Loan Association of Delphos and Charles Webb & Company*
2.1 Plan of Conversion (including the Federal Stock Charter and Bylaws of Citizens Bank of Delphos)
3.1           Certificate of Incorporation of Delphos Citizens Bancorp, Inc.
3.2           Bylaws of Delphos Citizens Bancorp, Inc.
3.3           Federal Stock Charter and Bylaws of Citizens Bank of Delphos
              (See Exhibit 2.1 hereto)
4.0           Draft Stock Certificate of Delphos Citizens Bancorp, Inc.
5.0           Draft Opinion of Muldoon, Murphy & Faucette re: legality
5.1           Draft Opinion of Morris, Nichols, Arsht & Tunnell re: legality
8.0           Draft Opinion of Muldoon, Murphy & Faucette re:  Federal Tax
              Matters
8.1           Draft Opinion of Crowe Chizek and Company L.L.P. re:  State Tax
              Matters*
10.1          Form of Citizens Bank of Delphos Employee Stock Ownership Plan
10.2          Draft ESOP Loan Commitment Letter and ESOP Loan Documents
10.3 Form of Employment Agreement between Citizens Bank of Delphos and certain executive officers
10.4 Form of Employment Agreement between Delphos Citizens Bancorp, Inc. and certain executive officers
23.1          Consent of Crowe Chizek and Company L.L.P.
23.2          Consent of Lentol, Violet, Kienitz & Company
23.3          Consent of Muldoon, Murphy & Faucette
23.4          Consent of Morris, Nichols, Arsht & Tunnell
23.5          Consent and Subscription Rights Opinion of Keller & Company, Inc.
24.1          Powers of Attorney
27.0          Financial Data Schedule


- ----------------------------------------
*To be filed by amendment